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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

GUESS?, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

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☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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	(4)	Proposed maximum aggregate value of transaction:

	(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

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May 21, 2014
Dear Shareholder:
We are pleased to invite you to the annual meeting of shareholders of Guess?, Inc. to be held on Thursday, June 26, 2014, at 9:00 a.m., local time, at the Sofitel Los Angeles at Beverly Hills, 8555 Beverly Boulevard, Los Angeles, CA 90048.
At the annual meeting, you will be asked to: (i) elect three directors, (ii) approve an amendment and restatement of the Guess?, Inc. 2004 Equity Incentive Plan, (iii) cast an advisory vote on the compensation of our named executive officers, (iv) ratify the appointment of the independent auditor for the fiscal year ending January 31, 2015, and (v) consider such other business as may properly come before the annual meeting. The enclosed proxy statement more fully describes the details of the business to be conducted at the annual meeting.
Whether or not you plan to attend the annual meeting in person, your vote is very important. Accordingly, we hope that you will vote as soon as possible by using the Internet or telephone voting systems, or by completing and mailing the enclosed proxy card.
Thank you for your ongoing support of and continued interest in Guess?, Inc.

Maurice Marciano Chairman of the Board

Paul Marciano Chief Executive Officer and Vice Chairman of the Board

GUESS?, INC.
1444 South Alameda Street
Los Angeles, California 90021
______________________________________________
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To be held on June 26, 2014
______________________________________________

Time and Date:	9:00 a.m., local time, on Thursday, June 26, 2014

Place:	Sofitel Los Angeles at Beverly Hills, 8555 Beverly Boulevard, Los Angeles, CA 90048

Items of Business:	1.	To elect one director for a term of one year and two directors for a term of three years and until their respective successors are duly elected and qualified.
	2.	To approve an amendment and restatement of the Guess?, Inc. 2004 Equity Incentive Plan.
	3.	To conduct an advisory vote on the compensation of our named executive officers.
	4.	To ratify the appointment of the independent auditor for the fiscal year ending January 31, 2015.
	5.	To consider such other business as may properly come before the annual meeting.
Adjournments and Postponements:
Any action on the items of business described above may be considered at the annual meeting at the time and on the date specified above or at any time and date to which the annual meeting may be properly adjourned or postponed.

Record Date:	You are entitled to vote at this annual meeting only if you were a Guess?, Inc. shareholder as of the end of business on May 7, 2014.

Admission:
Please note that space limitations make it necessary to limit attendance to shareholders and one guest. If your shares are held by a broker, bank or other nominee and you wish to attend the annual meeting, you must obtain a letter from the broker, bank or other nominee confirming your beneficial ownership of the shares as of the record date and bring it to the annual meeting. Admission to the annual meeting will be on a first-come, first-served basis. Cameras and recording devices will not be permitted at the annual meeting.

The annual meeting will begin promptly at 9:00 a.m., local time. Registration will begin at 8:30 a.m., local time.

Voting:
Your vote is very important. Whether or not you plan to attend the annual meeting, we encourage you to read this proxy statement and submit your proxy as soon as possible. You may submit your proxy for the annual meeting by using the Internet or telephone voting systems or by completing, signing, dating and returning your proxy card in the pre-addressed envelope provided. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers about the Proxy Materials and Annual Meeting” beginning on page 1 of this proxy statement and the instructions on the proxy card.

BY ORDER OF THE BOARD OF DIRECTORS,

Maurice Marciano Chairman of the Board		Paul Marciano Chief Executive Officer and Vice Chairman of the Board
This notice of annual meeting and proxy statement and form of proxy are being distributed on or about May 28, 2014.

GUESS?, INC.
1444 South Alameda Street
Los Angeles, California 90021
______________________________________________
PROXY STATEMENT
FOR ANNUAL MEETING OF SHAREHOLDERS
To be held on June 26, 2014
_______________________________________________
This proxy statement (the “Proxy Statement”) and the enclosed form of proxy are being furnished commencing on or about May 28, 2014, in connection with the solicitation by the Board of Directors (the “Board of Directors” or the “Board”) of Guess?, Inc. (the “Company”) of proxies in the enclosed form for use at the 2014 annual meeting of shareholders (the “Annual Meeting”) to be held at the Sofitel Los Angeles at Beverly Hills, 8555 Beverly Boulevard, Los Angeles, CA 90048, on Thursday, June 26, 2014, at 9:00 a.m., local time, and any adjournments or postponements thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders.
_______________________________________________

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND ANNUAL MEETING
Q:        Why am I receiving these materials?

A:
The Board of Directors is providing these proxy materials for you in connection with the Annual Meeting, which will take place on June 26, 2014. As a shareholder as of May 7, 2014, you are invited to attend the Annual Meeting and are entitled to and requested to vote on the items of business described in this Proxy Statement.

Q:        What information is contained in this Proxy Statement?

A:
The information included in this Proxy Statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of directors and most highly paid executive officers, and certain other required information.

Q:        How do I obtain the Company’s Annual Report on Form 10-K?

A:	A copy of the Company’s fiscal 2014 Annual Report on Form 10-K is enclosed.
Shareholders may request another free copy of the fiscal 2014 Annual Report on Form 10-K from:
Guess?, Inc.
Attn: Investor Relations
1444 South Alameda Street
Los Angeles, California 90021
(213) 765-5578
http://investors.guess.com
The Company will also furnish any exhibit to the fiscal 2014 Annual Report on Form 10-K if specifically requested.
Q:        What may I vote on by proxy?

A:	(1) The election of three nominees to serve on the Board;

(2)	The approval of an amendment and restatement of the Guess?, Inc. 2004 Equity Incentive Plan;

(3)	An advisory vote on the compensation of our named executive officers; and

(4)	The ratification of the appointment of Ernst & Young LLP as the independent auditor of the Company for the fiscal year ending January 31, 2015 (“fiscal 2015”).
Q:        How does the Board recommend I vote on the proposals?

A:
The Board recommends a vote FOR the nominees, FOR the approval of the amendment and restatement of the Guess?, Inc. 2004 Equity Incentive Plan, FOR the advisory resolution approving the compensation of the named executive officers, and FOR the ratification of the appointment of Ernst & Young LLP as the independent auditor of the Company for fiscal 2015. Unless instructed to the contrary in the proxy, the shares represented by the proxies will be voted as recommended by the Board.

Q:        Who is entitled to vote?

A:	Shareholders as of the close of business on May 7, 2014 (the “Record Date”) are entitled to vote at the Annual Meeting.
Q:        How many shares can vote?

A:
As of the Record Date, 85,249,637 shares of common stock (the “Common Stock”) of the Company, the only voting securities of the Company, were issued and outstanding. Every shareholder of Common Stock is entitled to one vote for each share held.

Q:        How do I vote?

A:	You are eligible to vote at the Annual Meeting using one of four methods:

•	Voting by Internet. To vote via the Internet, use the website indicated on the enclosed proxy card;

•	Voting by Telephone. To vote by telephone, call the toll-free number on the enclosed proxy card;

•	Voting by Mail. To vote by mail, simply mark the enclosed proxy card, date and sign it, and return it in the postage-paid envelope provided; or

•
Voting in Person.  To vote in person, you must attend the Annual Meeting and follow the procedures for voting announced at the Annual Meeting. Please note that if your shares are held by a broker or other nominee you must present a legal proxy from such broker or nominee in order to be able to vote at the Annual Meeting.

The Internet and telephone voting procedures are designed to authenticate your identity, to allow you to vote your shares and to confirm that your voting instructions have been properly recorded. Specific instructions are set forth on the enclosed proxy card. In order to be timely processed, an Internet or telephone vote must be received by 1:00 a.m. Eastern Time on June 26, 2014. Regardless of the method you choose, your vote is important. Please vote by following the specific instructions on your proxy card. All proxies will be governed by and construed in accordance with the laws of the State of Delaware and applicable federal securities laws.
You have the right to revoke your proxy at any time before the Annual Meeting by:

•	Notifying the Corporate Secretary of the Company in writing;

•	Returning a later-dated proxy card;

•	Entering a later-dated Internet or telephone vote; or

•	Voting in person.
Attendance at the Annual Meeting will not revoke a proxy unless you actually vote in person at the meeting.
Q:        What if my shares are held in “street name?”

A:
If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy from the record holder giving you the right to vote these shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

Q:        What shares are included on the proxy card(s)?

A:	The shares on your proxy card(s) represent ALL of your shares. If you do not return your proxy card(s) or vote by Internet, telephone or in person at the Annual Meeting, your shares will not be voted.
Q:        What does it mean if I get more than one proxy card?

A:
If your shares are registered differently and are in more than one account, you will receive more than one proxy card. If you intend to vote by return mail, sign and return all proxy cards to ensure that all your shares are voted. We encourage you to have all accounts registered in the same name and address (whenever possible). You can accomplish this by contacting our transfer agent:

Computershare
P.O. Box 30170
College Station, TX 77842-3170
(877) 282-1168 or
(781) 575-4593
www.computershare.com/investor
Q:        How may I obtain a separate set of voting materials?

A:
If you share an address with another shareholder, you may receive only one set of proxy materials (including our fiscal 2014 Annual Report on Form 10-K and this Proxy Statement) unless you have provided contrary instructions. If you wish to receive a separate set of proxy materials now or in the future, you may write or call us to request a separate copy of these materials at:

Guess?, Inc.
Attn: Investor Relations
1444 South Alameda Street
Los Angeles, California 90021
(213) 765-5578

Similarly, if you share an address with another shareholder and have received multiple copies of our proxy materials, you may write or call us at the above address and phone number to request delivery of a single copy of these materials in the future.
Q:        What is a “quorum?”

A:
A “quorum” is a majority of the outstanding shares entitled to vote. They may be present at the Annual Meeting or represented by proxy. A quorum must have been established in order to consider any matter at the Annual Meeting.

Q:        What is required to approve each proposal?

A:
The three candidates for director receiving the most votes will be elected directors of the Company. Shareholders may not cumulate their votes. All other proposals require the affirmative “for” vote of a majority of those shares present in person or represented by proxy and entitled to vote on those proposals at the Annual Meeting.

A properly executed proxy marked “Abstain” with respect to any proposal will not be voted, although it will be counted for purposes of determining whether there is a quorum. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. However, abstentions will have no effect on the election of directors.
Although the advisory vote on the compensation of our named executive officers is non-binding, as provided by law, our Board will review the results of the vote and take them into account in making a determination concerning executive compensation.
Q:        What is the impact of not casting your vote if you hold shares beneficially in street name?

A:
If you hold your shares in street name and you do not provide your broker with specific voting instructions, your broker may vote your shares only with respect to certain matters considered routine. The uncontested election of directors, the proposal to approve the amendment and restatement of the Guess?, Inc. 2004 Equity Incentive Plan and the advisory vote on executive compensation are not considered routine matters. Therefore, if you hold your shares in street name and you do not instruct your broker how to vote with respect to the election of directors (Proposal No. 1), the proposal to approve an amendment and restatement of the Guess?, Inc. 2004 Equity Incentive Plan (Proposal No. 2), or the advisory vote on the compensation of our named executive officers (Proposal No. 3), no votes will be cast on your behalf for these matters. These “broker non-votes” will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but not as shares entitled to vote on a particular proposal. Your broker is expected to have discretion to vote any uninstructed shares on the proposal to ratify the appointment of Ernst & Young LLP as the Company’s independent auditor (Proposal No. 4).

Your broker will provide you with directions on voting your shares, and you should instruct your broker to vote your shares according to those instructions.
Q:        How will voting on any other business be conducted?

A:
Although we do not know of any business to be considered at the Annual Meeting other than the proposals described in this Proxy Statement, if any other business is presented at the Annual Meeting, your signed proxy card will give authority to each of Michael Relich, our Chief Operating Officer, and Jason T. Miller, our General Counsel and Secretary, to vote on such matters at their discretion.

Q:	What is the deadline to propose actions for consideration at next year’s annual meeting of shareholders or to nominate individuals to serve as directors?

A:	You may submit proposals, including director nominations, for consideration at future shareholder meetings as follows:
Shareholder Proposals:    For a shareholder proposal to be considered for inclusion in the Company’s proxy statement for the annual meeting next year, the written proposal must be received by the Corporate Secretary of the Company at our principal executive offices no later than January 28, 2015. If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of the Annual Meeting, the deadline for inclusion of proposals in our proxy statement is instead a reasonable time before we begin to print and mail our proxy materials. Such proposals also will need to comply with Securities and Exchange Commission (“SEC”) regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company-sponsored proxy materials. Proposals should be addressed to:
Guess?, Inc.
Attn: Corporate Secretary
1444 South Alameda Street
Los Angeles, California 90021
For a shareholder proposal that is not intended to be included in the Company’s proxy statement under Rule 14a-8, the shareholder must deliver a proxy statement and form of proxy to holders of a sufficient number of shares of Common Stock to approve that proposal, provide the information required by the bylaws of the Company (the “Bylaws”) and give timely notice to the Corporate Secretary of the Company in accordance with the Bylaws, which, in general, require that the notice be received by the Corporate Secretary of the Company:

•	Not earlier than March 27, 2015, and

•	Not later than the close of business on April 27, 2015.
If the date of next year’s annual meeting is moved more than 30 days before or after the anniversary date of the Annual Meeting, then notice of a shareholder proposal that is not intended to be included in the Company’s proxy statement under Rule 14a-8 must be received no later than the close of business on the tenth day following the day on which notice of the date of such annual meeting is mailed to the shareholders or the date on which public disclosure of the date of such annual meeting is made, whichever is first.
Nomination of Director Candidates:    You may propose director candidates for consideration by the Board’s Nominating and Governance Committee in accordance with the procedures set forth in the Bylaws, as summarized under the caption “Corporate Governance and Board Matters—Consideration of Director Nominees—Shareholder Nominees” herein.
Copy of Bylaw Provisions:    You may contact the Company’s Corporate Secretary at our principal executive offices for a copy of the relevant Bylaw provisions regarding the requirements for making shareholder proposals and nominating director candidates. The Bylaws also are available on the Company’s website at http://investors.guess.com.
Q:        How is the Company soliciting proxies for the Annual Meeting?

A:
This solicitation is made by mail on behalf of the Board of Directors. Costs of the solicitation will be borne by the Company. Further solicitation of proxies may be made by mail, telephone, facsimile, electronic mail or personal interview by the directors, officers and employees of the

Company and its affiliates, who will not receive additional compensation for the solicitation. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to shareholders.
Q:        How can I find the voting results of the Annual Meeting?

A:
We intend to announce preliminary voting results at the Annual Meeting and publish preliminary and/or final voting results (as available) in a Current Report on Form 8-K within four business days following the Annual Meeting.

Q:	How may I communicate with the Company’s Board or the non-management directors on the Company’s Board?

A:
You may communicate with the Board by submitting an e-mail to the Company’s Board at bod@guess.com. All directors have access to this e-mail address. Communications from shareholders or any other interested parties that are intended specifically for non-management directors should be sent to the e-mail address above to the attention of the Lead Independent Director.

Q:        What is the Company’s fiscal year?

A:
The Company’s fiscal year is the 52 or 53-week period that ends on the Saturday nearest to January 31 of each year. Unless otherwise stated, all information presented in this Proxy Statement is based on the Company’s fiscal calendar.

IMPORTANT NOTICE REGARDING AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING TO BE HELD ON JUNE 26, 2014
            This Proxy Statement and our Annual Report on Form 10-K for the Fiscal Year Ended February 1, 2014 are available at www.edocumentview.com/ges.

PROPOSAL NO. 1: ELECTION OF THREE DIRECTORS
(Item 1 on Proxy Card)
Pursuant to the Company’s Restated Certificate of Incorporation, the Board of Directors is divided into three classes of directors serving staggered three-year terms (Classes I, II and III), with each class to be as nearly equal in number as possible. The Bylaws authorize a Board of Directors consisting of not less than three or more than fifteen directors. The Board of Directors currently consists of seven members, of whom Gianluca Bolla is a Class I director; Anthony Chidoni, Joseph Gromek and Paul Marciano are Class II directors; and Kay Isaacson-Leibowitz, Maurice Marciano and Alex Yemenidjian are Class III directors. The terms for the three Class III directors are scheduled to expire at the Annual Meeting.
The Board has nominated each of the Class III directors for re-election at the Annual Meeting. Ms. Isaacson-Leibowitz and Mr. Yemenidjian have been nominated to serve for three-year terms to expire at the 2017 annual meeting and until their successors shall have been elected and qualified. However, in order to ensure that each class of directors is as equal in number as possible, Mr. Maurice Marciano has been nominated to serve for a one-year term to expire at the 2015 annual meeting and until his successor shall have been elected and qualified (thereby moving from Class III to Class I).
Mr. Maurice Marciano retired as an employee and executive of the Company in 2012. However, he continues to serve as non-executive Chairman of the Board and to provide consulting services to the Company. Ms. Isaacson-Leibowitz and Mr. Yemenidjian are not employed by or otherwise affiliated with the Company, except in their capacities as directors. Each of the nominees has consented to being named in this Proxy Statement and has agreed to serve as a member of the Board of Directors if elected. Information regarding the nominees and the continuing directors whose terms expire in 2015 and 2016 is set forth under the heading “Directors and Executive Officers” herein.
The nominees will be elected by a plurality of the votes cast at the Annual Meeting. Shareholders may not cumulate their votes. If any of the Nominees are unable to serve, which is not anticipated, the persons named as proxies intend to vote for such other person or persons as the Board of Directors may designate. In no event will the shares represented by the proxies be voted for more than three directors at the Annual Meeting.
The Board of Directors unanimously recommends a vote FOR the election of each of the three nominees.

PROPOSAL NO. 2: APPROVAL OF AMENDED AND RESTATED
GUESS?, INC. 2004 EQUITY INCENTIVE PLAN
(Item 2 on Proxy Card)
Shareholders are being asked to approve the amended and restated Guess?, Inc. 2004 Equity Incentive Plan (the “2004 Equity Incentive Plan”), which was adopted, subject to shareholder approval, by the Board of Directors on May 20, 2014. The 2004 Equity Incentive Plan includes the following amendments:

•
Extension of Plan Term. The Company’s authority to grant new awards under the 2004 Equity Incentive Plan, as previously in effect, expired on April 9, 2014. The proposed amended and restated 2004 Equity Incentive Plan would reinstate the Company’s ability to grant new awards under the plan through May 20, 2024. If shareholders do not approve this 2004 Equity Incentive Plan proposal, the Company will continue to no longer have the ability to grant new awards under the plan effective as of April 9, 2014.

•
Decrease in Aggregate Share Limit. The 2004 Equity Incentive Plan currently limits the aggregate number of shares of the Company’s Common Stock that may be delivered pursuant to awards granted under the 2004 Equity Incentive Plan to 20,000,000 shares. The proposed amended and restated 2004 Equity Incentive Plan would decrease the aggregate number of shares of the Company’s Common Stock available for award grants under the 2004 Equity Incentive Plan by 5,000,000 shares so that the new aggregate share limit for the 2004 Equity Incentive Plan would be 15,000,000 shares. The proposed amended and restated 2004 Equity Incentive Plan would also make certain other changes in the 2004 Equity Incentive Plan share counting rules, as described under “Authorized Shares; Limits on Awards” below.

•
Extension of Special Performance-Based Award Feature. One feature of the 2004 Equity Incentive Plan is that it enables the Company to grant certain performance-based awards designed to satisfy the requirements for deductibility of compensation under Section 162(m) (“Section 162(m)”) of the U.S. Internal Revenue Code (the “Internal Revenue Code”). These awards are referred to as “Special Performance—Based Awards” and are in addition to stock options and stock appreciation rights (“SARs”), separately authorized under the 2004 Equity Incentive Plan, that may also qualify as performance-based compensation for Section 162(m) purposes. See “Summary Description of the 2004 Equity Incentive Plan-Special Performance-Based Awards” below. If shareholders approve the 2004 Equity Incentive Plan proposal, the Special Performance-Based Award feature of the 2004 Equity Incentive Plan will be renewed and extended through the first annual meeting of the Company’s shareholders that occurs in 2019 (this expiration time is earlier than the general expiration date of the 2004 Equity Incentive Plan (as proposed to be amended pursuant to this proposal) and is required under applicable tax rules).

As of May 7, 2014, a total of 3,385,999 shares of the Company’s Common Stock were then subject to outstanding awards granted under the 2004 Equity Incentive Plan, and an additional 11,306,636 shares of the Company’s Common Stock were then available for new award grants under the 2004 Equity Incentive Plan. As noted above, the Company currently does not have the authority to grant new awards under the plan including, without limitation, the authority to grant additional Special Performance-Based Awards, as the authority to grant new awards under the plan expired on April 9, 2014. If shareholders approve this 2004 Equity Incentive Plan proposal, which includes a reduction in the aggregate share limit of 5,000,000 shares, the number of shares available for new awards would be reduced from 11,306,636 shares to 6,306,636 shares (based on awards outstanding as of May 7, 2014).

The Company believes that incentives and stock-based awards focus employees on the objective of creating stockholder value and promoting the success of the Company, and that incentive compensation plans like the 2004 Equity Incentive Plan are an important attraction, retention and motivation tool for participants in the plan. As discussed in the “Compensation Discussion and Analysis” below, our long-term equity incentives are primarily intended to align our Named Executive Officers’ interests with those of our shareholders, although they also hold executives accountable for performance and help us attract, motivate and retain executives. Our Board of Directors approved the foregoing proposed amended and restated 2004 Equity Incentive Plan based on a belief that the expiration of our authority to grant new awards under the 2004 Equity Incentive Plan as of April 9, 2014, as well as the current expiration date of the Special Performance-Based Award feature of the 2004 Equity Incentive Plan, do not give the Company sufficient authority and flexibility to adequately provide for future incentives. Our Board of Directors believes that the proposed amended and restated 2004 Equity Incentive Plan will give us greater flexibility to structure future incentives and better attract, retain and reward key employees.
Shareholders are not being asked to increase the number of shares of the Company’s Common Stock available for award grants under the 2004 Equity Incentive Plan. Instead, as noted above, the proposed amended and restated 2004 Equity Incentive Plan actually decreases the number of shares available under the plan from the limit previously in effect.
Summary Description of the 2004 Equity Incentive Plan
The principal terms of the proposed amended and restated 2004 Equity Incentive Plan are summarized below. The following summary is qualified in its entirety by the full text of the proposed amended and restated 2004 Equity Incentive Plan, which appears as Appendix A to this Proxy Statement.
Purpose. The purpose of the 2004 Equity Incentive Plan is to promote the success of the Company and the interests of our shareholders by providing an additional means for us to attract, motivate, retain and reward officers, key employees and other eligible persons through the grant of awards and incentives, to compensate them for their contributions to the growth and profits of the Company and to encourage ownership by them of our Common Stock.
Administration. The 2004 Equity Incentive Plan may be administered by our Board of Directors or one or more committees appointed by our Board of Directors. Our Board of Directors has delegated general administrative authority for the 2004 Equity Incentive Plan to the Compensation Committee. A committee may delegate some or all of its authority with respect to the 2004 Equity Incentive Plan to another committee of directors. (The appropriate acting body, be it the Board of Directors, a committee within its delegated authority, or an officer within his or her delegated authority, is referred to in this proposal as the “Administrator.”)
The Administrator has broad authority under the 2004 Equity Incentive Plan with respect to award grants including, without limitation, the authority:

•	to select participants and determine the type(s) of award(s) that they are to receive;

•	to determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award;

•
to determine the terms and conditions of each award, including, without limitation, those related to vesting, forfeiture, payment and exercisability, and including the authority to amend the terms and conditions of an award after the granting thereof to a participant in a manner that is not prejudicial to the rights of such participant in such award;

•	to specify and approve the provisions of the award agreements delivered to participants in connection with their awards; and

•
to construe and interpret any award agreement delivered under the 2004 Equity Incentive Plan, to prescribe, amend and rescind rules and procedures relating to the 2004 Equity Incentive Plan, to vary the terms of awards to take account of tax, securities law and other regulatory requirements of foreign jurisdictions, and to make all other determinations and to formulate such procedures as may be necessary or advisable for the administration of the 2004 Equity Incentive Plan.

No Repricing. In no case (except due to an adjustment to reflect a stock split or other event referred to in “Adjustments” below, or any repricing that may be approved by shareholders) will the Administrator (1) amend an outstanding stock option or SAR to reduce the exercise price or base price of the award, (2) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for cash or other awards for the purpose of repricing the award, or (3) cancel, exchange, or surrender an outstanding stock option or SAR in exchange for an option or SAR with an exercise or base price that is less than the exercise or base price of the original award.
Eligibility. Persons eligible to receive awards under the 2004 Equity Incentive Plan include officers and employees of the Company or any of our subsidiaries and certain consultants and advisors to the Company or any of our subsidiaries. Approximately 14,600 employees and consultants are currently considered eligible to receive awards under the 2004 Equity Incentive Plan. Approximately 300 current employees of the Company (including all of the Company’s officers) hold awards previously granted under the 2004 Equity Incentive Plan. In determining who will receive awards, the Company balances (1) the desire to link award holder interests with shareholder interests with (2) competitive considerations and a desire to minimize the potential dilutive impact of the plan.
Authorized Shares; Limits on Awards. The maximum number of shares of Common Stock that may be issued or transferred pursuant to awards under the 2004 Equity Incentive Plan, as previously in effect, was 20,000,000 shares. As of May 7, 2014, 11,306,636 shares of the Company’s Common Stock remained available for grant under the 2004 Equity Incentive Plan. If shareholders approve this 2004 Equity Incentive Plan proposal, the number of shares of Common Stock that may be issued or transferred pursuant to awards under the 2004 Equity Incentive Plan will be decreased by 5,000,000 shares, so that the new aggregate share limit for the 2004 Equity Incentive Plan will be 15,000,000 shares (reducing the number of shares available for new award grants from 11,306,636 to 6,306,636 as of May 7, 2014).
The following other limits are also contained in the 2004 Equity Incentive Plan:

•
The maximum number of shares that may be delivered pursuant to options qualified as incentive stock options granted under the plan is 10,000,000 shares. For purposes of clarity, any shares that are delivered pursuant to incentive stock options also count against (and are not in addition to) the aggregate 2004 Equity Incentive Plan share limit described above.

•	The maximum number of shares subject to those options and SARs that may be granted during any calendar year to a participant under the plan is 1,000,000 shares.

•
The maximum number of shares of Common Stock that may be delivered pursuant to performance-based awards within the meaning of Section 162(m) (other than qualifying options and qualifying SARs and other than cash awards covered by the following sentence) that may be granted to a participant in any calendar year shall not exceed 1,000,000 shares, either individually or in the aggregate.

•
Special Performance-Based Awards under Section 13 of the 2004 Equity Incentive Plan payable only in cash and not related to shares and paid to a participant in any fiscal year of the Company will not provide for payment of more than $5,000,000.

To the extent that an award is settled in cash or a form other than shares, the shares that would have been delivered had there been no such cash or other settlement will not be counted against the shares available for issuance under the 2004 Equity Incentive Plan. Except as provided in the next sentence, shares that are subject to or underlie awards which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under the 2004 Equity Incentive Plan will again be available for subsequent awards under the 2004 Equity Incentive Plan. Shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any award under the 2004 Equity Incentive Plan, as well as any shares exchanged by a participant or withheld by the Company or one of its subsidiaries to satisfy the tax withholding obligations related to any award under the 2004 Equity Incentive Plan, currently are not available for subsequent awards under the 2004 Equity Incentive Plan. However, if shareholders approve this 2004 Equity Incentive Plan proposal, effective after May 20, 2014, shares that are exchanged by a participant or withheld by the Company as full or partial payment in connection with any award granted under the 2004 Equity Incentive Plan that is a “full-value award,” as well as any shares exchanged by a participant or withheld by the Company or one of its subsidiaries to satisfy the tax withholding obligations related to any full-value award granted under the 2004 Equity Incentive Plan, will be available for subsequent awards under the 2004 Equity Incentive Plan. (For these purposes, a “full-value award” means any award under the 2004 Equity Incentive Plan that is not a stock option or SAR.) Shares that are exchanged by a participant or withheld by the Company to pay the exercise price of a stock option or SAR granted under the 2004 Equity Incentive Plan, as well as any shares exchanged or withheld to satisfy the tax withholding obligations related to any such award, will not be available for subsequent awards under the 2004 Equity Incentive Plan. In the event that shares of our Common Stock are delivered in respect of a dividend equivalent right granted under the plan, the number of shares delivered with respect to the award shall be counted against the share limits of the 2004 Equity Incentive Plan described above. (For purposes of clarity, if 1,000 dividend equivalent rights are granted and outstanding when the Company pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 50 shares will be counted against the share limits of the plan.) To the extent that shares are delivered pursuant to the exercise of a SAR or stock option, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits, as opposed to only counting the shares actually issued. (For purposes of clarity, if a SAR relates to 100,000 shares and is exercised at a time when the payment due to the participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits with respect to such exercise.)
Types of Awards. The 2004 Equity Incentive Plan authorizes stock options, SARs, restricted stock, stock units, performance shares, performance stock units, and special performance-based awards pursuant to Section 13 of the 2004 Equity Incentive Plan. In general, an option or SAR will expire, or other award will vest, not more than ten years after the date of grant. The 2004 Equity Incentive Plan permits participants to pay the exercise price of an option or the cash purchase price (if any) of any shares in one or a combination of cash, check, by notice and third party payment, if permitted by the Administrator, by the delivery of Common Stock already owned by the participant or by reducing the number of shares that would have otherwise been received by the participant. Shares may also be issued solely for services. Subject to the terms and conditions set forth by the Administrator and in the 2004 Equity Incentive Plan and subject to compliance with applicable law and regulation, the 2004 Equity Incentive Plan permits loans to participants to finance awards or stock purchases.
The Administrator, in making or amending an award, may determine the effect of termination of service (including retirement) on the rights and benefits under awards and in doing so may make distinctions based upon the cause of termination or other factors.
A stock option is the right to purchase shares of Common Stock at a future date at a specified price per share (the “exercise price”). An option may either be an incentive stock option or a non-qualified stock option. The per share exercise price of an incentive stock option may not be less than the fair market value of a share of the Common Stock on the date of grant. The exercise price of a non-qualified stock option will be determined by the Administrator on the date of grant. The maximum term of an option is ten years from the date of grant. Incentive stock option benefits are taxed differently from non-qualified stock options, as described under “U.S. Federal Income Tax Consequences of Awards under the 2004 Equity Incentive Plan” below. Incentive stock options are also subject to more restrictive terms and are limited in amount by the Internal Revenue Code and the 2004 Equity Incentive Plan. Incentive stock options may only be granted to employees of the Company or a subsidiary.
A SAR is the right to receive payment of an amount equal to the excess of the fair market value of a share of Common Stock on the date of exercise of the SAR over the base price of the SAR. The base price will be established by the Administrator at the time of grant of the SAR. SARs may be granted in connection with other awards or independently. The maximum term of a SAR is ten years from the date of grant. A SAR granted in connection with an option is only exercisable if and to the extent that the related option is exercisable. Upon exercise of a SAR, the holder receives the spread value in Common Stock (valued at fair market value at date of exercise), in cash, or in a combination of Common Stock and cash. SARs limited to certain periods of time around a significant event, such as a change in control, may also be granted under the 2004 Equity Incentive Plan.
A restricted stock award is an award typically for a fixed number of shares of Common Stock, which is subject to vesting or other restrictions. The Administrator must specify the price, if any, or services the recipient must provide for the shares of restricted stock, the conditions on vesting (which may include, among others, the passage of time or specified performance objectives or both) and any other restrictions (for example, restrictions on transfer) imposed on the shares. Unless the Administrator otherwise provides in an award agreement, a restricted stock award confers voting and dividend rights prior to vesting.
A stock unit award is a non-voting unit of measurement which is generally payable in an equivalent number of shares of Common Stock upon the satisfaction of vesting requirements. The Administrator must specify the services the recipient must provide for the stock unit award, the conditions on vesting (which may include, among others, the passage of time or specified performance objectives or both) and any other restrictions (for example, restrictions on transfer) imposed on the stock units. The Administrator may provide for dividend equivalent rights in connection with any stock unit award.
The other types of awards that may be granted under the 2004 Equity Incentive Plan include performance share awards, as described below, and other awards granted consistent with Section 13 of the 2004 Equity Incentive Plan.
Special Performance-Based Awards. Section 162(m) disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year, unless certain performance and other requirements are met. Compensation that qualifies as “performance-based,” however, is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by the corporation’s shareholders.
Under the 2004 Equity Incentive Plan, the Administrator can grant awards with performance-based vesting or payment requirements (“Special Performance-Based Awards”) that are designed to satisfy the “performance-based” exception under Section 162(m). These Special Performance-Based Awards can be equity-based or cash-based and are in addition to stock options and SARs, separately authorized under the 2004 Equity Incentive Plan, which may also qualify as performance-based for Section 162(m) purposes, and may be in the form of restricted stock, SARs, performance stock, performance units, or other rights, whether or not related to stock values or appreciation, and whether payable in cash, Common Stock or a combination thereof. For example, the maximum cash and equity opportunity structure under the Company’s annual incentive program for executive officers described in the “Compensation Discussion and Analysis” section below is intended to cause the compensation paid thereunder to qualify as performance-based compensation under Section 162(m). There can be no assurance, however, that the compensation intended to qualify for deductibility under Section 162(m) awarded or paid by the Company will be fully deductible.
The vesting or payment of Special Performance-Based Awards (other than options or SARs) will depend on the absolute or relative performance of the Company on a consolidated, subsidiary, segment, division, or business unit basis (or any combination of the foregoing). The Administrator will establish the criterion or criteria and target(s) on which performance will be measured. The Administrator must establish criteria and targets in advance of applicable deadlines under the Internal Revenue Code and while the attainment of the performance targets remains substantially uncertain. Under the proposed amended and restated 2004 Equity Incentive Plan, the Administrator will be able to set performance goals for Special Performance-Based Awards based on any one or more of the following criteria: net earnings (before or after interest, taxes, depreciation and/or amortization), operating earnings or income (before or after taxes), absolute and/or relative return on equity or assets or on net investment income, cost containment or reduction, earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), pretax profits, earnings growth, stock price, stock price growth, total stockholder return, gross or net profit margin, operating margin, gross revenue or revenue growth, sales (including same store or comparable sales) or sales growth, or any combination thereof. The performance measurement period with respect to an award may range from three months to ten years. To the extent provided by the Administrator in the applicable award agreement, performance targets and/or performance measurements shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other items specified by the Administrator at the time of establishing the targets.
Special Performance-Based Awards may be paid in stock or in cash (in either case, subject to the limits described under the heading “—Authorized Shares; Limits on Awards” above). Before any Special Performance-Based Award (other than an option or SAR) is paid, the Administrator must certify that the performance target or targets have been satisfied. The Administrator has discretion to determine the performance target or targets and any other restrictions or other limitations of Special Performance-Based Awards and may reserve discretion to reduce payments below maximum award limits.
One of the requirements of the “performance-based exception” under Section 162(m) is shareholder approval of the plan under which the awards are granted. In the case of Special Performance-Based Awards, shareholders must also approve the material terms of the performance goals pursuant to which compensation is paid under the awards. For this purpose, these material terms include the employees eligible to receive Special Performance-Based Awards, a description of the business criteria on which the performance goal is based, and the maximum compensation that can be paid to an employee under the performance goal during any specified period (each, as disclosed above as to the Special Performance-Based Award feature of the 2004 Equity Incentive Plan). In order to grant Special Performance-Based Awards, the Company is required to obtain this approval at least every five years. The Company’s shareholders last approved the material terms of the performance goals for Special Performance-Based Awards under the 2004 Equity Incentive Plan at the Company’s 2009 annual meeting of shareholders. Approval of this 2004 Equity Incentive Plan proposal will constitute approval of the material terms of the performance goals in the 2004 Equity Incentive Plan and the extension of the Special Performance-Based Award feature of the 2004 Equity Incentive Plan through the Company’s first annual meeting of shareholders that occurs in 2019.
Acceleration of Awards; Possible Early Termination of Awards. Generally, and subject to limited exceptions set forth in the 2004 Equity Incentive Plan, if the Company undergoes a “change in control,” the awards then-outstanding under the 2004 Equity Incentive Plan may become fully exercisable, vested or paid, as applicable. A change in control generally includes (subject to certain exceptions and as more specifically defined in the plan):

•
(a) for awards granted prior to September 28, 2007, an acquisition by any person of beneficial ownership of 20% or more of the voting stock of the Company, and (b) for awards granted on or after September 28, 2007, an acquisition by any person of beneficial ownership of both (i) 35% or more of the voting stock of the Company and (ii) more shares of Common Stock or voting power of the Company than are at such time beneficially owned by Maurice Marciano, Paul Marciano and certain members of their family and affiliates;

•	certain changes in a majority of the Board;

•	a liquidation or dissolution of the Company, or a sale of all or substantially all of the Company’s assets; or

•	a merger or consolidation of the Company involving more than a 20% change in ownership.
The Administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2004 Equity Incentive Plan.
Transfer Restrictions. Subject to certain exceptions contained in Section 15 of the 2004 Equity Incentive Plan, awards under the 2004 Equity Incentive Plan generally are not transferable by the recipient other than by will or the laws of descent and distribution and are generally exercisable, during the recipient’s lifetime, only by the recipient. Any amounts payable or shares issuable pursuant to an award generally will be paid only to the recipient or the recipient’s beneficiary or representative. The Administrator has discretion, however, to establish written conditions and procedures for the transfer of awards to other persons or entities, provided that such transfers comply with applicable federal and state securities laws.
Adjustments; Dividend Rights. As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2004 Equity Incentive Plan and any outstanding awards, as well as the exercise or purchase prices of awards, and performance targets under certain types of performance-based awards, are generally subject to adjustment in the event of any change in the outstanding Common Stock by reason of a stock dividend, recapitalization, reorganization, merger, consolidation, conversion, stock split, combination or exchange of shares. Other than for these adjustments, dividend equivalent rights may not be granted with respect to a stock option or SAR under the 2004 Equity Incentive Plan. Dividend or dividend equivalent rights may be granted with respect to other awards under the 2004 Equity Incentive Plan, provided that any such rights as to an unvested restricted stock or stock unit awards that include performance-based vesting requirements will be subject to the same performance-based vesting conditions as the corresponding portion of the award.
No Limit on Other Authority. The 2004 Equity Incentive Plan does not limit the authority of the Board of Directors or any committee to grant awards or authorize any other compensation, with or without reference to the Company’s Common Stock, under any other plan or authority.
Termination of or Changes to the 2004 Equity Incentive Plan. The Board of Directors may amend or terminate the 2004 Equity Incentive Plan at any time and in any manner except that no amendment or termination will be effective without shareholder approval to the extent required by Section 16b-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), by applicable law, regulation, or any applicable listing agency or required under Sections 162, 422 or 424 of the Internal Revenue Code or deemed necessary or advisable by the Board of Directors. (However, adjustments as a result of stock splits or similar events will not be considered an amendment requiring shareholder approval.) Subject to the following sentence, the authority to grant new awards under the 2004 Equity Incentive Plan terminated effective as of April 9, 2014, which was the ten-year anniversary of the date that the Board originally approved the 2004 Equity Incentive Plan. The proposed amended and restated 2004 Equity Incentive Plan would reinstate the Company’s ability to grant new awards under the 2004 Equity Incentive Plan through May 20, 2024. Outstanding awards, as well as the Administrator’s authority with respect thereto, generally will continue following the expiration or termination of the plan. Generally speaking, outstanding awards may be amended by the Administrator, but the consent of the award holder is required if the amendment (or any plan amendment) adversely affects the holder.
U.S. Federal Income Tax Consequences of Awards under the 2004 Equity Incentive Plan
The U.S. federal income tax consequences of the 2004 Equity Incentive Plan under current federal law, which is subject to change, are summarized in the following discussion. This summary is not intended to be exhaustive and, among other considerations, does not describe the deferred compensation provisions of Section 409A of the Internal Revenue Code to the extent an award is subject to and does not satisfy those rules, nor does it describe state, local, or international tax consequences.
With respect to non-qualified stock options, the Company is generally entitled to deduct and the participant recognizes taxable income in an amount equal to the difference between the option exercise price and the fair market value of the shares at the time of exercise. With respect to incentive stock options, the Company is generally not entitled to a deduction nor does the participant recognize income at the time of exercise, although the participant may be subject to the U.S. federal alternative minimum tax.
The current federal income tax consequences of other awards authorized under the 2004 Equity Incentive Plan generally follow certain basic patterns: SARs are taxed and deductible in substantially the same manner as non-qualified stock options; nontransferable restricted stock subject to a substantial risk of forfeiture results in income recognition equal to the excess of the fair market value over the price paid (if any) only at the time the restrictions lapse (unless the recipient elects to accelerate recognition as of the date of grant); stock units are taxed when shares of Common Stock are delivered in payment of vested stock units; and cash and stock-based performance awards, stock units, and other types of awards are generally subject to tax at the time of payment. In each of the foregoing cases, the Company will generally have a corresponding deduction at the time the participant recognizes income.
If an award is accelerated under the 2004 Equity Incentive Plan in connection with a “change in control” (as this term is used under the Internal Revenue Code), the Company may not be permitted to deduct the portion of the compensation attributable to the acceleration (“parachute payments”) if it exceeds certain threshold limits under the Internal Revenue Code (and certain related excise taxes may be triggered). Furthermore, the aggregate compensation in excess of $1,000,000 attributable to awards that are not “performance-based” within the meaning of Section 162(m) may not be permitted to be deducted by the Company in certain circumstances.
Specific Benefits under the 2004 Equity Incentive Plan
The Company has not approved any awards that are conditioned upon shareholder approval of this 2004 Equity Incentive Plan proposal. The Company cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to executive officers and employees under the 2004 Equity Incentive Plan. If the proposed amended and restated 2004 Equity Incentive Plan had been in effect in fiscal 2014, the Company expects that its award grants for fiscal 2014 would not have been different from those actually made in that year under the 2004 Equity Incentive Plan. For information regarding the stock-based awards granted to the Company’s Named Executive Officers during fiscal 2014, see “Executive and Director Compensation—Grants of Plan-Based Awards in Fiscal 2014” below. For information regarding past awards made under the 2004 Equity Incentive Plan, see the “Aggregate Past Grants Under the 2004 Equity Incentive Plan” table below.

Potential Dilution
The following paragraphs include additional information to help shareholders assess the potential dilutive impact of the Company’s equity awards and the proposed amended and restated 2004 Equity Incentive Plan.
The following table shows the total number of shares of the Company’s Common Stock that were (i) subject to outstanding restricted stock unit and unvested restricted stock awards, (ii) subject to outstanding performance-based vesting restricted stock unit awards, (iii) subject to outstanding stock options, and (iv) then available for new award grants, in each case under the 2004 Equity Incentive Plan as of February 1, 2014 and as of May 7, 2014.

	As of February 1, 2014	As of May 7, 2014
Shares subject to outstanding restricted stock unit awards (excluding those with performance-based vesting conditions) and outstanding unvested restricted stock awards	905,025	1,139,042
Shares subject to outstanding restricted stock unit awards with performance-based vesting conditions (at the targeted level of performance)	—	259,700
Shares subject to outstanding stock options	1,674,556	1,987,257
Shares available for new award grants (amount for May 7, 2014 assumes shareholder approval of this proposal)	12,175,386	6,306,636
The total number of shares of the Company’s Common Stock subject to awards that the Company granted under the 2004 Equity Incentive Plan over the last three fiscal years, and to-date (as of May 7, 2014) for fiscal 2015, are as follows:

•
711,100 shares in fiscal 2012 (of which 384,600 shares were subject to stock option awards, 326,500 shares were subject to restricted stock and restricted stock unit awards (excluding performance-based vesting awards) and no shares were subject to performance-based vesting restricted stock and restricted stock unit awards;

•
1,043,400 shares in fiscal 2013 (of which 421,800 shares were subject to stock option awards, 621,600 shares were subject to restricted stock and restricted stock unit awards (excluding performance-based vesting awards) and no shares were subject to performance-based vesting restricted stock and restricted stock unit awards;

•
1,361,850 shares in fiscal 2014 (of which 583,500 shares were subject to stock option awards, 534,650 shares were subject to restricted stock and restricted stock unit awards (excluding performance-based vesting awards) and 243,700 shares were subject to performance-based vesting restricted stock unit awards; and

•	948,100 shares in fiscal 2015 through May 7, 2014 (of which 382,700 shares were subject to stock option awards, 305,700 shares were subject to restricted stock and restricted stock unit awards (excluding performance-based vesting awards) and 259,700 shares were subject to performance-based vesting restricted stock unit awards.
The number of shares granted pursuant to performance-based vesting restricted stock unit awards above is based on the targeted level of performance.
The Compensation Committee anticipates that the shares of the Company’s Common Stock that will be available for new award grants under the 2004 Equity Incentive Plan if shareholders approve this proposal (and giving effect to the 5,000,000 share reduction in the plan’s share limit described above) will provide the Company with flexibility to continue to grant equity awards under the 2004 Equity Incentive Plan through approximately the end of fiscal 2020. However, this is only an estimate, in the Company’s judgment, based on current circumstances. The total number of shares that are awarded under the 2004 Equity Incentive Plan in any one year or from year-to-year may change based on any number of variables, including, without limitation, the value of the Company’s Common Stock (since higher stock prices generally require that fewer shares be issued to produce awards of the same grant date fair value), changes in competitors’ compensation practices or changes in compensation practices in the market generally, changes in the number of our employees, changes in the number of our officers, whether and the extent to which vesting conditions applicable to equity-based awards are satisfied, acquisition activity and the need to grant awards to new employees in connection with acquisitions, the need to attract, retain and incentivize key talent, the type of awards the Company grants, the number of shares that become available for new award grants pursuant to the terms of the plan (for example, as a result of award forfeitures), the extent to which any applicable performance-based vesting requirements are satisfied and how the Company chooses to balance total compensation between cash and equity-based awards.
To help assess the potential dilutive impact of the 2004 Equity Incentive Plan proposal, the weighted average number of shares of the Company’s Common Stock issued and outstanding (excluding unvested restricted shares) in each of the last three fiscal years is 91,948,101 in fiscal 2012, 86,539,975 in fiscal 2013, and 84,521,589 in fiscal 2014. The number of shares of the Company’s Common Stock issued and outstanding (including unvested restricted shares) as of May 7, 2014 was 85,249,637 shares. The closing market price for a share of the Company’s Common Stock as of May 7, 2014 was $27.23 per share.
As of February 1, 2014, 3,127,563 shares of the Company’s Common Stock were available for issuance under the Company’s 2002 Employee Stock Purchase Plan, 34,680 shares of the Company’s Common Stock were subject to restricted stock units and unvested restricted stock awards outstanding under the Company’s 2006 Non-Employee Directors’ Stock Grant and Stock Option Plan, as amended and restated (the “Director Plan”), 107,370 shares of the Company’s Common Stock were subject to stock options outstanding under the Director Plan, and an additional 860,432 shares of the Company’s Common Stock were available for new award grants under the Director Plan.

Aggregate Past Grants Under the 2004 Equity Incentive Plan
As of May 7, 2014, awards covering 11,870,890 shares of the Company’s Common Stock had been granted under the 2004 Equity Incentive Plan. (This number of shares includes all shares subject to awards before giving effect to forfeitures and performance-based awards measured at the target level of performance.) The following table shows information regarding the distribution of those awards among the persons and groups identified below, option exercises and restricted stock vesting prior to and option and unvested restricted stock holdings as of that date.

	STOCK OPTIONS				RESTRICTED STOCK/UNITS
	Number of Shares Subject to Past Option Grants	Number of Shares Acquired on Exercise	Number of Shares Underlying Options as of May 7, 2014		Number of Shares/ Units Subject to Past Grants	Number of Shares/ Units Vested as of May 7, 2014	Number of Shares/Units Outstanding and Unvested as of May 7, 2014
Name and Position			Exercisable	Unexercisable
Named Executive Officers:
Paul Marciano, Chief Executive Officer and Vice Chairman	641,300	215,400	331,775	94,125	1,747,300	1,209,508	537,792
Sandeep Reddy, Chief Financial Officer	34,100	—	4,500	29,600	42,100	11,125	30,975
Michael Relich, Chief Operating Officer	179,700	44,175	70,150	65,375	112,050	48,350	63,700
Sharleen Ernster, Chief Design Officer	41,200	—	—	41,200	22,500	—	22,500
Nigel Kershaw, Former Interim Chief Financial Officer	75,600	32,225	—	—	36,900	17,025	—
Chet Kuchinad, Former Chief People Officer	33,700	5,000	—	—	33,700	2,500	—
Total for All Current Executive Officers (4 persons, including the Named Executive Officers)(1):	896,300	259,575	406,425	230,300	1,923,950	1,268,983	654,967
Non-Executive Director Group(2):
Maurice Marciano	688,700	378,400	123,300	22,175	271,600	256,400	15,200
Gianluca Bolla	—	—	—	—	—	—	—
Anthony Chidoni	—	—	—	—	—	—	—
Joseph Gromek	—	—	—	—	—	—	—
Kay Isaacson-Leibowitz	—	—	—	—	—	—	—
Alex Yemenidjian	—	—	—	—	—	—	—
Total for Non-Executive Director Group (6 persons):	688,700	378,400	123,300	22,175	271,600	256,400	15,200
Each other person who has received 5% or more of the options, warrants or rights under the 2004 Equity Incentive Plan	—	—	—	—	—	—	—
All employees, including all current officers who are not executive officers or directors, as a group	4,950,180	2,092,951	480,935	724,122	3,140,160	1,465,566	751,475
Total	6,535,180	2,730,926	1,010,660	976,597	5,335,710	2,990,949	1,421,642
_____________________

(1)	This number includes all of the Named Executive Officers other than Nigel Kershaw and Chet Kuchinad, who are no longer executive officers of the Company.

(2)	Kay Isaacson-Leibowitz, Maurice Marciano and Alex Yemenidjian are nominees for re-election at the Annual Meeting.

Equity Compensation Plan Information
The following table sets forth, for each of the Company’s equity compensation plans, the number of shares of Common Stock subject to outstanding options, the weighted-average exercise price of outstanding options, and the number of shares remaining available for future award grants, in each case, as of February 1, 2014.

Plan Category	Number of Shares of Common Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights ($)		Number of Shares of Common Stock Remaining Available for Future Issuance Under Equity Compensation Plans (excluding shares reflected in Column (a))
	(a)		(b)		(c)
Equity compensation plans approved by shareholders	2,219,637	(1)	30.4581	(2)	16,140,481	(3)
Equity compensation plans not approved by shareholders	—		—		—
Total	2,219,637		30.4581		16,140,481

_____________________

(1)
Of these shares, 1,781,926 shares were subject to outstanding stock options and 437,711 shares were subject to outstanding restricted stock units. This number does not include 524,894 shares that were subject to then-outstanding, but unvested, restricted stock awards.

(2)	This weighted-average exercise price does not reflect the 437,711 shares that will be issued upon the payment of outstanding restricted stock units.

(3)
Of these shares, (i) 12,152,486 shares were available at February 1, 2014 for future issuance under stock options, SARs, restricted stock awards, stock units, performance share awards or performance units under the Company’s 2004 Equity Incentive Plan, (ii) no shares were available for future issuance under the Company’s 1996 Equity Incentive Plan, (iii) 3,127,563 shares were available at February 1, 2014 for future issuance pursuant to the Company’s 2002 Employee Stock Purchase Plan and (iv) 860,432 shares were available at February 1, 2014 for future issuance under stock options, restricted stock and restricted stock unit awards under the Director Plan. This table does not reflect (a) the expiration of the authority to grant new awards under the 2004 Equity Incentive Plan on April 9, 2014, or (b) the reduction in the number of shares available under the 2004 Equity Incentive Plan by 5,000,000 shares if shareholders approve the 2004 Equity Incentive Plan proposal.

Vote Required for Approval of the Amended and Restated Guess?, Inc. 2004 Equity Incentive Plan
The Board of Directors believes the proposed amended and restated 2004 Equity Incentive Plan will promote the interests of the Company and our shareholders and will help us and our subsidiaries continue to be able to attract, retain and reward persons important to our success.
One of the members of our Board of Directors and each of our executive officers is eligible for awards under the 2004 Equity Incentive Plan and thus may have a personal interest in the approval of this proposal.
The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on the proposal is required to approve the proposed amended and restated 2004 Equity Incentive Plan.
The Board of Directors unanimously recommends a vote FOR the approval of the amended and restated Guess?, Inc. 2004 Equity Incentive Plan as described above.

PROPOSAL NO. 3: ADVISORY VOTE ON THE COMPENSATION
OF THE NAMED EXECUTIVE OFFICERS
(Item 3 on Proxy Card)
The Company is providing shareholders with an opportunity to cast a non-binding, advisory vote on the overall compensation of our Named Executive Officers, as such compensation is disclosed pursuant to the SEC’s executive compensation disclosure rules and set forth in this Proxy Statement (including in the compensation tables and narratives accompanying those tables as well as in the “Compensation Discussion and Analysis” section of this Proxy Statement).
As discussed more fully in the “Compensation Discussion and Analysis” section of this Proxy Statement beginning on page 40, we believe our compensation program for our Named Executive Officers is competitive, strongly focused on pay for performance and helps further align the interests of executives with shareholders. Some of the key highlights of our executive compensation program for fiscal 2014 include:

•
We entered into a new employment agreement with Mr. Paul Marciano, our Chief Executive Officer, that has a three-year term and eliminates a number of features of his prior employment agreement (such as tax gross-up rights, a paid lifetime medical insurance provision, and the right to voluntarily terminate employment for any reason following a change in control and receive severance) that we believe are generally disfavored by stockholders and do not represent current market practices in executive compensation.

•
In connection with his new employment agreement, Mr. Paul Marciano received two new equity awards. Each award would vest in full only if the Company achieved a specified financial performance goal during fiscal 2014 and he remains employed with the Company through the end of fiscal 2016.

•
During the year, Michael Relich was promoted to Chief Operating Officer from his prior position as Executive Vice President and Chief Information Officer, Sandeep Reddy was promoted to Chief Financial Officer from his prior position as Vice President and European Chief Financial Officer, and Sharleen Ernster was hired into the position of Chief Design Officer, with the Committee determining the appropriate compensation packages for each executive.

•
As in prior years, our annual incentive program for fiscal 2014 included cash and equity components, with the value of awards granted to the Named Executive Officers after the end of the fiscal year generally determined based on the Compensation Committee’s assessment of performance during the fiscal year.

•
Our executive officers and directors are subject to stock ownership guidelines, which include stock holding requirements for individuals who have not satisfied the guideline level of ownership for their position, to further align the interests of our executives and directors with those of our stockholders.

•
We have a “clawback” policy pursuant to which the Board or the Compensation Committee may require reimbursement or cancellation of performance-based incentive compensation in certain circumstances if the awards are linked to financial results that are subsequently revised.

The Compensation Committee considered individual performance and contributions, recent promotions and appointments, the Company’s results and achievements for fiscal 2014, and a number of other factors outlined in the “Compensation Discussion and Analysis” section of this Proxy Statement as a basis for making compensation decisions for fiscal 2014 with respect to the Company’s Named Executive Officers. Shareholders are encouraged to read the “Compensation Discussion and Analysis” section of this Proxy Statement, the accompanying compensation tables and the related narrative compensation disclosures, which discuss in more detail the compensation of our Named Executive Officers and the compensation philosophy and policies that are used to determine such compensation.
In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, the Board of Directors will request shareholders to vote on the following resolution at the Annual Meeting:
“RESOLVED, that the shareholders hereby approve, on an advisory basis, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the compensation tables and the related narrative compensation disclosures.”
This vote is an advisory vote only and will not be binding on the Company, the Board of Directors or the Compensation Committee, and will not be construed as overruling a decision by, or creating or implying any additional fiduciary duty for, the Board of Directors or the Compensation Committee. However, the Compensation Committee, which is responsible for designing and administering the Company’s executive compensation program, values the opinions expressed by shareholders in their vote on this proposal, and will consider the outcome of the vote when making future compensation decisions for our Named Executive Officers.
The Company’s current policy is to provide shareholders with an opportunity to approve the compensation of the Company’s Named Executive Officers every three years at the annual meeting of shareholders. It is expected that the next such vote will occur at our 2017 annual meeting of shareholders.
The Board of Directors unanimously recommends a vote FOR the advisory resolution approving the compensation of the Named Executive Officers.

PROPOSAL NO. 4: RATIFICATION OF APPOINTMENT OF
THE INDEPENDENT AUDITOR
(Item 4 on Proxy Card)
The Audit Committee has selected the firm of Ernst & Young LLP (“Ernst & Young”) to act as the Company’s independent auditor for the fiscal year ending January 31, 2015, and recommends that the shareholders vote in favor of such appointment. In making its selection of the independent auditor, the Audit Committee considered whether Ernst & Young’s provision of services other than audit services, including its past and current tax planning and tax advisory services, is compatible with maintaining independence as the Company’s independent registered public accounting firm. Ernst & Young has served as the Company’s independent auditor since March 19, 2007.
Shareholder approval of the selection of Ernst & Young as our independent auditor is not required by our Bylaws or otherwise. The Sarbanes-Oxley Act of 2002 requires the Audit Committee to be directly responsible for the appointment, compensation and oversight of the audit work and the independent auditor. The Audit Committee will consider the results of the shareholder vote for this proposal and, in the event of a negative vote, will reconsider its selection of Ernst & Young. Even if Ernst & Young’s appointment is ratified by the shareholders, the Audit Committee may, at its discretion, appoint a new independent auditing firm at any time if it determines that such a change would be in the best interests of the Company and its shareholders.
We expect that a representative of Ernst & Young will be present at the Annual Meeting, will be available to respond to appropriate questions and will have the opportunity to make such statements as he or she may desire.
The favorable vote of the holders of a majority of the shares of Common Stock represented in person or by proxy and entitled to vote on the proposal at the Annual Meeting is required to ratify the selection of Ernst & Young.
The Board of Directors unanimously recommends a vote FOR the ratification of Ernst & Young.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTANT
Independent Registered Public Accountant Fee Summary
Aggregate fees billed to us for the fiscal years ended February 1, 2014 and February 2, 2013 by Ernst & Young LLP, our independent auditor, are as follows (dollars in thousands):

	Year Ended Feb. 1, 2014	Year Ended Feb. 2, 2013
Audit fees(1)	$2,461	$2,623
Audit related fees(2)	34	296
Tax fees(3)	702	761
All other fees(4)	—	—
Total	$3,197	$3,680
____________________________

(1)
“Audit fees” consist of fees for professional services rendered for the audit of the Company’s consolidated financial statements included in its Annual Report on Form 10-K, including the audit of internal controls required by Section 404 of the Sarbanes-Oxley Act of 2002, the review of financial statements included in Form 10-Qs, and for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements.

(2)
“Audit related fees” consist of fees for services related to due diligence matters, employee benefit plans, certain agreed-upon procedures and other services that are reasonably related to the performance of the audit or review of the Company’s financial statements and internal controls that are not reported under “Audit fees.”

(3)
“Tax fees” consist of fees for tax compliance and tax advice. For fiscal 2014, the amount includes $341,000 for tax compliance and preparation services and $361,000 for all other tax related services. For fiscal 2013, the amount includes $292,000 for tax compliance and preparation services and $469,000 for all other tax related services.

(4)	“All other fees” consist of fees for any services not included in the first three categories.
All non-audit services were pre-approved by our Audit Committee pursuant to the pre-approval policies and procedures described below.
The Audit Committee considered whether the provision of non-audit services provided by Ernst & Young during fiscal 2014 was compatible with maintaining auditor independence. In addition to retaining Ernst & Young to audit and review our consolidated financial statements for fiscal 2014, the Company retained Ernst & Young, as well as other accounting firms, to provide other advisory services in fiscal 2014. The Company understands the need for its independent auditor to maintain objectivity and independence in its audit of the Company’s financial statements.
The Audit Committee utilizes a policy pursuant to which the audit, audit-related, and permissible non-audit services to be performed by the independent auditor are pre-approved prior to the engagement to perform such services. Pre-approvals are detailed as to the particular service or category of service and the independent auditor and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditor in accordance with the pre-approvals, including the related fees. In addition to regular pre-approvals by the Audit Committee, the Audit Committee Chairperson may also pre-approve services to be performed by the independent auditor on a case-by-case basis, in accordance with authority delegated by the Audit Committee. Approvals made pursuant to this delegated authority are normally reported to the Audit Committee at its next meeting.
The Audit Committee Charter requires that the lead partner assigned to our audit be rotated at least every five years and that other audit partners be rotated at least every seven years.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the Company’s system of internal control over financial reporting and the qualifications, independence and performance of the Company’s internal audit function and independent auditor. Management is responsible for the financial reporting process, including the Company’s system of internal control over financial reporting, and for the preparation of the Company’s consolidated financial statements in accordance with generally accepted accounting principles in the United States. The Company’s independent auditor is responsible for performing an independent audit of the Company’s financial statements, expressing an opinion as to the conformity of the Company’s audited financial statements with generally accepted accounting principles in the United States, and expressing an opinion on the Company’s internal control over financial reporting.
The Audit Committee has reviewed and discussed with management the Company’s audited financial statements for the fiscal year ended February 1, 2014. In addition, we have discussed with Ernst & Young the matters required to be discussed by Statement on Auditing Standards No. 61, as amended by the AICPA professional standards, Vol. 1 AU Section 380, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, pertaining to communications with audit committees. We have also received the written disclosures and the letter from Ernst & Young required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent auditor’s communications with the Audit Committee concerning independence, and we have discussed with the independent auditor the independent auditor’s independence.
The Audit Committee has met with Ernst & Young to discuss the overall scope of its audit, the results of its examinations, its evaluations of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting.
Based on the reviews and discussions referred to above, we recommended to the Board of Directors, and the Board of Directors has approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended February 1, 2014 for filing with the SEC.

By the Audit Committee,

Anthony Chidoni, Chairperson Gianluca Bolla Alex Yemenidjian

DIRECTORS AND EXECUTIVE OFFICERS
The directors, director nominees and executive officers of the Company as of May 21, 2014 are as follows:

Name	Age	Position
Maurice Marciano(1)	65	Chairman of the Board
Paul Marciano	62	Chief Executive Officer and Vice Chairman of the Board
Gianluca Bolla	55	Director
Anthony Chidoni	62	Director
Joseph Gromek	67	Director
Kay Isaacson-Leibowitz(1)	67	Director
Alex Yemenidjian(1)	58	Director
Sharleen Ernster	44	Chief Design Officer
Sandeep Reddy	43	Chief Financial Officer
Michael Relich	53	Chief Operating Officer
____________________________________

(1)	Maurice Marciano, Kay Isaacson-Leibowitz and Alex Yemenidjian have been nominated to stand for re-election at the Annual Meeting.
With respect to the directors and director nominees named above, Gianluca Bolla, Anthony Chidoni, Joseph Gromek, Kay Isaacson-Leibowitz and Alex Yemenidjian are deemed to be “independent” directors under the director independence standards of the NYSE.
Maurice Marciano was one of the founders of the Company in 1981. Since that time, he has served in a number of senior executive positions with the Company, including his role as executive Chairman of the Board, from 2007 until January 28, 2012. Between 1999 and 2007, he served as Co-Chairman of the Board and Co-Chief Executive Officer, together with his brother, Paul Marciano. Mr. Marciano retired as an employee and executive of the Company on January 28, 2012. However, he continues to serve as non-executive Chairman of the Board and to provide consulting services to the Company under the terms of a consulting agreement originally entered into in connection with his retirement. Mr. Marciano has served as a director of the Company since 1981 (except for the period from January 1993 to May 1993). His present term as a Class III director will expire at the Annual Meeting. As a co-founder and leader within the Company for over 30 years, Mr. Marciano brings a wealth of both Company-specific and industry-wide knowledge and experience to the Board. His strategic vision and global approach have been instrumental in helping the Board to effectively oversee the overall business and direction of the Company.
Paul Marciano joined the Company two months after its inception in 1981. Since that time, he has served in a number of senior executive positions with the Company, including his current role as Chief Executive Officer and Vice Chairman of the Board, positions he has held since 2007. Between 1999 and 2007, he served as Co-Chairman of the Board and Co-Chief Executive Officer. Mr. Marciano has also served as a director of the Company since 1990. His present term as a Class II director will expire at the 2016 annual meeting of shareholders. Like his brother, Maurice Marciano, Mr. Marciano brings to the Board a vast amount of knowledge and experience accumulated over the life of the Guess brand. Mr. Marciano’s day-to-day leadership as Chief Executive Officer provides a direct and valuable link between management and the Board and his creative and strategic vision for the brand help to guide the Board’s overall approach.

Gianluca Bolla has been a shareholder and director of Accord Management, S.r.L., an Italian private equity firm that specializes in the Italian mid-market, since the end of 2008. In addition, since 1994, Mr. Bolla has been a shareholder and director of Valdo Spumanti S.r.l., a leading producer of Prosecco, an Italian dry sparkling wine. From 1988 until 2007, Mr. Bolla held a number of executive positions with various subsidiaries of Barilla Holding S.p.A. (“Barilla”), a privately-held Italian food company with global revenues of over €4 billion. He ultimately served from 2001 until 2007 as Chief Executive Officer of Barilla G. e R. Fratelli S.p.A., a global business with revenues of over €2.5 billion. Prior to joining Barilla, Mr. Bolla was a corporate finance associate for two years with Salomon Brothers Inc., where he started after receiving his M.B.A. from the UCLA Graduate School of Management. Mr. Bolla has served as a director of the Company since April 2010 and his present term as a Class I director will expire at the 2015 annual meeting of shareholders. As the Company continues its global expansion throughout Europe and beyond, Mr. Bolla’s experience as the Chief Executive Officer of a large global business based in Italy provides the Board with a valuable and unique perspective into international growth and management.
Anthony Chidoni has been the principal and owner of Lorelle Capital, a private hedge fund, since January 2004. From January 1990 to January 2004, he was the Managing Director of Private Client Business in the Los Angeles office of investment bank Credit Suisse First Boston, and its predecessor Donaldson Lufkin & Jenrette, where he had served in various positions for 21 years. Mr. Chidoni has served as a director of the Company since November 2002 and his present term as a Class II director will expire at the 2016 annual meeting of shareholders. Mr. Chidoni’s extensive background in investment banking and more recently as the principal and owner of a private hedge fund provides the Board with a valuable Wall Street perspective, a broad and deep insight into the capital markets and direct experience performing detailed review and analysis of public company financial statements.
Joseph Gromek served as President, Chief Executive Officer and director of The Warnaco Group, Inc., a global apparel company, from 2003 until his retirement in 2012. From 1996 to 2002, Mr. Gromek served as President and Chief Executive Officer of Brooks Brothers, Inc., a private clothing manufacturer and retail company. Prior to that time, he held senior management positions with Saks Fifth Avenue, Limited Brands, Inc. and Ann Taylor Stores, Inc. Mr. Gromek is currently the non-executive Chairman of the Board of Tumi Holdings, Inc., a wholesaler and retailer of luxury travel, business and lifestyle accessories; a member of the board of directors of Wolverine World Wide, Inc., a global footwear company; and a member of the board of directors of The Children’s Place Retail Stores, Inc., a children’s specialty apparel retailer. Among his many philanthropic and civic affiliations, Mr. Gromek is a member of the board of directors of Ronald McDonald House, the board of governors of the Parsons School of Design, and the board of trustees of the Trevor Day School, and is the chairman of the board of trustees of The New School. Mr. Gromek has served as a director of the Company since April 2014 and his present term as a Class II director will expire at the 2016 annual meeting of shareholders. As a leading professional in the apparel sector for more than a quarter century, including extensive executive and director service with several global, multi-channel companies, Mr. Gromek brings a wealth of valuable experience to the Board that is particularly well-suited for the Company’s global, multi-channel business.
Kay Isaacson-Leibowitz served as Executive Vice President of Beauty Niches for Victoria’s Secret, a leading specialty retailer of women’s intimate and other apparel, from July 2003 to July 2005. From 1995 to 2003, Ms. Isaacson-Leibowitz served as Executive Vice President of Merchandising for Victoria’s Secret. From 1994 to 1995, she served as acting President and Senior Vice President of Merchandising for Banana Republic, a division of The Gap, Inc. Ms. Isaacson-Leibowitz is a director, chair of the succession planning and management development committee and member of the compensation committee of Coldwater Creek, a multi-channel specialty retailer of women’s apparel and accessories in the United States, primarily targeting women 35 years of age and older. She is also a co-founder, co-chairperson and board member for World of Children, a non-profit organization devoted to children globally. Ms. Isaacson-Leibowitz has served as a director of the Company since July 2006 and her present term as a Class III director will expire at the Annual Meeting. Ms. Isaacson-Leibowitz’s extensive career in the retail industry, and in particular as an executive and senior merchant for brands such as Victoria’s Secret and Banana Republic, allows her to provide valuable insights to the Board in key areas such as merchandising strategy and brand management, as well as product design and production.
Alex Yemenidjian has served as Chairman of the Board and Chief Executive Officer of Tropicana Las Vegas Hotel & Casino, Inc. since July 2009 and as Chairman of the Board and Chief Executive Officer of Armenco Holdings, LLC, a private investment company, since January 2005. Mr. Yemenidjian served as Chairman of the Board and Chief Executive Officer of Metro-Goldwyn-Mayer Inc., a leading entertainment, gaming and hospitality company, from April 1999 to April 2005 and was a director thereof from November 1997 to April 2005. Mr. Yemenidjian also served as a director of MGM Resorts International, Inc. (“MGM”) (formerly MGM Grand, Inc. and MGM Mirage Resorts, Inc.) from 1989 to 2005 and was its President from 1995 to 1999. He also served MGM in other capacities, including as Chief Operating Officer from 1995 until 1999 and as Chief Financial Officer from 1994 to 1998. In addition, Mr. Yemenidjian served as an executive of the Tracinda Corporation, the majority owner of both Metro-Goldwyn-Mayer Inc. and MGM MIRAGE, from 1990 to 1997 and again during 1999. Prior to 1990, Mr. Yemenidjian was the managing partner of Parks, Palmer, Turner & Yemenidjian, Certified Public Accountants. Mr. Yemenidjian is currently a director and chairman of the audit committee of Regal Entertainment Group, which operates the largest motion picture theatre circuit in the United States, and a trustee of Baron Investment Funds Trust and Baron Select Funds, mutual funds. Mr. Yemenidjian has served as a director of the Company since May 2005 and his present term as a Class III director will expire at the Annual Meeting. Mr. Yemenidjian is able to provide the Board with the unique perspective of someone with significant experience as a Chief Executive Officer, including both currently with Tropicana Las Vegas and previously with publicly-traded Metro-Goldwyn-Mayer. In addition, his strong accounting and finance background, including experience as a Chief Financial Officer, provides the Board with valuable insight and a depth of knowledge and experience with respect to accounting and finance related matters.
Sharleen Ernster joined the Company in May 2013 as Chief Design Officer, responsible for the design and development of all product categories within the Guess and Marciano brands. Prior to joining the Company, Ms. Ernster served in a number of senior design and merchandising positions between 2000 and 2013 with Victoria’s Secret, a leading specialty retailer of women’s intimate and other apparel, ultimately serving as Executive Vice President of Design. From 1995 to 2000, Ms. Ernster held merchandising positions with Armani Exchange, a specialty retailer of clothing and accessories for women and men, ultimately serving as Divisional Merchandising Manager of Women’s.
Sandeep Reddy was appointed to the position of Chief Financial Officer in July 2013. He previously served as the Company's Vice President and European Chief Financial Officer, since 2010, where he was responsible for all aspects of the Company's European finance functions, including financial planning, treasury, accounting and tax. From 1997 to 2010, Mr. Reddy served in a number of positions of increasing responsibility for Mattel Inc., a leading global toy manufacturer, ultimately serving as Chief Financial Officer for Mattel’s Southern European cluster. Mr. Reddy has an MBA from Cornell University, and is a Chartered Financial Analyst.
Michael Relich was appointed to the position of Chief Operating Officer in August of 2013. He previously served as the Company’s Executive Vice President and Chief Information Officer since July 2010 and as Senior Vice President and Chief Information Officer since he joined the Company in May 2004. Prior to joining the Company, he served as Chief Information Officer and Senior Vice President of MIS and E-Commerce of Wet Seal, Inc., a specialty apparel retailer, from 2001 to 2004, and as Senior Vice President, Engineering of Freeborders, Inc., a Product Lifecycle Management (PLM) solutions provider, from 2000 to 2001. Mr. Relich also held senior level IT positions with retailers HomeBase Inc. from 1995 to 2000, where he ultimately served as Assistant Vice President of MIS, and Broadway Stores Inc. from 1983 to 1995, where he ultimately served as Director of Merchandise Systems.

CORPORATE GOVERNANCE AND BOARD MATTERS
Board Independence, Structure and Committee Composition
The Board is composed of seven directors, five of whom qualify as independent directors pursuant to the rules adopted by the SEC applicable to the corporate governance standards for companies listed on the NYSE. In determining independence, the Board affirmatively determines that directors have no direct or indirect material relationship with the Company. When assessing materiality, the Board considers all relevant facts and circumstances including, without limitation, transactions between the Company and the director directly or organizations with which the director is affiliated, and the frequency and dollar amounts associated with these transactions. The Board further considers whether the transactions were at arm’s length in the ordinary course of business and whether the transactions were consummated on terms and conditions similar to those of unrelated parties. In addition, the Board uses the following categorical standards to determine director independence: (1) not being a present or former employee, or having an immediate family member as an executive officer, of the Company within the past three years; (2) not personally receiving, or having an immediate family member receive, during any twelve-month period within the last three years, more than $120,000 of direct compensation from the Company other than (a) for Board or committee service, pension or other forms of deferred compensation for prior service or (b) by an immediate family member for services as an employee of the Company (other than as an executive officer); (3) not (a) being a current partner or employee of a firm that is the Company’s internal or external auditor; (b) having an immediate family member who is a current partner of such a firm; (c) having an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (d) being within the last three years or having an immediate family member who was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time; (4) not being employed, or having an immediate family member employed, within the past three years as an executive officer of another company where now or at any time during the past three years any of the Company’s present executive officers serve or served on the other company’s compensation committee; (5) not being an executive officer or employee, or having an immediate family member who is an executive officer, of a company that makes or made payments to, or receives or received payments from, the Company, for property or services in an amount which, in any of the past three fiscal years, exceeds or exceeded the greater of $1 million, or 2% of the other company’s consolidated gross revenues; (6) not being an executive officer of a charitable organization of which the Company has within the preceding three years made any contributions to that organization in any single fiscal year that exceeded the greater of $1 million, or 2% of the charitable organization’s consolidated gross revenues; (7) not accepting directly or indirectly any consulting, advisory, or other compensatory fee from the Company or any of its subsidiaries, provided that compensatory fees do not include the receipt of fixed amounts of compensation under a retirement plan (including deferred compensation) for prior service with the Company (provided that such compensation is not contingent in any way on continued service); and (8) not being an affiliated person of the Company or any of its subsidiaries.
Applying these categorical standards and considering all relevant facts and circumstances, the Board determined that the following directors qualify as independent: Gianluca Bolla, Anthony Chidoni, Joseph Gromek, Kay Isaacson-Leibowitz and Alex Yemenidjian (the “Independent Directors”).
Each of the members of each of the committees of the Board is an Independent Director, and, in the case of members of the Audit Committee and the Compensation Committee, also meets the additional criteria for independence of (i) audit committee members set forth in Rule 10A-3(b)(1) under the Exchange Act and (ii) compensation committee members set forth in Rule 10C-1 under the Exchange Act. In addition, our Board has determined that each of the members of the Audit Committee is financially literate and that Anthony Chidoni meets the definition of an audit committee financial expert, as set forth in Item 407(d)(5)(ii) of Regulation S-K. A brief description of Mr. Chidoni’s background and experience can be found under “Directors and Executive Officers” above.

Our Board had the following three committees in fiscal 2014: (1) Audit Committee, (2) Compensation Committee and (3) Nominating and Governance Committee. The current membership as of the date of this Proxy Statement and the function of each of the committees are described below. Each of the committees operates under a written charter adopted by the Board. All of the committee charters are available on the Company’s website at http://investors.guess.com. The Board of Directors held six meetings during fiscal 2014, with each director attending at least 75 percent of such meetings. In addition, each member of the Board attended at least 75 percent of the meetings held by all committees of the Board on which he or she served. Directors are encouraged to attend annual meetings of the Company’s shareholders. All of our then-current directors attended the last annual meeting of shareholders.

Name of Director	Audit Committee	Compensation Committee	Nominating and Governance Committee
Independent Directors:
Gianluca Bolla	X		X
Anthony Chidoni	*X	X	X
Joseph Gromek		X	X
Kay Isaacson-Leibowitz		X	*X
Alex Yemenidjian	X	*X
Other Directors:
Maurice Marciano
Paul Marciano
Number of Meetings in Fiscal 2014	8	11	4
____________________________________
X = Committee member; * = Chair
Audit Committee
The Audit Committee assists the Board in fulfilling its responsibilities for general oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent auditor’s qualifications and independence, the performance of the Company’s internal audit function and independent auditor, and risk assessment and risk management. Among other things, the Audit Committee prepares the Audit Committee report for inclusion in the annual proxy statement; annually reviews the Audit Committee Charter and the Audit Committee’s performance; appoints, evaluates and determines the compensation of our independent auditor; reviews and approves the scope of the annual audit, the audit fees and the financial statements; reviews our disclosure controls and procedures, internal controls, internal audit function, and corporate policies with respect to financial information and earnings guidance; oversees investigations into complaints concerning financial matters; and reviews other risks that may have a significant impact on the Company’s financial statements. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from the Company for, outside legal, accounting and other advisors as the Audit Committee deems necessary to carry out its duties.
The report of the Audit Committee is included in this Proxy Statement. A current copy of the Audit Committee Charter is available on the Company’s website at http://investors.guess.com.

Compensation Committee
The Compensation Committee is responsible for establishing and governing the compensation and benefit practices of the Company. The Compensation Committee reviews and approves the general compensation policies of the Company, oversees the administration of all of the Company’s compensation and benefit plans and reviews and approves compensation of the executive officers of the Company. For more information, see “Executive and Director Compensation” below.
Nominating and Governance Committee
The Nominating and Governance Committee assists the Board in identifying individuals qualified to become directors; recommends to the Board the director nominees for the next annual meeting of shareholders, consistent with criteria approved by the Board, and selects, or recommends that the Board select, the director nominees for each annual meeting of shareholders; develops and recommends to the Board a set of Governance Guidelines applicable to the Company; oversees the evaluation of the Company’s management and the Board and its committees; and recommends to the Board director assignments and chair appointments for each Board committee, other than the Nominating and Governance Committee. Other specific duties and responsibilities of the Nominating and Governance Committee include: developing membership qualifications and criteria for Board committees; defining specific criteria for director independence; monitoring compliance with Board and Board committee membership criteria; annually reviewing and recommending directors for continued service; coordinating and assisting management and the Board in recruiting new members to the Board; annually, and together with the Chairperson of the Compensation Committee, evaluating the performance of the Chief Executive Officer and presenting the results of such evaluation to the Board and to the Chief Executive Officer; reviewing governance-related shareholder proposals and recommending Board responses; overseeing the evaluation of the Board and management; and conducting a preliminary review of director independence and the financial literacy and expertise of Audit Committee members. A current copy of the Nominating and Governance Committee Charter is available on the Company’s website at http://investors.guess.com.
Consideration of Director Nominees
Shareholder Nominees
The policy of the Nominating and Governance Committee is to consider properly submitted shareholder nominations for candidates for membership on the Board as described below under “—Identifying and Evaluating Nominees for Directors.” The Nominating and Governance Committee will evaluate a prospective nominee suggested by any shareholder in the same manner and against the same criteria as any other prospective nominee identified by the Nominating and Governance Committee from any other source. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board and to address the membership criteria set forth under “—Director Qualifications” below.
Any shareholder nominations proposed for consideration by the Nominating and Governance Committee should include the following information and documentation:

•	the nominator’s name, address and phone number and a statement of the number of shares of our Common Stock beneficially owned by the nominator during the year preceding the date of nomination;

•
the nominee’s name, age, business address, residence address, phone number, principal occupation and a statement of the number of shares of our Common Stock beneficially owned by the nominee during the year preceding the date of nomination;

•	a statement of the nominee’s qualifications for Board membership;

•
a description of all arrangements or understandings between the nominator and each proposed nominee and any other person or persons (including their names) pursuant to which the nomination(s) are to be made by such nominator;

•	a representation that such shareholder intends to appear in person or by proxy at the meeting to nominate the persons named in its notice; and

•	a written consent by the nominee to being named as a nominee and to serve as a director if elected.
Any shareholder nominations for candidates for membership on the Board should be addressed to:
Guess?, Inc.
Attn: Chair of the Nominating and Governance Committee
c/o Corporate Secretary
1444 South Alameda Street
Los Angeles, California 90021
Director Qualifications
The Nominating and Governance Committee has established the following minimum criteria for evaluating prospective Board candidates:

•	reputation for integrity, strong moral character and adherence to high ethical standards;

•	holds or has held a generally recognized position of leadership in community and/or chosen field of endeavor, and has demonstrated high levels of accomplishment;

•	demonstrates business acumen and experience, and ability to exercise sound business judgments in matters that relate to the current and long-term objectives of the Company;

•	ability to read and understand basic financial statements and other financial information pertaining to the Company;

•	commitment to understand the Company and its business, industry and strategic objectives;

•
commitment and ability to regularly attend and participate in meetings of the Board of Directors, Board Committees and shareholders, and to generally fulfill all responsibilities as a director of the Company;

•	willingness to represent and act in the interests of all shareholders of the Company rather than the interests of a particular group;

•	good health and ability to serve for at least five years; and

•
for prospective non-employee directors, independence under SEC and applicable NYSE rules, and the absence of any conflict of interest (whether due to a business or personal relationship) or legal impediment to, or restriction on, the nominee serving as a director.

The Nominating and Governance Committee will also consider the following factors in connection with its evaluation of each prospective nominee:

•	whether the nominee possesses the requisite education, training and experience to qualify as “financially literate” or as an audit committee “financial expert” under applicable SEC and NYSE rules;

•
for incumbent directors standing for re-election, the Nominating and Governance Committee will assess the incumbent director’s performance during his or her term, including the number of meetings attended, level of participation, and overall contribution to the Company; and

•	whether the prospective nominee will foster a diversity of backgrounds and experiences, and will add to or complement the Board’s existing strengths.
While the Nominating and Governance Committee considers all of these factors, including whether the nominee will foster a diversity of backgrounds and experiences, as part of its evaluation of nominees, no single factor is necessarily determinative in the evaluation process. Instead, all of these factors, and any others deemed relevant by the Nominating and Governance Committee, are considered as a whole in assessing each prospective nominee.
Identifying and Evaluating Nominees for Directors
The Nominating and Governance Committee utilizes a variety of methods for identifying and evaluating nominees for director. The Nominating and Governance Committee evaluates the current members of the Board whose terms are expiring and who are willing to serve an additional term utilizing the criteria described above to determine whether to recommend such directors for re-election. All of the nominees for election at the Annual Meeting are current members of the Board who are standing for re-election.
The Nominating and Governance Committee also regularly assesses whether any vacancies on the Board are expected due to retirement or otherwise or whether it would be advisable to increase the overall size of the Board through the addition of a new director. In the event that vacancies are anticipated, or otherwise arise, or the size of the Board may be increased, the Nominating and Governance Committee considers various potential candidates for director. Candidates may come to the attention of the Nominating and Governance Committee through current Board members, professional search firms hired to identify potential nominees, shareholders, members of management or other persons. These candidates are evaluated at regular or special meetings of the Nominating and Governance Committee, and may be considered at any point during the year.
As described above, the Nominating and Governance Committee considers properly submitted shareholder nominations for candidates for the Board. Following verification of the shareholder status of persons proposing candidates, recommendations are aggregated and considered by the Nominating and Governance Committee at a regularly scheduled meeting, which is generally the first or second meeting prior to the issuance of the proxy statement for the Company’s annual meeting. If any materials are provided by a shareholder in connection with the nomination of a director candidate, such materials are forwarded to the Nominating and Governance Committee. The Nominating and Governance Committee also reviews materials provided by professional search firms or other parties in connection with a nominee who is not proposed by a shareholder. In evaluating such nominations, the Nominating and Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board.
Director Resignation Policy
In April 2011, upon the recommendation of the Nominating and Governance Committee, the Board approved the adoption of a new Director Resignation Policy, which has been incorporated into the Company’s Governance Guidelines. The policy provides that any nominee for director in a non-contested election of directors who receives a greater number of votes “withheld” from his or her election than votes “for” such election shall submit to the Board a letter of resignation for consideration by the Nominating and Governance Committee. The Nominating and Governance Committee (excluding the nominee in question if a member thereof) shall evaluate such offer of resignation in light of the best interests of the Company and its shareholders and shall recommend to the Board the action to be taken with respect thereto. The Board shall then act promptly with respect to the letter of resignation and the Company shall publicly disclose the decision of the Board.
Board Leadership Structure
The Company’s Governance Guidelines provide that the Board should be free to determine, in any manner that it deems best for the Company from time to time, whether the role of Chairman of the Board and Chief Executive Officer (“CEO”) should be separate. Since the Company became public in 1996, the roles of Chairman and CEO have been performed by one or both of Maurice Marciano, a founder of the Company in 1981, and Paul Marciano, a senior executive of the Company since just two months after its inception. Between 1999 and 2007, they shared the duties as Co-Chairmen and Co-CEOs. Beginning in 2007, Mr. Maurice Marciano began serving as sole executive Chairman of the Board and Mr. Paul Marciano began serving as sole CEO. On January 28, 2012, Mr. Maurice Marciano retired as an employee and executive of the Company. However, he continues to serve as non-executive Chairman of the Board and to provide consulting services to the Company. The Board believes that this is currently the most effective leadership structure for the Company, striking an appropriate balance between strong and consistent leadership and independent and effective oversight of the Company’s business and affairs.
To promote the independent and effective oversight of the Board and management, the Board has appointed a Lead Independent Director, currently Alex Yemenidjian, to facilitate free and open discussion and communication among the Independent Directors. The Lead Independent Director presides at all executive sessions of the Board at which only Independent Directors are present. These executive sessions are held to discuss various issues and matters of concern to the Board, including the effectiveness of management, the Company’s performance and the Company’s strategic plans. The executive sessions are generally held in conjunction with the regularly scheduled quarterly meetings of the Board, but may be called at any time by our Lead Independent Director or any of our other Independent Directors. Our Lead Independent Director typically sets the agenda for these executive sessions with input from the other Independent Directors and discusses issues that arise from those sessions with our Chairman, CEO or other members of management, as appropriate.
The Company also has strong corporate governance structures and processes that are intended to ensure that its Independent Directors will continue to effectively oversee key issues such as strategy, risk and integrity. Each of the committees of the Board is composed solely of Independent Directors. Consequently, Independent Directors oversee such critical matters as the integrity of the Company’s financial statements, the compensation of senior executives, liquidity and capital resource allocation, the selection and evaluation of directors, and the development and implementation of corporate governance programs. Board committees hold independent sessions among their members, without management present, to discuss issues and matters of concern to the committees.
Risk Oversight
The Board executes its risk oversight responsibility for risk management directly and through its committees. Although management is responsible for the day-to-day management of risk, throughout the year the Board regularly discusses and assesses significant risks and mitigation strategies with management. The Board and its appropriate committees consider risks associated with our business plans, operational efficiencies, strategic objectives, investment opportunities, financial reporting, capital structure, IT infrastructure, and others. For instance, the Audit Committee, which is generally responsible for oversight of financial reporting risks, reviews an annual risk assessment prepared by the internal audit department, which identifies strategic, operational and internal control risks, and informs the internal audit plan for the next fiscal year. The Nominating and Governance Committee, on the other hand, oversees and advises the Board with respect to the Company’s positions and practices regarding significant corporate governance risks.

In addition, the Compensation Committee and management consider, in establishing and reviewing our compensation arrangements for executives and other employees, whether these arrangements encourage unnecessary or excessive risk taking and we believe that they do not. In particular, our executive compensation program reflects a balanced approach using both quantitative and qualitative assessments of performance without putting an undue emphasis on a single performance measure. Base salaries are set at levels that are intended to avoid excessive fixed costs while simultaneously providing sufficient guaranteed annual income to mitigate incentives for executive’s to pursue overly risky business strategies in order to maximize short-term variable compensation. While maximum annual bonus opportunities and maximum annual equity award grant levels for our named executive officers are generally based on our earnings from operations, actual bonus payouts and equity award levels are determined by the Compensation Committee based on its discretionary evaluation of multiple Company and individual performance factors. The application of Committee discretion in finalizing the bonus payouts and annual equity awards helps ensure that there is a clear linkage between pay and performance over both the short- and long-term, and that performance is evaluated based on both the absolute results and the manner in which such results were achieved. Because equity awards make up a substantial portion of each of our executive’s total compensation opportunity, there is a strong alignment between executives’ interests and those of our shareholders. We believe that these awards do not encourage unnecessary or excessive risk taking because the ultimate value of the awards is tied to our stock price, and because grants are subject to long-term vesting schedules to help ensure that executives always have significant value tied to long-term stock price performance. Our current practice generally provides for a mixture of options and restricted stock. The Compensation Committee believes this mix provides an appropriate balance between the goals of increasing the price of our Common Stock (as stock options only have value if the stock price increases after the option is granted) and avoiding risks that could threaten our growth and stability (as restricted stock is exposed to decreases in our stock price). Mr. Paul Marciano’s equity awards in the last fiscal year consisted entirely of restricted stock units with performance-based vesting requirements. The Compensation Committee believes that these awards do not encourage unnecessary or excessive risk taking because, in addition to the factors noted above, the awards use more than one performance vesting measure. Potential risks are also mitigated by the significant amounts of our Common Stock that are owned or beneficially owned by Messrs. Maurice and Paul Marciano and, as outlined in the “Compensation Discussion and Analysis” section below, our stock ownership guidelines and compensation “clawback policy” applicable to certain senior executives.
Communications with the Board
You may communicate with the Board by submitting an e-mail to the Company’s Board at bod@guess.com. All directors have access to this e-mail address. Communications from shareholders or any other interested parties that are intended specifically for non-management directors should be sent to the e-mail address above to the attention of the Lead Independent Director.
Governance Guidelines and Committee Charters
The Company’s Governance Guidelines, which satisfy the NYSE’s listing standards for “corporate governance guidelines,” as well as the charters for each of the committees of the Board, are available at http://investors.guess.com. Any person may request a copy of the Company’s Governance Guidelines or the charter of any of the committees of the Board, at no cost, by writing to us at the following address: Guess?, Inc., Attn: General Counsel, 1444 South Alameda Street, Los Angeles, California 90021.
Code of Ethics
The policies comprising our code of ethics are set forth in the Company’s Code of Ethics (the “Code of Ethics”). These policies satisfy the SEC’s requirements for a “code of ethics,” and apply to all directors, officers (including our principal executive officer, principal financial officer and principal accounting officer and controller) and employees. The Code of Ethics is published on our website at http://investors.guess.com. Any person may request a copy of the Code of Ethics, at no cost, by writing to us at the following address: Guess?, Inc., Attn: General Counsel, 1444 South Alameda Street, Los Angeles, California 90021.
Indemnification of Directors
The General Corporation Law of the State of Delaware provides that a company may indemnify its directors and officers as to certain liabilities. The Company’s Restated Certificate of Incorporation and Amended and Restated Bylaws provide for the indemnification of its directors and officers to the fullest extent permitted by law, and the Company has entered into separate indemnification agreements with certain directors and officers to effectuate these provisions and has purchased directors’ and officers’ liability insurance. The effect of such provisions is to indemnify, to the fullest extent permitted by law, the directors and officers of the Company against all costs, expenses and liabilities incurred by them in connection with any action, suit or proceeding in which they are involved by reason of their affiliation with the Company.

EXECUTIVE AND DIRECTOR COMPENSATION
The Compensation Committee of the Board of Directors is responsible for establishing and governing the compensation and benefit practices of the Company. The Compensation Committee reviews and approves the general compensation policies of the Company, oversees the administration of all of the Company’s compensation and benefit plans and reviews and approves compensation of the executive officers of the Company. The Compensation Committee Charter requires that the Compensation Committee consist of no fewer than two Board members who satisfy the independence requirements of the NYSE, including such additional requirements specific to membership on the Compensation Committee. At all times during fiscal 2014, the Compensation Committee consisted of three Board members, each of whom the Board affirmatively determined satisfied these independence requirements. The Compensation Committee may form and delegate authority to subcommittees when appropriate, although the Compensation Committee did not delegate its authority to any subcommittee in fiscal 2014.
The Compensation Committee Charter sets forth the purpose of and other matters pertaining to the Compensation Committee. The Compensation Committee Charter is available on the Company’s website at http://investors.guess.com. Pursuant to its Charter, the Compensation Committee’s responsibilities include the following:

•	review and approve the corporate goals and objectives relevant to the compensation of the Chief Executive Officer and other officers of the Company;

•	evaluate the Chief Executive Officer’s performance in light of such goals and objectives;

•	set officers’ compensation levels, including base salary, annual incentive opportunities, long-term incentive opportunities and benefits;

•	review and approve employment, consulting, severance or retirement arrangements and/or change in control agreements or provisions covering any current or former officers of the Company;

•	review and recommend to the Board appropriate director compensation programs for non-employee directors;

•	review its own performance and assess the adequacy of its Charter;

•	approve stock option grants and other equity-based or incentive awards;

•
the authority to retain and terminate any compensation consultant or other advisor used to assist in the evaluation of officer or director compensation, including to approve the advisor’s fees and other retention terms; and

•
produce a report of the Compensation Committee and review and recommend to management the inclusion of the Compensation Discussion and Analysis section to be included in the Company’s annual proxy statement.

The Compensation Committee is solely responsible for making the final decisions on compensation for the Named Executive Officers (as defined under “Compensation Discussion and Analysis” below). While the Compensation Committee reviews and makes recommendations regarding compensation paid to the non-employee directors, the compensation for these directors is ultimately determined by the Board. Equity awards to all employees, including all officers subject to Section 16 of the Exchange Act, are made by the Compensation Committee. During fiscal 2014, the Compensation Committee met eleven times and took action by written consent seven times.

As indicated above, pursuant to its Charter, the Compensation Committee is authorized to retain and terminate any compensation consultant engaged to assist in the evaluation of the compensation of our officers (including all of the Named Executive Officers). The Compensation Committee has engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its compensation consultant. During fiscal 2014, FW Cook assisted the Compensation Committee in a review of CEO compensation in connection with the negotiation of a new employment agreement with Mr. Paul Marciano, including assembling and analyzing competitive compensation data among the peer group of companies listed under “Compensation Discussion and Analysis—The Role of the Independent Compensation Consultant” below and providing general observations in light of market trends and best practices.

Non-Employee Director Compensation
Compensation for individuals who were members of our Board of Directors at any time during fiscal 2014 and who were not also our employees (referred to herein as “Non-Employee Directors”) generally consisted of annual retainers, fees for attending meetings and equity awards. The compensation paid to Mr. Paul Marciano, a director who also served as our Chief Executive Officer during the covered fiscal period, is presented below in the “Summary Compensation Table” and the related explanatory tables covering compensation paid to certain of our executive officers. While employed by the Company, employee-directors are not entitled to receive additional compensation for their services as directors. The following table presents information regarding the compensation paid to our Non-Employee Directors with respect to fiscal 2014.

Name	Fees Earned or Paid in Cash($)	Stock Awards ($)(1)(2)(3)	All Other Compensation($)	Total($)
(a)	(b)	(c)	(d)	(e)
Maurice Marciano(4)	44,000	179,920	574,556	798,476
Judith Blumenthal(5)	27,922	179,920	—	207,842
Gianluca Bolla	62,000	179,989	—	241,989
Anthony Chidoni	97,000	179,920	—	276,920
Kay Isaacson-Leibowitz	72,750	179,920	—	252,670
Alex Yemenidjian	90,000	179,920	—	269,920
____________________________________

(1)
The amounts reported in Column (c) reflect the aggregate grant date fair value of stock awards granted in fiscal 2014 (disregarding any estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions and methodologies used to calculate the amounts reported, please see the discussion of equity awards contained in Note 19 (Share-Based Compensation) to the Company’s Consolidated Financial Statements, included as part of the Company’s Fiscal 2014 Annual Report on Form 10-K.

(2)
On February 4, 2013, the Company granted each of our then-serving Non-Employee Directors, other than Gianluca Bolla, an annual award of 6,936 shares of restricted stock. Mr. Bolla (who is a non-U.S. resident) was granted an annual award of 6,936 restricted stock units. Each of the restricted stock awards had a value equal to $179,920 on the grant date, and the restricted stock unit award for Mr. Bolla had a grant date value equal to $179,989. See footnote (1) above for the assumptions used to value these awards.

(3)
The following table presents the number of shares subject to outstanding and unexercised option awards and the number of unvested stock awards held by each of our Non-Employee Directors as of February 1, 2014.

Director	Number of Shares Subject to Outstanding and Unexercised Option Awards	Number of Unvested Stock Awards
Maurice Marciano	145,475	22,136
Judith Blumenthal	—	—
Gianluca Bolla	—	6,936
Anthony Chidoni	50,268	6,936
Kay Isaacson-Leibowitz	12,442	6,936
Alex Yemenidjian	44,660	6,936

(4)
As described in more detail under “—Maurice Marciano Retirement and Consulting Agreement” below, Maurice Marciano retired as an employee and executive of the Company immediately prior to the start of fiscal 2013, transitioning to a new role as non-executive Chairman of the Board and a consultant to the Company. The amount shown in Column (d) for fiscal 2014 for Maurice Marciano consists of consulting fees ($500,000), health insurance and related expenses ($46,658), and automobile expenses, including fuel, maintenance and insurance ($27,897). Incremental cost to the Company for each item included in Column (d), other than a portion of automobile related expenses, was calculated using the actual cost to the Company. Incremental cost to the Company for the use of a Company-owned automobile was calculated based on an Internal Revenue Service formula for valuing the use of Company-owned vehicles.

(5)	Judith Blumenthal elected not to stand for re-election when her term as a director expired at the 2013 annual meeting of shareholders.
Annual Retainer and Meeting Fees
The following table sets forth the schedule of annual retainers and meeting fees in effect during fiscal 2014 for each Non-Employee Director:

Type of Fee	Dollar Amount($)
Annual Board Retainer	35,000
Additional Annual Retainer to Chair of Audit Committee	20,000
Additional Annual Retainer to Chair of Compensation Committee	17,500
Additional Annual Retainer to Chair of Nominating and Governance Committee	12,500
Additional Attendance Fee per Committee Meeting Attended	1,500
Additional Attendance Fee per Board Meeting Attended	1,500
All Non-Employee Directors are eligible to defer up to 100% of their annual retainer and meeting fees under the Company’s Non-Qualified Deferred Compensation Plan, as more fully described below under “—Compensation Discussion and Analysis—Current Executive Compensation Program Elements—Non-Qualified Deferred Compensation Plan.” All Non-Employee Directors are also reimbursed for out-of-pocket expenses they incur serving as directors.

Equity Awards
Our Non-Employee Directors are granted equity awards under the Company’s 2006 Non-Employee Directors’ Stock Grant and Stock Option Plan, as amended and restated (the “Director Plan”). Non-Employee Directors who have not been an employee of the Company at any time during the immediately preceding 12 months are entitled to receive an award of a number of restricted shares (or restricted stock units for non-U.S. residents) equal in value to $180,000 on the first business day of each fiscal year. In the case of restricted shares, the award recipient is required to pay a purchase price of $0.01 per share. The number of restricted shares or restricted stock units awarded is determined by dividing the applicable dollar amount by the closing price of a share of Common Stock on the NYSE on the date of grant. Our Non-Employee Directors are subject to the Company’s Stock Ownership Guidelines, as described in more detail under “Compensation Discussion and Analysis—Stock Ownership Guidelines” below.
Subject to continued service, each restricted stock or restricted stock unit award granted under the Director Plan becomes vested and non-forfeitable as to 100% of the shares subject to such award on the first to occur of (i) the first year anniversary of the date of grant or (ii) a termination of service if the Non-Employee Director has completed one full term of service and he or she does not stand for re-election at the completion of such term. Non-Employee Directors are entitled to voting and dividend rights with respect to the restricted shares. In the event of a “change in control” of the Company (as defined in the Director Plan), all restricted shares and restricted stock units then outstanding will vest 100% free of restrictions as of the date of the change in control. Unless otherwise determined by the Board, if a Non-Employee Director’s service as a director terminates for any reason, any restricted shares or restricted stock units that are not fully vested and free from restriction as of the director’s termination of service will automatically be forfeited and returned to the Company.
Maurice Marciano Retirement and Consulting Agreement
After serving for over 30 years as an executive and leader for Guess, co-founder Maurice Marciano elected to retire from his position as executive Chairman of the Board and as an employee of the Company upon the expiration of his employment agreement on January 28, 2012. Mr. Maurice Marciano continues to serve the Company as its non-executive Chairman of the Board, for which he is eligible to receive the compensation provided to the Company’s Non-Employee Directors, as described above. In addition, under the terms of his previously existing employment agreement, the Company and Mr. Maurice Marciano entered into a consulting agreement (the “Marciano Consulting Agreement”), under which Mr. Maurice Marciano provides certain consulting services to the Company and continues to provide valuable insight, guidance and strategic direction to the Company. The Marciano Consulting Agreement was originally subject to a two-year term that commenced on January 28, 2012. In January 2014, the Compensation Committee approved an amendment to the Marciano Consulting Agreement to extend the term of the agreement until January 28, 2015.
The Marciano Consulting Agreement provides for consulting fees of $500,000 per year. During the term of the Marciano Consulting Agreement, Mr. Maurice Marciano is not eligible to participate in the Company’s employee benefit plans but is entitled to continued automobile use in a manner consistent with past practice. In addition, as required by the terms of his previous employment agreement, Mr. Maurice Marciano is entitled to receive lifetime retiree and family medical coverage. Mr. Maurice Marciano is also entitled to his fully vested benefits (based on his prior employment) pursuant to the standard terms of the Company’s Supplemental Executive Retirement Plan, Deferred Compensation Plan and 401(k) Plan. In the event Mr. Maurice Marciano dies or becomes disabled during the term of the Marciano Consulting Agreement, he will receive a cash payment equal to the amount of all payments he would have otherwise been entitled to during the remaining term of the agreement.

Compensation Discussion and Analysis
This Compensation Discussion and Analysis provides an overview of the Company’s executive compensation program, including a description of the Company’s compensation philosophies and objectives and a discussion of the material elements of compensation awarded to, earned by or paid to the following executive officers (or former executive officers, as the case may be), referred to in this Proxy Statement as the “Named Executive Officers”:

•	Paul Marciano, Chief Executive Officer and Vice Chairman;

•	Sharleen Ernster, Chief Design Officer;

•	Sandeep Reddy, Chief Financial Officer;

•	Michael Relich, Chief Operating Officer;

•	Nigel Kershaw, Former Interim Chief Financial Officer; and

•	Chet Kuchinad, Former Chief People Officer.
Executive Compensation Program Philosophies and Objectives
The Company’s executive compensation programs are intended to achieve three fundamental objectives: (1) attract, motivate and retain qualified executives; (2) hold executives accountable for performance; and (3) align executives’ interests with those of our shareholders. In structuring the Company’s current executive compensation programs, we are guided by the following basic philosophies:

•	Competition. The Company should provide competitive compensation opportunities so that we can attract, motivate and retain qualified executives.

•	Pay for Performance. A substantial portion of compensation should be tied to Company (and/or particular department or segment) and individual performance.

•
Alignment with Shareholder Interests.  A substantial portion of eligible compensation should be in the form of equity awards that vest over a number of years, thus further aligning the interests of shareholders and executives.

We also believe shareholder interests are further served by other executive compensation-related practices that we follow. These practices include:

✓	We do not have minimum award levels under our annual cash or equity incentive award plans (other than a guaranteed bonus for Ms. Ernster for fiscal 2014 as part of her new-hire package).

✓	We do not provide excise tax gross-ups on change in control payments.

✓	We do not reprice “underwater” stock options (stock options where the exercise price is above the then-current market price of our stock) without shareholder approval.

✓
Members of our senior management team, and all of our directors, are subject to stock ownership guidelines, which include stock holding requirements for individuals who have not satisfied the guideline level of ownership.

✓
We have a “clawback” policy pursuant to which the Board or the Compensation Committee may require reimbursement or cancellation of performance-based incentive compensation in certain circumstances if the awards are linked to financial results that are subsequently revised.

✓	Our Compensation Committee retains an independent compensation consultant for independent advice and market data.
Consistent with our compensation philosophies described above, our goal for fiscal 2014 was to provide each Named Executive Officer with a total executive compensation package that was competitive in light of the compensation paid to comparable executives at our peer group companies and appropriately reflected individual and Company performance in fiscal 2014.
Fiscal 2014 Results and Accomplishments
Fiscal 2014 was a challenging year, as economic and market conditions continued to be volatile and uncertain in many markets around the world and consumer behavior remained cautious. In North America, the relatively weaker levels of consumer confidence and the highly promotional conditions among retailers continued to impact our business. In Europe, sovereign debt issues, government austerity programs and bank credit issues continued to impact the capital markets of numerous European countries, resulting in reduced consumer confidence and discretionary spending in those countries. These circumstances negatively impacted our business, particularly in our more mature markets in Southern Europe. We also saw evidence of a more cautious consumer in China, where the economy has shown clear signs of slowing, and experienced a more volatile environment in South Korea. In light of this environment, our global revenues for fiscal 2014 were down 3.3% over the prior year and diluted earnings per share decreased 12% to $1.80 per share.
Fiscal 2014 was also a year of significant change for the leadership team at Guess. During the year, the Company solidified its senior management team by (i) promoting Michael Relich to Chief Operating Officer from his prior position as Executive Vice President and Chief Information Officer, (ii) promoting Sandeep Reddy to Chief Financial Officer from his prior position as Vice President and European Chief Financial Officer, and (iii) hiring Sharleen Ernster as Chief Design Officer. Under the leadership of CEO Paul Marciano, this group quickly and effectively transitioned to their new roles and, despite the difficult economic and market conditions, helped produce a number of noteworthy achievements in fiscal 2014. Specifically, in fiscal 2014, the Company:

•
Made significant progress in the development of our omni-channel strategy, through technological and procedural improvements that have helped to reduce the distinction between our physical stores and our e-commerce sites, making the shopping experience more seamless for consumers. As a result, our North American e-commerce business increased by 28% during fiscal 2014 compared to the prior year;

•	Focused on improving our product offerings, including a return to the Company’s denim roots and improved speed to market initiatives;

•
Continued to capitalize on global growth opportunities, including launching a new joint venture in Brazil, establishing direct operations in Japan and continuing to develop newer markets in Northern and Eastern Europe; and

•
Continued to deliver strong operating cash flows despite the difficult economic and market conditions, ending the year with over $500 million in cash and cash equivalents and virtually no debt, while returning $90 million to our shareholders through the payment of dividends and repurchases of the Company’s common stock (in addition, during the first quarter of fiscal 2015, the Company announced a 12.5% increase in our quarterly cash dividend to $0.225 per share).

Overview of Fiscal 2014 Executive Compensation Actions
The Compensation Committee noted management’s contributions in achieving the foregoing financial results and other achievements for fiscal 2014. The Compensation Committee also noted management’s track record of producing positive results, its commitment to long-term strategies and its dedication, even in difficult economic times, to protect and remain true to the spirit of the Guess brand. However, it also recognized that the Company did not achieve its original financial expectations for fiscal 2014. While the Compensation Committee considered fiscal 2014 results where appropriate, many of the key compensation decisions with respect to Named Executive Officers during fiscal 2014 were associated with appointments to new positions and, for Mr. Paul Marciano, the negotiation of a new employment agreement.
Some of the key highlights of our executive compensation program for fiscal 2014 include:

•
We entered into a new employment agreement with Mr. Paul Marciano that has a three-year term and eliminates a number of features of his prior employment agreement (such as tax gross-up rights, a paid lifetime medical insurance provision, and the right to voluntarily terminate employment for any reason following a change in control and receive severance) that we believe are generally disfavored by stockholders and do not represent current market practices in executive compensation. The terms of Mr. Paul Marciano’s new employment agreement are described in more detail below in this Compensation Discussion and Analysis and in the “Description of Employment Agreements” section below.

•
We also entered into a new employment offer letter with Ms. Ernster in connection with her hiring in fiscal 2014, and new agreements with Mr. Relich and Mr. Reddy in connection with their promotions during the year to Chief Operating Officer and Chief Financial Officer, respectively. The terms of these new employment agreements are described in more detail below in the applicable sections of this Compensation Discussion and Analysis and in the “Description of Employment Agreements” section below.

•
As in prior years, our annual incentive program for fiscal 2014 included cash and equity components, with the value of awards granted to the Named Executive Officers after the end of the fiscal year determined based on the Compensation Committee’s assessment of performance during the fiscal year. Under the Company’s annual performance-based cash award program for fiscal 2014, the Compensation Committee awarded cash bonuses to the Named Executive Officers as follows: at less than half the target amount for Mr. Paul Marciano; at target for Ms. Ernster (Ms. Ernster’s first year bonus was guaranteed pursuant to the terms of her employment offer letter); and at less than the target amount for Mr. Relich and Mr. Reddy (based on his new salary as Chief Financial Officer).

•
The Compensation Committee determined to provide equity awards to the Named Executive Officers (excluding Mr. Paul Marciano) under the annual performance-based program with grant-date values as follows: at less than half the target amount for Ms. Ernster; at the target pay-out level for Mr. Reddy; and at the maximum pay-out level for Mr. Relich (including a discretionary portion as described herein). These awards were granted in the form of stock options and restricted stock awards.

•
In connection with his new employment agreement, Mr. Paul Marciano received two new equity awards. Each award would vest in full only if the Company achieved a specified financial performance goal during fiscal 2014 and he remains employed with the Company through the end of fiscal 2016.

•
In connection with Mr. Paul Marciano’s new employment agreement, the Company’s Supplemental Executive Retirement Plan (“SERP”) was amended to cap the amount of Mr. Paul Marciano’s compensation that may be taken into account under the SERP, in order to limit the amount of the total benefit he may accrue under the SERP.

•	Ms. Ernster, Mr. Reddy and Mr. Relich also received stock option and restricted stock awards with annual four-year vesting under the terms of their respective new employment offer letters.
In making these compensation decisions for fiscal 2014, the Compensation Committee also considered individual performance and contributions to the Company’s various strategic initiatives, as well as a number of other factors, such as each Named Executive Officer’s level of experience, length of service, scope of duties, pay history, past performance and expected future contributions, as well as peer group compensation data and general market conditions. These factors, when considered together, were used by the Compensation Committee as a basis for making compensation decisions on a position by position basis. Except as otherwise noted below, these decisions were made by the Compensation Committee in its judgment.
The Role of the Compensation Committee and Management
The Company’s executive compensation programs are determined and approved by the Compensation Committee. Our Chief Executive Officer and Chairman of the Board recommend to the Compensation Committee salary, cash incentive awards, equity-based awards and long-term compensation levels for less senior executives, including the other Named Executive Officers. At the direction of the Compensation Committee, other members of management furnish financial, performance and other information relevant to setting performance goals and certifying results. The Compensation Committee is, however, solely responsible for making the final decisions on compensation for all Named Executive Officers. Other members of management, including any other Named Executive Officers, do not currently have any role in determining or recommending the form or amount of compensation paid to our Named Executive Officers.
The Role of the Independent Compensation Consultant
As indicated above, the Compensation Committee has engaged FW Cook as its independent compensation consultant. FW Cook assisted the Compensation Committee in a review of CEO compensation in connection with the negotiation of a new employment agreement with Mr. Paul Marciano during fiscal 2014, including assembling and analyzing competitive compensation data among a peer group of companies and providing general observations in light of market trends and best practices.
The services performed by FW Cook for the Company have been exclusively limited to compensation consulting services performed at the request of the Compensation Committee. FW Cook does not undertake any work for the Company at the direction of the Company’s management or other employees, although the consultant communicates with management from time to time to obtain information necessary to advising the Compensation Committee. The Compensation Committee has determined that FW Cook is independent and that its services do not raise any conflict of interest with the Company or any of its executive officers or directors.
The peer group used for the competitive analysis of CEO compensation in connection with the negotiation of Mr. Paul Marciano’s new employment agreement was originally established by the Compensation Committee in fiscal 2012, taking into account the advice of FW Cook and input from management. In selecting the peer companies, made up of publicly-traded retail apparel and accessories companies, the Compensation Committee considered factors such as the size and business models of each company, as well as whether such companies may compete with Guess for executive talent. The companies that comprised the peer group for fiscal 2014 were:

Abercrombie & Fitch Co.	New York & Company, Inc.
Aéropostale, Inc.	Pacific Sunwear of California, Inc.
American Eagle Outfitters, Inc.	Polo Ralph Lauren Corporation
AnnTaylor Stores Corporation	PVH Corp.
bebe stores, inc.	Quiksilver, Inc.
Chico’s FAS, Inc.	The Talbots, Inc.
Coach, Inc.	True Religion Apparel, Inc.
Coldwater Creek, Inc.	Urban Outfitters, Inc.
Fossil, Inc.	Warnaco Group, Inc.
Kenneth Cole Productions, Inc.
The peer group for fiscal 2014 was the same as the peer group for the prior year. For fiscal 2014, the Compensation Committee determined that these peer group companies continued to provide relevant comparative compensation data for the Company.
The peer company compensation data provided by FW Cook was used by the Compensation Committee as a general reference point in its compensation review. The Compensation Committee does not set compensation levels at any specific level or percentile against this compensation data (i.e., the Compensation Committee does not “benchmark” the Company’s executive compensation levels). Instead, the peer group data is only one point of information taken into account by the Compensation Committee in making compensation decisions. Except as otherwise noted, the Compensation Committee’s executive compensation determinations are subjective and the result of the Compensation Committee’s business judgment, which is informed by the experiences of the members of the Compensation Committee as well as the input from, and peer group data provided by, the Compensation Committee’s independent executive compensation consultant.
The Role of Shareholder Say-on-Pay Votes
Our shareholders are provided with an opportunity to cast an advisory vote on our executive compensation program every three years through the say-on-pay proposal and will have an opportunity to do so at the 2014 Annual Meeting. At our annual meeting of shareholders held in June 2011, approximately 70% of the shares that voted on the say-on-pay proposal supported the proposal. The Compensation Committee believes these results generally affirm shareholder support of our overall approach to executive compensation. The structure of our program has remained generally consistent in recent years, and the Compensation Committee believes the program furthers the goals of our executive compensation program. As noted above, we also entered into a new employment agreement with Mr. Paul Marciano that eliminates a number of features of his prior employment agreement (such as tax gross-up rights, a paid lifetime medical insurance provision, and the right to voluntarily terminate employment for any reason following a change in control and receive severance) that we believe are generally disfavored by stockholders and do not represent current market practices in executive compensation. Following this year’s vote, the Compensation Committee will continue to consider the outcome of our say-on-pay proposals when making future compensation decisions for the Named Executive Officers. The next advisory vote on our executive compensation program will occur at the 2017 annual meeting of our shareholders.

Current Executive Compensation Program Elements
Summary
The material elements of our current executive compensation program for Named Executive Officers consist of a base salary, an annual cash incentive opportunity and a long-term equity incentive opportunity. We also provide a non-qualified deferred compensation plan, a 401(k) plan, a supplemental executive retirement plan for our Chief Executive Officer and severance protection for terminations of certain Named Executive Officers’ employment.
We believe that each element of our executive compensation program helps us to achieve one or more of our compensation objectives. Base salaries, the non-qualified deferred compensation plan, 401(k) plan, supplemental executive retirement plan and severance and other termination benefits are all primarily intended to attract and retain qualified executives. These are the elements of our current executive compensation program where the value of the benefit in any given year is generally not variable. We believe that in order to attract and retain top-caliber executives, we need to provide executives with predictable benefit amounts that reward the executive’s continued service. Some of the elements, such as base salaries, are generally paid out on a short-term or current basis. The other elements are generally paid out on a longer-term basis, such as upon retirement or other termination of employment. We believe that this mix of longer-term and shorter-term elements allows us to achieve our dual goals of attracting and retaining executives (with the longer-term benefits geared toward retention and the shorter-term awards focused on recruitment).
Our annual cash incentive opportunity is primarily intended to hold executives accountable for performance. It also helps further align Named Executive Officers’ interests with those of our shareholders and helps us attract, motivate and retain executives. Our long-term equity incentives are primarily intended to align Named Executive Officers’ interests with those of our shareholders, although they also hold executives accountable for performance and help us attract, motivate and retain executives. These are the elements of our current executive compensation program that are designed to reward performance and the creation of shareholder value, and therefore the value of these benefits is dependent on performance. Each Named Executive Officer’s annual cash incentive opportunity is paid out on an annual basis and is designed to reward performance for that period. Long-term equity incentives are generally paid out or earned on a longer-term basis and are designed to reward performance and continued employment over one or more years.
The Compensation Committee uses these elements, as described in more detail below, to create a total compensation package for each Named Executive Officer that it believes supports the Company’s compensation objectives and provides a competitive compensation opportunity tied to both operating performance and changes in shareholder value.
Base Salaries
Base salaries of the Named Executive Officers are designed to compensate executives for their level of responsibility, skill, experience and individual contributions. The Compensation Committee reviews and approves base salaries for Named Executive Officers annually and in connection with promotions or other changes in responsibilities. Base salaries are set at levels that are intended to avoid excessive fixed costs while simultaneously providing sufficient guaranteed annual income to mitigate incentives for executives to pursue overly risky business strategies in order to maximize short-term variable compensation. In determining the appropriate levels of base salary, the Compensation Committee also considers, in its subjective judgment, individual performance, scope of duties, pay history and market data.
Under Mr. Paul Marciano’s new employment agreement, his base salary was increased from $1,000,000 to $1,500,000. This salary level was negotiated with Mr. Paul Marciano and determined by the

Compensation Committee to be appropriate given that his salary had remained flat for over eight years. The salary increase was effective as of the beginning of fiscal 2014. However, Mr. Paul Marciano agreed that the portion of his salary for each of fiscal 2014 through fiscal 2016 in excess of $1,000,000 would be deferred until the termination of his employment with the Company pursuant to the Company’s Nonqualified Deferred Compensation Plan in order to help preserve the deductibility of that portion for tax purposes.
In April 2013, the Compensation Committee approved modest increases in base salary (less than 5%) for Mr. Relich, whose salary had not been increased for the prior two years, and Mr. Kershaw, who was appointed our Interim Chief Financial Officer in December 2012. The base salary for Mr. Kuchinad remained flat in fiscal 2014 versus the prior year.
Ms. Ernster’s base salary was set at $675,000 in connection with her offer of employment as Chief Design Officer in March 2013. Mr. Reddy’s base salary was increased from $260,000 (which amount was subject to a cost of living adjustment to reflect geographic differences in the cost of living between the U.S. and Switzerland) to $400,000 in connection with his promotion to Chief Financial Officer in July 2013. Mr. Relich’s base salary was increased from $465,000 to $550,000 in connection with his promotion to Chief Operating Officer in August 2013. In each case, these base salaries were negotiated with the executive and set at levels the Compensation Committee believed to be appropriate and competitive for that position.
The amount of base salary paid to each Named Executive Officer for fiscal 2014 is reported in Column (c) of the “Summary Compensation Table” below.
Annual Cash Incentive Awards
We believe that a significant portion of compensation for executive officers should be based on Company and individual performance, with the opportunity to earn substantial awards in connection with superior business and individual performance. Annual cash incentive awards are generally granted to the Company’s Named Executive Officers under the Company’s shareholder-approved Annual Incentive Bonus Plan (the “Bonus Plan”), a performance-based plan intended to motivate key employees by linking cash incentive award opportunities to pre-established performance goals. Specific performance criteria that can be used by the Compensation Committee (in its sole discretion) each period are set forth in the Bonus Plan.
The Compensation Committee has implemented a two-tier funding approach for Named Executive Officers under the Bonus Plan that is designed to give the Compensation Committee greater flexibility to consider all aspects of performance and other factors the Compensation Committee considers relevant, within a framework that is intended to preserve the Company’s tax deduction for qualified performance-based compensation under Section 162(m) of the Internal Revenue Code. Under the program, the Compensation Committee approves pre-established formulas to determine the maximum cash incentive opportunity that may be awarded to each Named Executive Officer under the Bonus Plan, then exercises its discretion in determining the actual cash payouts, which will be at or below the calculated maximum payout levels.
The Compensation Committee’s final cash incentive award determinations for fiscal 2014, as discussed below, reflect the transition in the Company’s senior management team during the year, as Mr. Reddy did not participate in the two-tier funding approach described above for fiscal 2014 since he was not Chief Financial Officer at the start of the year, Ms. Ernster’s bonus opportunity for fiscal 2014 was negotiated as part of her employment agreement, and Messrs. Kuchinad and Kershaw were participants in the Bonus Plan at the start of fiscal 2014 but were not eligible to receive individual cash awards for fiscal 2014 due to their resignations prior to year-end.

Calculation of Maximum Eligible Cash Awards
For fiscal 2014, the Compensation Committee established maximum individual cash award opportunities for the Named Executive Officers (other than Ms. Ernster and Mr. Reddy) pursuant to a specific formula tied to the Company’s earnings from operations. For the executives other than Mr. Paul Marciano, this limit was based on the Company’s earnings from operations for the entire fiscal 2014 year. Because Mr. Paul Marciano’s employment agreement was still under negotiation at the time the fiscal 2014 bonus opportunities were approved, his fiscal 2014 bonus opportunity was approved at a later date than the other Named Executive Officers. As a result, Mr. Paul Marciano’s maximum individual cash award opportunity was based on the Company’s earnings from operations (excluding the impact of certain specified legal, restructuring, acquisition and accounting related matters) for the last three quarters of fiscal 2014 in order to help preserve the deductibility of his bonus amount for tax purposes.
The maximum individual cash award opportunities for fiscal 2014 were as follows: for Mr. Paul Marciano, a maximum award opportunity equal to the lesser of 3.35% of earnings from operations for the last three quarters of fiscal 2014 (as described above) or 500% of base salary; for each of Messrs. Relich and Kuchinad, a maximum award opportunity equal to the lesser of 0.16% of fiscal 2014 earnings from operations or 75% of base salary; and for Mr. Kershaw, a maximum award opportunity equal to the lesser of 0.11% of fiscal 2014 earnings from operations or 75% of base salary. For Mr. Paul Marciano, the maximum award opportunity as a percentage of base salary is provided under his employment agreement. For the other executives, the percentage of base salary was increased from the fiscal 2013 level (which was 60% of base salary) as the Compensation Committee believed the increase was appropriate to be reasonably competitive for each position.
The Compensation Committee chose earnings from operations as the measurement used to calculate maximum cash incentive opportunities (and to establish the performance-based aspects of our long-term equity incentive awards as described below) as a way to further link the executives’ incentive opportunities to the Company’s financial performance. Earnings from operations is also a consistently applied, easily understood and widely used metric that provides a measurement of operating performance that excludes certain non-operational factors.
Each Named Executive Officer also has a threshold and target cash incentive amount under the Bonus Plan. These amounts are established as guidelines only and are not tied to any particular metric or goal, with the Compensation Committee able to exercise discretion to award incentives that are above or below such levels (but in all cases within the applicable maximum as described above) based on its subjective assessment of such factors as it deems appropriate. Pursuant to his employment agreement, the target incentive amount as a percentage of base salary for Mr. Paul Marciano was 400% and, while no threshold incentive amount was specified, the cash award can be reduced down to zero. The threshold and target incentive amounts as a percentage of base salary for the other executive officers was set at 25% for threshold and 50% for target (which amounts were increased from the fiscal 2013 levels of 20% and 40%, respectively, in order to correlate with the new maximum level of 75% described above). At the time each of these target and threshold levels was approved for fiscal 2014, the Compensation Committee believed them to be reasonably competitive for each position.
In the first quarter of fiscal 2015, the Compensation Committee determined the Company’s earnings from operations for the last three quarters of fiscal 2014 was $222.7 million (which amount excluded a net $11.4 million negative impact related to the specified legal, restructuring, acquisition and accounting-related matters pursuant to the previously established criteria), and that the Company’s earnings from operations for all of fiscal 2014 was $222.6 million. Accordingly, the potential maximum payout opportunity for Mr. Paul Marciano was 497% of base salary (or $7,459,345), and for Mr. Relich was 75% of base salary ($348,750), calculated based on Mr. Relich’s lower salary in effect prior to his promotion to

Chief Operating Officer. Messrs. Kuchinad and Kershaw were not eligible to receive individual cash awards for fiscal 2014 due to their resignations prior to year-end.
Because Mr. Reddy’s promotion to Chief Financial Officer did not occur until July 2013, he did not participate under the two-tier funding approach applicable to the other Named Executive Officers for fiscal 2014. Instead, Mr. Reddy participated in a separate program for fiscal 2014 whereby (i) one half of his cash incentive opportunity was based on the Company's earnings from operations results for the Guess Europe segment (excluding the impact of certain specified restructuring and advertising related matters) for fiscal 2014 and (ii) one half of his cash incentive opportunity was based on his individual performance as determined in the general discretion of the Compensation Committee. Under this program, Mr. Reddy was eligible for a cash award of up to 20% of base salary at threshold performance (earnings from operations for the Europe segment of €89.8 million), 40% of base salary at target performance (earnings from operations for the Europe segment of €95.9 million) and 60% of base salary at stretch performance (earnings from operations for the Europe segment of €105.8 million). The Compensation Committee chose earnings from operations for the Europe segment for this metric as a way to further link the executive’s incentive opportunities to the financial performance for the segment for which Mr. Reddy was responsible in his prior position as the European Chief Financial Officer. Earnings from operations is also a consistently applied, easily understood and widely used metric that provides a measurement of operating performance that excludes certain non-operational factors. Because the Company's fiscal 2014 earnings from operations for the Europe segment of €82.3 million (which amount excluded a net €17.3 million negative impact related to specified restructuring and advertising related matters pursuant to the previously established criteria) was below the threshold level described above, Mr. Reddy was eligible for a cash incentive award only with respect to the discretionary half of the program.
Determination of Actual Cash Awards
Once the maximum payout levels are established, the Compensation Committee then determines actual cash payouts for each participating Named Executive Officer (subject to the calculated maximum payout level for that executive). The Compensation Committee bases its final cash award decision on its subjective assessment of the Company’s overall financial performance for the fiscal year, each Named Executive Officer’s individual performance for the fiscal year and other factors that the Compensation Committee determines warrant consideration, such as global economic and competitive conditions.
For fiscal 2014, although the Compensation Committee reviewed the Company’s financial results in detail, it did not directly link all or any portion of the Named Executive Officers’ cash incentive awards to the achievement or failure to achieve any specific goal or assign a specific weighting to any particular financial measure. Instead, the Compensation Committee considered the financial results in the context of the economic and competitive environment, with a focus on both near-term results and the long-term health and positioning of the Company. In particular, the Compensation Committee reviewed the Company’s earnings, revenues, expenses, margins, return on invested capital, segment performance, cash flows and shareholder return for fiscal 2014. The Compensation Committee also considered its subjective assessment of the Company’s overall financial position at year-end.
In addition, the Compensation Committee evaluated each individual Named Executive Officer’s performance during the fiscal year, taking into account the individual’s contributions to the Company’s various strategic initiatives, such as growth, profitability, organizational development, global brand, product, supply chain, omni-channel, and information systems initiatives. The Compensation Committee took particular note of the successful transition, under the leadership of Mr. Paul Marciano, of Ms. Ernster, Mr. Reddy and Mr. Relich to their new positions. The Compensation Committee gave no specific weighting to any particular performance measure and evaluated individual performance in a non-formulaic manner.

In reviewing the foregoing factors, the Compensation Committee noted the Company achievements in fiscal 2014 discussed under “—Fiscal 2014 Results and Accomplishments” above. The Compensation Committee also acknowledged management’s dedication to the long-term success of the Company, as demonstrated by management’s continuing effort to strategically execute on the Company’s long-term global expansion strategy and its commitment to protect the Guess brand, even during a period of particularly difficult economic and market conditions. However, despite these accomplishments and strong management team performance in many areas, the Compensation Committee recognized that the Company did not achieve its original financial expectations for fiscal 2014.

Based on its overall subjective assessment of Company and individual performance, including all the factors discussed above, the Compensation Committee determined that awarding some level of cash bonuses for fiscal 2014 was appropriate. The Compensation Committee arrived at a similar conclusion with respect to equity awards for fiscal 2014, as discussed below under “—Long-Term Equity Incentive Awards—Determination of Actual Equity Awards.” The Compensation Committee ultimately determined to pay an annual cash award to Mr. Paul Marciano of $2,800,000, or less than half of the target amount (despite eligibility for a cash award under the annual program of up to $7,459,345), and to Mr. Relich of $220,000 (an amount equal to 40% of Mr. Relich’s new base salary as Chief Operating Officer), or approximately 89% of the way between the threshold and target amounts (despite eligibility for a cash award under the annual program of up to $348,750).
With respect to Mr. Reddy, the Compensation Committee considered whether it was appropriate to award a discretionary bonus for fiscal 2014. The Compensation Committee recognized the significant contributions of Mr. Reddy during the 2014 fiscal year, particularly since his promotion to Chief Financial Officer in July 2013. In light of his individual contributions and his increased responsibilities, the Compensation Committee approved a fiscal 2014 discretionary cash bonus award of $120,000 for Mr. Reddy (an amount equal to 30% of Mr. Reddy’s new base salary as Chief Financial Officer).
Pursuant to her employment agreement, Ms. Ernster was awarded a guaranteed bonus for fiscal 2014 of $337,500 (50% of her base salary). This bonus will be paid to her in equal installments on April 14, 2014 and August 14, 2014, subject to her continued employment with the Company through the applicable vesting date. Ms. Ernster was also awarded a signing bonus of $137,500 in 2013, which she will be required to repay to the Company if she voluntarily terminates employment within the first two years of her start date. These bonuses were negotiated with Ms. Ernster and determined by the Compensation Committee to be appropriate to help induce her to accept employment with the Company.
Long-Term Equity Incentive Awards
The Company’s philosophy is that the Named Executive Officers’ long-term compensation should be directly linked to the value provided to our shareholders. Therefore, 100% of the Named Executive Officers’ long-term compensation is currently awarded in the form of stock options and restricted stock (or restricted stock units). The Compensation Committee has the authority to grant stock options, restricted stock, restricted stock units and other awards under the Company’s 2004 Equity Incentive Plan.
Stock Options.    The Company generally makes a portion of its long-term incentive grants to Named Executive Officers in the form of stock options with an exercise price that is equal to the closing price of a share of the Company’s Common Stock on the NYSE on the grant date. The Compensation Committee utilizes stock options to help ensure that the Named Executive Officers will realize value only if our shareholders realize value on their shares. Stock options also foster retention of key executives since the awards generally vest over the four-year period following the performance period.
Restricted Stock.    The Compensation Committee uses restricted stock (or restricted stock units) in addition to stock options to reduce the level of potential share dilution that would otherwise develop if larger stock option awards were granted. The Compensation Committee also uses restricted stock awards as a retention incentive as they generally vest over the four-year period following the performance period. In addition, restricted stock promotes commonality of interests between management and shareholders since the awards expose the recipient to both upside and downside risk based on the value of the Company’s Common Stock over time.
Like the annual cash incentive award program, the Compensation Committee has implemented a two-tier approach for equity awards to Named Executive Officers that gives the Compensation Committee greater flexibility to consider all aspects of performance and other factors the Compensation Committee considers relevant, within a framework that is intended to preserve the Company’s tax deduction for qualified performance-based restricted stock under Section 162(m) of the Internal Revenue Code. Like the cash program, the Compensation Committee approves pre-established formulas to determine the maximum value of the equity incentive opportunities that may be awarded to each Named Executive Officer, then exercises its discretion in determining the number of shares to be subject to the actual equity awards, which will be at levels at or below the calculated maximum award levels. The maximum number of shares of the Company’s Common Stock subject to each annual award is intended to create a meaningful opportunity for stock ownership in light of the Named Executive Officer’s current position with the Company, the size of comparable awards to comparable executives at our peer group companies, and the individual’s personal performance in recent periods. The Compensation Committee believes that the mix of equity award types, which currently provides a heavier emphasis on restricted stock than on stock options (as more fully described below), supports its retention and performance objectives and provides a balanced risk/reward approach, while maintaining a strong alignment between the interests of the Named Executive Officers and those of our shareholders.
Calculation of Maximum Eligible Equity Awards
For fiscal 2014, the Compensation Committee established maximum equity incentive opportunities in the form of stock options and restricted stock for each of the Named Executive Officers (other than Mr. Paul Marciano, Ms. Ernster and Mr. Reddy, as described below) pursuant to a specific formula tied to the Company’s earnings from operations for fiscal 2014. The maximum individual equity award opportunities for participating Named Executive Officers for fiscal 2014 were as follows: for each of Messrs. Relich and Kuchinad, a maximum stock option award opportunity value equal to the lesser of 0.05% of fiscal 2014 earnings from operations or 20% of base salary and a maximum restricted stock award opportunity value equal to the lesser of 0.13% of fiscal 2014 earnings from operations or 60% of base salary; and for Mr. Kershaw, a maximum stock option award opportunity value equal to the lesser of 0.03% of fiscal 2014 earnings from operations or 20% of base salary and a maximum restricted stock award opportunity value equal to the lesser of 0.09% of fiscal 2014 earnings from operations or 60% of base salary. The percentage of base salary level in each case was the same as the level used under the fiscal 2013 annual incentive program.
In the first quarter of fiscal 2015, the Compensation Committee determined the Company’s earnings from operations for fiscal 2014 was $222.6 million, which resulted in maximum stock option and restricted stock award values for Mr. Relich equal to 20% and 60% of base salary, respectively. These maximum award opportunities were then converted from dollar amounts to shares, with stock options valued using the Black Scholes Model and restricted stock valued at the closing price of the Company’s unrestricted Common Stock on the NYSE, in each case on a pre-determined measurement date with respect to the grant date. For fiscal 2014, the grant date occurred on April 2, 2014, the date of the first quarter Compensation Committee meeting where the Compensation Committee approved the awards, and the pre-determined measurement date occurred five business days prior to the grant date in order to allow the Compensation Committee sufficient time to review final maximum share and option opportunities prior to making its final award decisions. Messrs. Kuchinad and Kershaw were not eligible to receive individual equity awards for fiscal 2014 due to their resignations prior to year-end.

Because Mr. Paul Marciano’s employment agreement was still under negotiation at the time the fiscal 2014 equity incentive opportunities were approved, he did not participate in the equity component of the fiscal 2014 annual incentive program. Instead, he was granted two equity awards in July 2013 (each of which was subject to performance-vesting requirements) in connection with his entering into his new employment agreement as described below under “Other Equity Awards.”
Because Ms. Ernster’s appointment as Chief Design Officer and Mr. Reddy’s promotion to Chief Financial Officer did not occur until June 2013 and July 2013, respectively, they did not participate under the two-tier approach applicable to the other Named Executive Officers for fiscal 2014. Instead, Ms. Ernster and Mr. Reddy participated in a separate annual equity award program for fiscal 2014 whereby they were eligible to receive discretionary equity awards with target values equal to 65% and 60%, respectively, of base salary, subject to adjustments up or down at the discretion of the Compensation Committee.
Determination of Actual Equity Awards
Once the maximum payout levels are established, the Compensation Committee then determines actual equity awards for each participating Named Executive Officer under the annual equity program (subject to the calculated maximum payout levels for that executive) using the same review and subjective assessment process as used for the annual cash incentive award program described in detail under “—Annual Cash Incentive Awards” above.
Like the annual cash incentive award program, the Compensation Committee gave no specific weighting to any particular performance measure considered for fiscal 2014 for equity awards and evaluated individual performance in a non-formulaic manner, making an overall subjective assessment of Company and individual performance during the year. While the Compensation Committee provided for a significantly lower-than-eligible cash award to Mr. Relich under the annual program for fiscal 2014, it decided to grant a maximum level equity award to Mr. Relich under the annual program. In addition, since Mr. Relich’s maximum equity opportunity was expressed as a percentage of his base salary, the Compensation Committee elected to provide incremental equity awards of 1,794 shares of restricted stock and options to purchase 2,696 shares of Common Stock to Mr. Relich to reflect the proportional increase in his base salary as a result of his promotion to Chief Operating Officer during the year.
With respect to Ms. Ernster and Mr. Reddy, the Compensation Committee considered whether it was appropriate to grant discretionary equity awards for fiscal 2014. The Compensation Committee recognized the significant contributions of Ms. Ernster since she joined the Company in June 2013. They also recognized the significant contributions of Mr. Reddy during the entire 2014 fiscal year, particularly since his promotion to Chief Financial Officer in July 2013. In light of these individual contributions, the Compensation Committee decided to grant a discretionary equity award to Ms. Ernster at approximately half of her target award level and to Mr. Reddy approximately equal to his target award level (recognizing the larger cash award provided to Ms. Ernster with respect to fiscal 2014).
In making its decision to provide equity awards at these levels, the Compensation Committee considered the magnitude of the individual cash awards described above under “—Annual Cash Incentive Awards.” The Compensation Committee intended to strike a balance of rewarding management for its contributions and accomplishments in a difficult economic climate, while recognizing that the Company did not achieve its original financial expectations for the year. The Compensation Committee believes that the equity awards provide the added benefits over cash awards of helping to further align the interests of management with shareholders (since their ultimate value depends on share price) and helping to foster a long-term approach (since the awards vest over a number of years).
The actual equity awards approved by the Compensation Committee for the Named Executive Officers with respect to fiscal 2014 performance are presented in footnote (2) to the “Grants of Plan-Based

Awards in Fiscal 2014” table below. In accordance with applicable SEC rules, the “Grants of Plan-Based Awards in Fiscal 2014” table reflects equity awards actually granted by the Company in fiscal 2014. The material terms of the equity awards granted to our Named Executive Officers during fiscal 2014 are described below under “—Description of Plan-Based Awards.” Since our equity awards granted in fiscal 2014 under the annual program related to performance in fiscal 2013, the basis for these awards was included in the Compensation Discussion and Analysis section of our proxy statement filed with the SEC on May 29, 2013 with respect to our 2013 annual meeting of shareholders. The equity awards described in the preceding paragraphs, which were awarded in the first quarter of fiscal 2015 based on fiscal 2014 performance, will, in accordance with applicable SEC rules, be reflected in the “Grants of Plan-Based Awards” table included in our proxy statement next year with respect to our 2015 annual meeting of shareholders.
Other Equity Awards
Mr. Paul Marciano
As noted above, we granted two awards of restricted stock units to Mr. Paul Marciano in July 2013 in connection with his entering into a new employment agreement. Each of these awards is subject to both time- and performance-based vesting requirements and was negotiated with Mr. Paul Marciano and determined by the Compensation Committee to be appropriate in light of his role with the Company. The Compensation Committee believed that each of these awards provided appropriate additional incentives for Mr. Paul Marciano both to achieve the specific performance goals identified below and to continue his employment with the Company through the vesting period. The first award, consisting of 100,000 restricted stock units, would be eligible to vest only if the Company’s earnings from operations derived from the Company’s licensing segment for the last three quarters of fiscal 2014 exceeded a threshold amount established by the Compensation Committee of $62.9 million. If this threshold goal was met, the awards would vest in three annual installments at the end of each of fiscal 2014, 2015 and 2016, subject to Mr. Paul Marciano’s continued employment with the Company through the applicable vesting date. The Compensation Committee believes that Mr. Paul Marciano continues to make substantial contributions to the Company’s licensing segment.  Earnings from operations derived from the Company’s licensing segment was selected as the performance measure for this award as a way to further link Mr. Paul Marciano’s incentives to the performance of that segment of the Company’s business. Earnings from operations is also a consistently applied, easily understood and widely used metric that provides a measurement of operating performance that excludes certain non-operational factors. At the end of fiscal 2014, the Compensation Committee determined that the Company’s licensing segment earnings from operations for the last three quarters of fiscal 2014 was $81.6 million, meaning that the threshold level had been achieved.
The second award for Mr. Paul Marciano, consisting of a target number of 143,700 restricted stock units, would be eligible to vest with respect to a percentage of that target number determined based on the Company’s earnings from operations (excluding the impact of certain specified legal, restructuring, acquisition and accounting related matters) for the last three quarters of fiscal 2014 in accordance with the following chart:

Earnings from Operations for Q2-Q4 of Fiscal 2014	Percentage of Target RSUs Eligible to Vest
Less than $206.3 million	0%
$206.3 million	50%
$230.3 million	100%
$287.7 million or more	150%

Earnings from operations was selected as the performance measure for this award as a way to further link Mr. Paul Marciano’s incentives to the Company’s overall financial performance. Earnings from operations is also a consistently applied, easily understood and widely used metric that provides a measurement of operating performance that excludes certain non-operational factors. The percentage of target restricted stock units eligible to vest would be determined by linear interpolation for performance between the levels noted above, with the maximum number of units eligible to vest being capped at 150% of the target number. The restricted stock units that were eligible to vest based on fiscal 2014 performance would vest in one installment on February 1, 2016, subject to Mr. Paul Marciano’s continued employment with the Company through that date. The number of units subject to the award was determined by dividing $4.5 million by the average closing prices of our common stock over a period of twenty trading days ending on the grant date. At the end of fiscal 2014, the Compensation Committee determined that the Company’s earnings from operations for fiscal 2014 was $222.7 million (which amount excluded a net $11.4 million negative impact related to the specified legal, restructuring, acquisition and accounting-related matters pursuant to the previously established criteria) and, accordingly, that 84.1% of the target number of units subject to the award (or 120,800 units) will be scheduled to vest on February 1, 2016.
Mr. Paul Marciano’s employment agreement also provides that he will be granted equity awards for fiscal 2015 and fiscal 2016 on similar terms to the two grants described above, with the number of shares subject to each of these grants to be determined by the Compensation Committee in its sole discretion.
Other Named Executive Officers
Pursuant to their new employment agreements entered into during fiscal 2014, Messrs. Relich and Reddy and Ms. Ernster were each granted awards of stock options and restricted stock that vest based on the executive’s continued employment with the Company. Each of these awards vests in annual installments over a four-year period, subject to the executive’s continued employment with the Company through the vesting date. The award levels were negotiated in each case with the executive and determined by the Compensation Committee to be generally competitive for the position and to provide an appropriate retention incentive.
401(k) Retirement Benefits
The Company’s employees, including the Named Executive Officers, are eligible to participate in its tax-qualified 401(k) plan and are eligible to receive a discretionary matching contribution from the Company after one year of service. In calendar 2013, the Company made a discretionary matching contribution on behalf of each eligible participant equal to 50% of the first 6% of compensation contributed by the participant. These Company matching contributions can function as a retention incentive as they vest over the first five (5) years of service with the Company. The Named Executive Officers participate in the plan on the same terms as our other participating employees.
Non-Qualified Deferred Compensation Plan
The Company has maintained a Non-Qualified Deferred Compensation Plan (the “DCP”) since 2006. Under the DCP, select employees who satisfy certain eligibility requirements, including each of the Named Executive Officers and members of the Board, may make annual irrevocable elections to defer up to 75% of their base salary, 100% of their bonus, 100% of their cash compensation earned under any Company long-term incentive plan or 100% of their director fees to be earned during the following calendar year. In addition, the Company may make contributions to “make up” for Company match amounts under the Company’s 401(k) plan that cannot be made to Named Executive Officers because of applicable Internal Revenue Code limits. The Company may also make other discretionary contributions, although it did not do so for fiscal 2014. The Company believes that providing the Named Executive Officers with deferred compensation opportunities is a cost-effective way to permit officers to receive the tax benefits associated with delaying the income tax event on the compensation deferred, even though the related deduction for the Company is also deferred. As noted above, Mr. Paul Marciano agreed in his new employment agreement that the portion of his base salary for each of fiscal 2014 through fiscal 2016 in excess of $1,000,000 would be deferred under the DCP until the termination of his employment with the Company. Because the portion of Mr. Paul Marciano’s compensation that exceeds $1,000,000 is generally not deductible by the Company pursuant to Section 162(m) of the Internal Revenue Code while he is serving as Chief Executive Officer (other than compensation that qualifies as “performance-based compensation” under Section 162(m) as discussed below), the Company would not be able to deduct the full amount of his salary if it were paid to him as it was earned. Mr. Paul Marciano agreed to the deferral of the portion of his salary that exceeds $1,000,000 until his termination of employment in order to help preserve the Company’s ability to deduct the deferred salary amount for tax purposes. Information with respect to the Named Executive Officers’ participation in the DCP is presented in, and the material terms of the DCP are described following, the “Non-Qualified Deferred Compensation Plan Table—Fiscal 2014” below.
Supplemental Executive Retirement Plan
The Company has maintained a Supplemental Executive Retirement Plan (“SERP”) since 2006. The SERP will provide select employees who satisfy certain eligibility requirements with supplemental pension benefits in prescribed circumstances. The only active participant in the SERP is Mr. Paul Marciano. In addition to the active participant, Maurice Marciano, our former executive Chairman of the Board, previously participated in the SERP during his employment by the Company and will be eligible to receive vested SERP benefits in the future (with respect to his prior employment) in accordance with the terms of the SERP. Annual benefits available under the SERP (“SERP Benefits”) are calculated by multiplying the participant’s highest average compensation (including base salary and certain bonuses) during any two of the final three years of employment by a percentage equal to 2.5% for each year of service, subject to a maximum benefit of 60% of such average compensation for Mr. Paul Marciano and Mr. Maurice Marciano. In addition, the SERP was amended during fiscal 2014 to provide that the maximum amount of Mr. Paul Marciano’s compensation for any year following 2013 that may be taken into account under the SERP is $6,250,000. This amendment was adopted as part of the negotiation of Mr. Paul Marciano’s employment agreement to limit the amount of the total benefit he may accrue under the SERP. The Company believes that providing Mr. Paul Marciano with supplemental pension benefits under the SERP recognizes his substantial past and expected future contributions and provided a valuable retention incentive.
Additional information with respect to Mr. Paul Marciano’s participation in the SERP is presented in, and the material terms of the SERP are described following, the “Pension Benefits Table—Fiscal 2014” below. Additional information concerning potential payments under the SERP upon certain terminations or a change in control is presented in “—Potential Payments Upon Termination or Change in Control” below.
Severance and Other Benefits Upon Termination of Employment
In order to support our compensation objective of attracting, retaining and motivating qualified executives, we believe that, in certain cases, it is appropriate to provide our key executive officers with severance protections upon certain types of termination of their employment. These severance protections are negotiated on an individual by individual basis in connection with the negotiation of other employment terms, typically in connection with the entering into of employment agreements or employment offer letters with each Named Executive Officer. Consistent with this approach, the severance protections for each of our Named Executive Officers currently employed by us were negotiated in connection with entering into their new employment agreements or employment offer letters during fiscal 2014. In each case, the Compensation Committee determined that the severance provisions for each executive were reasonable in light of market practices and the importance to the Company and its shareholders of securing the continued service of these executives.
In addition to these individually negotiated severance protections, under the terms of our equity incentive plans, subject to limited exceptions set forth therein, if (i) any person (other than Mr. Maurice Marciano and Mr. Paul Marciano) acquires more than (a) for equity awards granted prior to September 28, 2007, 20% of the outstanding Common Stock or combined voting power of the Company, and (b) for equity awards granted on or after September 28, 2007, both 35% of the outstanding Common Stock or combined voting power of the Company and more shares than are then held by Mr. Maurice Marciano, Mr. Paul Marciano and their related parties, (ii) certain changes in a majority of the Board of Directors occur over a period of not longer than two years, (iii) certain mergers or consolidations of the Company occur involving more than a 20% change in ownership, or (iv) there is a liquidation or dissolution of the Company or a sale of all or substantially all of the Company’s assets, awards held by all of our employees, including the Named Executive Officers, that are then-outstanding under the equity incentive plans will (unless otherwise determined by the Compensation Committee) become fully vested or paid, as applicable. Although this vesting will occur whether or not a Named Executive Officer’s employment terminates, we believe it is appropriate to fully vest equity awards in these change in control situations because such a transaction may effectively end the Named Executive Officers’ ability to realize any further value with respect to the equity awards.
As noted above, we entered into a new employment agreement with Mr. Paul Marciano during fiscal 2014 that, among other changes, eliminated several features of his prior employment agreement that we believe are generally disfavored by stockholders and do not represent current market practices in executive compensation. The features that Mr. Paul Marciano agreed to eliminate in his new employment agreement include a change in control tax gross-up provision, a paid lifetime medical provision, a provision under which he could terminate employment for any reason in connection with certain change in control events and receive severance benefits (referred to as a “walkaway right”) and certain other provisions for enhanced severance benefits.
Additional information concerning potential payments that may be made to the Named Executive Officers in connection with their termination of employment or a change in control is presented in “—Potential Payments Upon Termination or Change in Control” below.
Security Protections and Other Benefits
We provide Mr. Paul Marciano with certain security protections. The Compensation Committee believes that these protections are appropriate for Mr. Paul Marciano in light of the high profile nature of his position with the Company. These protections are not intended to provide a personal benefit (other than the intended security) to Mr. Paul Marciano and we do not view these security protections as compensation for Mr. Paul Marciano. However, as required under applicable SEC rules, we include the Company’s cost of providing these protections for the applicable year as compensation for Mr. Paul Marciano for that year in the “Summary Compensation Table” below. During fiscal 2014, the Compensation Committee also approved reimbursement of legal fees incurred by Mr. Paul Marciano in connection with his new employment agreement. The Compensation Committee also approved the reimbursement of certain relocation expenses for Ms. Ernster in connection with her joining the Company in June 2013 and for Mr. Reddy in connection with his promotion to Chief Financial Officer in July 2013.

Stock Ownership Guidelines
In order to encourage stock ownership by senior management (and Non-Employee Directors) of the Company, the Company maintains Stock Ownership Guidelines. The Stock Ownership Guidelines are intended to further align the financial interests of senior management (and Non-Employee Directors) with those of the Company’s shareholders. Under the Stock Ownership Guidelines, certain specified senior executives, including all of the Named Executive Officers (and Non-Employee Directors), are required to accumulate, and then retain, the following amounts of Company Common Stock:

Position	Stock Ownership Requirement
CEO	Six times annual base salary
Executive Chairman (if any)	Five times annual base salary
Select Senior Executives (including all other Named Executive Officers)	Two and one-half times annual base salary
Non-Employee Directors	Five times annual board retainer
Until a participant has met the applicable ownership guideline, the participant is expected to retain an amount equal to 50% of the net shares (after payment of any exercise price and related taxes) received as a result of the exercise, vesting or payment of equity awards (including stock options and restricted stock) granted by the Company to the participant. Once a participant has met the applicable ownership guideline, ownership of the guideline amount is expected to be maintained. For purposes of satisfying the Stock Ownership Guidelines, the following holdings count toward the required holding amounts: (i) shares owned directly (including through open market purchases, vesting of restricted stock awards or exercise of stock options), (ii) shares held by spouses or children or through certain trusts for the benefit of the participant, a spouse and/or children and (iii) stock option equivalents based on the value of “in-the-money” vested unexercised stock options.
Executive Compensation Clawback Policy
The Company maintains a policy regarding the recoupment of certain performance-based compensation payments to executive officers (the “Clawback Policy”). The Clawback Policy provides that the Board or the Compensation Committee may require reimbursement or cancellation of all or a portion of any performance-based short or long-term cash or equity awards made to an executive officer to the extent that: (1) the amount of, or number of shares included in, any such payment was calculated based on the achievement of financial results that were subsequently revised and (2) a lesser payment of cash or equity awards would have been made to the executive officer based upon the revised financial results. Where the achievement of a financial result was considered in determining the performance-based compensation awarded, but the compensation was not awarded on a formulaic basis, the Board or Compensation Committee will determine in its discretion the amount, if any, to seek for reimbursement.
Section 162(m) Policy
Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly-held companies for compensation paid to certain executive officers, to the extent that compensation exceeds $1 million per officer in any year, unless certain performance and other requirements are met. The Compensation Committee considers the anticipated tax treatment to the Company and our executive officers when reviewing executive compensation and our compensation programs. However, while the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the Compensation Committee’s overall compensation philosophy. The Compensation Committee will consider ways to maximize the deductibility of executive compensation, while retaining the discretion it deems necessary to compensate officers in a manner commensurate with performance and the competitive environment for executive talent. The maximum cash and equity opportunity structure under the Company’s annual incentive program for executive officers described above, and the performance-based features of Mr. Paul Marciano’s equity awards described above, are intended to cause the compensation paid thereunder to qualify as performance-based compensation under Section 162(m). There can be no assurance, however, that the compensation intended to qualify for deductibility under Section 162(m) awarded or paid by the Company will be fully deductible, and in any event, we reserve the right to design programs that recognize a full range of performance criteria important to our success, even where the compensation paid under such programs may not be deductible.

Compensation Committee
Report on Executive Compensation(1)
The Compensation Committee has certain duties and powers as described in its Charter. The Compensation Committee is currently composed of the four Non-Employee Directors named at the end of this report, each of whom the Board has determined to be independent as defined by the NYSE listing standards.
The Compensation Committee has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and our discussions, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis section be included in the Company’s Fiscal 2014 Annual Report on Form 10-K and in this Proxy Statement for the 2014 Annual Meeting, each as filed with the SEC.

By the Compensation Committee,
Alex Yemenidjian, Chairperson Anthony Chidoni Joseph Gromek Kay Isaacson-Leibowitz
____________________________

(1)
SEC filings sometimes “incorporate information by reference.” This means the Company is referring you to information that has previously been filed with the SEC, and that this information should be considered as part of the filing you are reading. Unless the Company specifically states otherwise, this report shall not be deemed to be incorporated by reference and shall not constitute soliciting material or otherwise be considered filed under the Securities Act of 1933 or the Exchange Act.

Compensation Committee
Interlocks and Insider Participation
Of the Compensation Committee members whose names appear on the Compensation Committee Report above, Alex Yemenidjian, Anthony Chidoni and Kay Isaacson-Leibowitz were committee members during all of fiscal 2014. Joseph Gromek was appointed to the Compensation Committee in April 2014 in connection with his appointment to the Board of Directors. No director who served on the Compensation Committee during fiscal 2014 is a current or former executive officer or employee of the Company or had any relationships requiring disclosure by the Company under the SEC’s rules requiring disclosure of certain relationships and related-party transactions. None of the Company’s executive officers served as a director or a member of a compensation committee (or other committee serving an equivalent function) of any other entity, one of whose executive officers served as a director or member of the Company’s Compensation Committee during fiscal 2014.

Summary Compensation Table
The following table presents information regarding compensation of our Named Executive Officers for services rendered with respect to the covered fiscal years. The Company operates on a 52/53-week fiscal year calendar, which ends on the Saturday nearest to January 31 of each year. As a result, fiscal 2012 represents the 52-week fiscal year ended on January 28, 2012, fiscal 2013 represents the 53-week fiscal year ended on February 2, 2013, and fiscal 2014 represents the 52-week fiscal year ended on February 1, 2014.

Name and Principal Position	Fiscal Period	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)(4)	All Other Compensation ($)(5)	Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Paul Marciano	2014	1,500,000	—	9,184,218	434,396	2,800,000	—	227,669	14,146,283
Chief Executive Officer	2013	1,019,231	—	1,379,400	513,374	5,730,000	—	159,420	8,801,425
and Vice Chairman	2012	1,000,000	—	1,477,820	539,897	2,410,000	8,851,931	119,486	14,399,134
Sharleen Ernster(6)	2014	454,327	137,500	625,200	227,775	—	—	49,201	1,494,003
Chief Design Officer
Sandeep Reddy(7)	2014	331,077	120,000	330,450	151,380	—	—	257,262	1,190,169
Chief Financial Officer
Michael Relich(8)	2014	498,903	—	819,092	303,127	220,000	—	24,337	1,865,459
Chief Operating Officer	2013	458,654	—	816,000	91,674	50,000	—	25,284	1,441,612
	2012	451,817	—	167,227	87,749	—	—	22,565	729,358
Nigel Kershaw(9)	2014	175,345	—	150,960	59,182	—	—	16,303	401,790
Former Interim Chief	2013	305,769	50,000	345,300	55,004	—	—	22,197	778,270
Financial Officer
Chet Kuchinad(10)	2014	321,912	—	218,892	81,079	—	—	26,752	648,635
Former Chief People	2013	455,192	—	741,900	186,900	50,000	—	192,267	1,626,259
Officer
____________________________________

(1)	Salary amounts for fiscal 2013 include an extra week of pay due to the extra 53rd week in fiscal 2013.

(2)
In accordance with the SEC’s disclosure rules, the amounts reported in Columns (e) and (f) above reflect the aggregate grant date fair value of stock awards and option awards, respectively, computed in accordance with FASB ASC Topic 718 and granted during each fiscal year (disregarding any estimate of forfeitures related to service-based vesting conditions). For a discussion of the assumptions and methodologies used to calculate the amounts reported in Columns (e) and (f), please see (i) the discussion of equity incentive awards granted during fiscal 2014 contained in Note 19 (Share-Based Compensation) to the Company’s Consolidated Financial Statements, included as part of the Company’s Fiscal 2014 Annual Report on Form 10-K, and (ii) the similar Share-Based Compensation notes contained in the Company’s Consolidated Financial Statements, included as part of the Company’s Annual Reports on Form 10-K for prior fiscal years as to the equity awards granted during those years. Except as described in the following paragraph, the grant-date fair value of all awards assumes that the highest level of performance conditions will be achieved. Under generally accepted accounting principles, compensation expense with respect to stock awards and option awards granted to our employees and directors is generally recognized over the vesting periods applicable to the awards.

The amount in Column (e) above for Mr. Paul Marciano includes $7,968,990, which represents the fair value of two performance-based awards of restricted stock units granted to him during fiscal 2014, determined as of the grant date under generally accepted accounting principles based on the probable outcome of the performance conditions applicable to the awards. The grant date fair value of these two awards assuming the maximum levels of performance applicable to these awards would be achieved was $10,318,485.

(3)
The amounts reported in Column (g) above reflect the aggregate dollar amounts paid to Named Executive Officers as cash incentive awards with respect to performance for the covered fiscal years under the terms of the Company’s Bonus Plan and 2004 Equity Incentive Plan. The cash incentive awards reported in Column (g) for each fiscal year were generally paid in the first quarter of the following fiscal year. For example, the cash payouts for fiscal 2014 were paid in the first quarter of fiscal 2015.

(4)
Amounts reported in Column (h) represent the annual changes in the actuarial present value of Mr. Paul Marciano’s accrued aggregate pension benefit with respect to the Company’s Supplemental Executive Retirement Plan, or SERP. The reported amount for each of fiscal 2013 and fiscal 2014 for Mr. Paul Marciano is $0 because the actuarial present value of Mr. Paul Marciano’s benefit actually decreased (i.e., it was a negative number) during each of these years. The amount of the decrease for fiscal 2014 was $9,641,030. Of this decrease, $4,573,686 was due to an underestimate of the amount by which the value of Mr. Paul Marciano’s benefit had actually decreased during fiscal 2013 (i.e., the fiscal 2013 decrease was $9,962,474 instead of the $5,388,788 decrease estimated in the Company’s 2013 proxy statement). The remaining portion of the decrease related primarily to lower performance-based cash bonuses paid during fiscal 2014 (with respect to fiscal 2013 performance) than during fiscal 2011, resulting in lower average compensation levels during the most recent three-year measurement period. The actuarial present value of accrued benefits is based on the RP 2000 Mortality Table; a discount rate of 4.0% for fiscal 2012 and 2013 and 4.25% for fiscal 2014; and an assumed retirement age of 65 for fiscal 2012 and 70 for fiscal 2013 and 2014. The assumptions used are the same as those used for financial reporting purposes and contained in Note 12 (Supplemental Executive Retirement Plan) to the Company’s Consolidated Financial Statements, included as part of the Company’s Fiscal 2014 Annual Report on Form 10-K. See the “Pension Benefits Table—Fiscal 2014” below.

No amounts are included in Column (h) for earnings on deferred compensation under the Company’s Non-Qualified Deferred Compensation Plan because the Named Executive Officers do not receive above-market or preferential earnings on compensation that is deferred under this plan. The earnings (losses) that the Named Executive Officers received during fiscal 2014 on compensation deferred under the Non-Qualified Deferred Compensation Plan are reported in the “Non-Qualified Deferred Compensation Plan Table—Fiscal 2014” below.

(5)
Amounts shown in Column (i) for fiscal 2014 consist of, for (i) Mr. Paul Marciano, home security ($131,254), automobile expenses, including fuel, maintenance and insurance ($46,350), health insurance related expenses, life insurance ($15,400), reimbursement of legal fees incurred by Mr. Paul Marciano in connection with his new employment agreement and matching contributions to the Company’s 401(k) Plan, (ii) Sharleen Ernster, relocation expenses ($25,550) and health insurance related expenses, (iii) Sandeep Reddy, Swiss expenses related to his prior assignment in Switzerland (including a cost of living adjustment ($61,674), housing expenses ($55,488), automobile expenses and tax equalization amounts), relocation expenses ($78,038, including $21,798 for related taxes), health insurance related expenses and matching contributions to the Company’s 401(k) Plan, (iv) Michael Relich, health insurance related expenses and matching contributions to the Company’s 401(k) Plan, (v) Nigel Kershaw, health insurance related expenses and matching contributions to the Company’s 401(k) Plan, and (vi) Chet Kuchinad, health insurance related expenses, automobile expenses, relocation expenses and matching contributions to the Company’s 401(k) Plan. Incremental cost for each item included in Column (i) other than a portion of automobile related expenses for Mr. Paul Marciano was calculated using the actual cost to the Company. Incremental cost to the Company for the use of Company-owned automobiles was calculated based on an Internal Revenue Service formula for valuing the use of Company-owned vehicles. Amounts related to Mr. Reddy’s prior assignment in Switzerland were converted to U.S. Dollars from Swiss Francs by using the average monthly exchange rates for 2013.

(6)
Sharleen Ernster joined the Company as Chief Design Officer on June 3, 2013. The amount reported in Column (d) above represents a signing bonus in connection with her joining the Company and the amounts reported in Columns (e) and (f) above for fiscal 2014 include the aggregate grant date fair value of stock awards and option awards, respectively, granted in connection with her appointment. As described in “—Current Executive Compensation Program Elements—Annual Cash Incentive Awards—Determination of Actual Cash Awards” above, pursuant to her offer letter, Ms. Ernster was awarded a guaranteed bonus for fiscal 2014 of $337,500 (50% of her base salary). This bonus will be paid to her in equal installments on April 14, 2014 and August 14, 2014, subject to her continued employment with the Company through the applicable vesting date. In accordance with applicable SEC rules, the amount of this bonus will be reported as compensation for fiscal 2015.

(7)
Sandeep Reddy was promoted to Chief Financial Officer of the Company effective July 18, 2013. Prior to his promotion to Chief Financial Officer of the Company, Mr. Reddy served as the Company’s Vice President and European Chief Financial Officer. The amounts reported in Columns (e) and (f) above for fiscal 2014 include the aggregate grant date fair value of stock awards and option awards, respectively, granted in connection with his promotion.

(8)
Michael Relich was promoted to Chief Operating Officer of the Company effective August 21, 2013. Prior to his promotion to Chief Operating Officer of the Company, Mr. Relich served as the Company’s Executive Vice President and Chief Information Officer. The amounts reported in Columns (e) and (f) above for fiscal 2014 include the aggregate grant date fair value of stock awards and option awards, respectively, granted in connection with his promotion.

(9)	Nigel Kershaw resigned from his position as Interim Chief Financial Officer of the Company effective July 15, 2013.

(10)	Chet Kuchinad resigned from his position as Chief People Officer of the Company effective October 15, 2013.

Compensation of Named Executive Officers
The “Summary Compensation Table” above quantifies the value of the different forms of compensation earned by or awarded to our Named Executive Officers in fiscal 2014, fiscal 2013, and fiscal 2012. The primary elements of each Named Executive Officer’s total compensation reported in the table are base salary, long-term equity incentives consisting of stock options and restricted stock and/or restricted stock units, cash incentive compensation and, for Mr. Paul Marciano, the change in pension value relating to the Company’s SERP. Named Executive Officers also earned or were paid the other benefits listed in Column (i) of the “Summary Compensation Table,” as further described in footnote (5) to the table.
The “Summary Compensation Table” should be read in conjunction with the tables and narrative descriptions that follow. A description of the material terms of each Named Executive Officer’s employment agreement or employment offer letter is provided immediately following this paragraph. The “Grants of Plan-Based Awards in Fiscal 2014” table, and the description of the material terms of the stock options, restricted stock and restricted stock units that follows it, provides information regarding the long-term equity incentives awarded to Named Executive Officers in fiscal 2014. The “Outstanding Equity Awards at Fiscal 2014 Year-End” and “Option Exercises and Stock Vested in Fiscal 2014” tables provide further information on the Named Executive Officers’ potential realizable value and actual realized value with respect to their equity awards. The “Pension Benefits Table—Fiscal 2014” and related description of the material terms of our SERP describe each Named Executive Officer’s retirement benefits under our SERP to provide context to the amounts listed in the “Summary Compensation Table.” The discussion under “—Potential Payments Upon a Termination or Change in Control” below is intended to further explain the potential future payments that are, or may become, payable to our Named Executive Officers under certain circumstances.

Description of Employment Agreements
The following is a description of the terms of the employment agreements and employment offer letters with our Named Executive Officers.
Paul Marciano
On July 11, 2013, the Company entered into an employment agreement with Mr. Paul Marciano (the “Paul Marciano Employment Agreement”). The terms of the Paul Marciano Employment Agreement are effective as of February 3, 2013 and were negotiated by the Compensation Committee with Mr. Paul Marciano prior to the date he and the Company entered into the agreement. Subject to certain termination provisions, the Paul Marciano Employment Agreement provides for Mr. Paul Marciano’s continued employment by the Company as its Chief Executive Officer and Vice Chairman of the Board of Directors through January 30, 2016. The Paul Marciano Employment Agreement replaced the existing employment agreement with Mr. Paul Marciano that was originally entered into effective as of January 1, 2007 and as subsequently amended.
The Paul Marciano Employment Agreement provides for the following compensation and benefits:

•
base salary at the annual rate of $1,500,000 (subject to annual review by the Board or the Compensation Committee), and with amounts in excess of $1,000,000 deferred pursuant to the Company’s DCP in order to help preserve the deductibility of those amounts to the Company for tax purposes;

•
an annual incentive bonus opportunity based on a bonus range, and on the achievement of performance criteria, to be established by the Compensation Committee, provided that the target bonus will equal at least 400% of Mr. Paul Marciano’s base salary, with the potential payments based on performance ranging from 0% to 125% of the target amount (the Compensation Committee has elected to use earnings from operations (excluding the impact of certain specified legal, restructuring, acquisition and accounting related matters) as the performance criteria for fiscal 2014, with performance measured based on the last three quarters of fiscal 2014 since the metrics were established after the end of the first quarter of fiscal 2014);

•
a performance share restricted stock unit award covering 100,000 shares of the Company’s Common Stock under the Company’s 2004 Equity Incentive Plan, with one-third of the stock units scheduled to vest in January 2014, January 2015 and January 2016 and, in each case, with vesting also contingent upon the Company’s satisfaction of a performance goal based on the Company’s earnings from operations from its licensing segment for the last three quarters of fiscal 2014 (the “Paul Marciano Restricted Stock Unit Award”);

•
a performance share restricted stock unit award covering a target of 143,700 shares of the Company’s Common Stock under the Company’s 2004 Equity Incentive Plan, with the number of shares subject to the award that ultimately vest to equal 0% to 150% of the target number of shares based on the Company’s earnings from operations (excluding the impact of certain specified legal, restructuring, acquisition and accounting related matters) for the last three quarters of fiscal 2014, and with vesting also subject to a two-year time-based vesting period following the end of the performance period (the “Paul Marciano Performance Share Award”);

•
any future equity awards for fiscal 2015 and fiscal 2016 will be made on similar terms as the Paul Marciano Restricted Stock Unit Award and the Paul Marciano Performance Share Award, but with the number of shares and the performance goal(s) for each such grant to be determined by the Compensation Committee in its sole discretion at the time of the award;

•
continued participation in the Company’s SERP, subject to the amendment described below, automobile use and home security benefits, in each case consistent with existing practices, and reimbursement for certain costs and expenses incurred by the executive to evaluate and negotiate the Paul Marciano Employment Agreement;

•
participation in the Company’s other benefit plans and policies on terms consistent with those generally applicable to the Company’s other senior executives (including, without limitation, vacation benefits and other perquisites); and

•
the Company will continue to purchase, and pay the premiums for, life insurance coverage for Mr. Paul Marciano, with Mr. Paul Marciano (or a trust established by him) as the owner of the policy and with the right to designate the beneficiary.

The Paul Marciano Employment Agreement also provides that the SERP will be amended to provide that the highest amount of “compensation” (as defined in the SERP) for Mr. Paul Marciano for any year following 2013 that will be taken into account for purposes of calculating his benefits under the plan will be $6,250,000.
The Paul Marciano Employment Agreement also provides for severance payments and benefits upon certain terminations of employment. See “—Potential Payments upon Termination or Change in Control—Paul Marciano” below for a description of the material terms of these benefits.
Sharleen Ernster
Sharleen Ernster and the Company executed an employment offer letter dated March 14, 2013 (the “Ernster Letter”) in connection with Ms. Ernster’s appointment as Chief Design Officer of the Company. The Ernster Letter provides for an initial base salary of $675,000 per year, a signing bonus equal to $137,500, an annual target cash bonus opportunity equal to 50% of her base salary and an annual target equity award opportunity (made up of a combination of stock options and restricted stock awards) equal to 65% of her base salary, each determined in accordance with the Company’s executive incentive program. For fiscal 2014, the Ernster Letter provides that Ms. Ernster would be entitled to a guaranteed cash bonus equal to 50% of her base salary, with such bonus amount payable in two equal installments on each of April 14, 2014 and August 14, 2014, subject to Ms. Ernster’s continued employment through each date. Ms. Ernster is also eligible to participate in the Company’s 401(k) plan and DCP and is entitled to receive other benefits normally provided to senior executives, including participation in health, disability and life insurance programs maintained by the Company. Ms. Ernster is also entitled to an annual health insurance allowance equal to $20,000. In addition, the Ernster Letter provides for certain relocation expenses incurred as a result of her relocation to the Los Angeles area. The Ernster Letter also provides for certain stock option and restricted stock awards in connection with Ms. Ernster’s appointment and for certain severance payments and benefits upon a termination of employment. See “—Description of Plan-Based Awards” and “—Potential Payments upon Termination or Change in Control—Other Named Executive Officers” below for a description of the material terms of these benefits.
Sandeep Reddy
Sandeep Reddy and the Company executed an employment offer letter dated July18, 2013 (the “Reddy Letter”) in connection with Mr. Reddy’s promotion to Chief Financial Officer of the Company. The Reddy Letter provides for an initial base salary of $400,000 per year, an annual target cash bonus opportunity equal to 40% of his base salary and an annual target equity award opportunity (made up of a combination of stock options and restricted stock awards) equal to 60% of his base salary, each determined in accordance with the Company’s executive incentive program. Mr. Reddy is also eligible to participate in the Company’s 401(k) plan and DCP and is entitled to receive other benefits normally provided to senior executives, including participation in health, disability and life insurance programs maintained by the Company. In addition, the Reddy Letter provides for certain relocation expenses incurred as a result of his relocation to the Los Angeles area. The Reddy Letter also provides for certain stock option and restricted stock awards in connection with Mr. Reddy’s appointment and for certain severance payments and benefits upon a termination of employment. See “—Description of Plan-Based Awards” and “—Potential Payments upon Termination or Change in Control—Other Named Executive Officers” below for a description of the material terms of these benefits.
Michael Relich
Michael Relich and the Company executed an employment offer letter dated August 21, 2013 (the “Relich Letter”) in connection with Mr. Relich’s promotion to Chief Operating Officer of the Company, The Relich Letter supersedes the terms of Mr. Relich’s prior employment offer letter with the Company dated February 20, 2004. The Relich Letter provides for an initial base salary of $550,000 per year, an annual target cash bonus opportunity equal to 50% of his base salary and an annual target equity award opportunity (made up of a combination of stock options and restricted stock awards) equal to 60% of his base salary, each determined in accordance with the Company’s executive incentive program. Mr. Relich is also eligible to participate in the Company’s 401(k) plan and DCP and is entitled to receive other benefits normally provided to senior executives, including participation in health, disability and life insurance programs maintained by the Company. The Relich Letter also provides for certain stock option and restricted stock awards in connection with Mr. Relich’s appointment and for certain severance payments and benefits upon a termination of employment. See “—Description of Plan-Based Awards” and “—Potential Payments upon Termination or Change in Control—Other Named Executive Officers” below for a description of the material terms of these benefits.
Nigel Kershaw
Nigel Kershaw and the Company executed an employment offer letter dated September 19, 2005 (the “Kershaw Letter”). The Kershaw Letter provided for an initial base salary and annual target cash bonus and equity award opportunities, each determined in accordance with his position at the time. Mr. Kershaw was also eligible to participate in the Company’s 401(k) plan and DCP and was entitled to receive other benefits normally provided to senior executives, including participation in health, disability and life insurance programs maintained by the Company. Mr. Kershaw resigned from his position as Interim Chief Financial Officer of the Company effective July 15, 2013.
Chet Kuchinad
Chet Kuchinad and the Company executed an employment offer letter dated January 6, 2012 (the “Kuchinad Letter”). The Kuchinad Letter provided for an initial base salary of $450,000 per year, an annual target cash bonus opportunity equal to 40% of his base salary and an annual target equity award opportunity (made up of a combination of stock options and restricted stock awards) equal to 60% of his base salary, each determined in accordance with the Company’s executive incentive program. Mr. Kuchinad was also eligible to participate in the Company’s 401(k) plan and DCP and was entitled to receive other benefits normally provided to senior executives, including participation in health, disability and life insurance programs maintained by the Company. Mr. Kuchinad resigned from his position as Chief People Officer of the Company effective October 15, 2013.

Grants of Plan-Based Awards in Fiscal 2014
The following table presents information regarding the equity and non-equity incentive awards granted to the Named Executive Officers during fiscal 2014 under the Company’s 2004 Equity Incentive Plan and Bonus Plan. The material terms of each grant are described below under “—Description of Plan-Based Awards.”

Name	Grant Date		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Paul Marciano	4/3/13		—	—	—	—	—	—	48,300	—	—	1,215,228
	4/3/13		—	—	—	—	—	—	—	73,400	25.17	434,396
	7/11/13		—	6,000,000	7,500,000	—	—	—	—	—	—	—
	7/11/13	(3)	—	—	—	—	100,000	—	—	—	—	3,270,000
	7/11/13	(3)	—	—	—	71,850	143,700	215,550	—	—	—	4,698,990
Sharleen Ernster	6/3/13	(4)	—	—	—	—	—	—	20,000	—	—	625,200
	6/3/13	(4)	—	—	—	—	—	—	—	30,000	31.27	227,775
Sandeep Reddy	4/3/13		—	—	—	—	—	—	5,000	—	—	125,850
	4/19/13		52,000	104,000	156,000	—	—	—	—	—	—	—
	8/5/13	(5)	—	—	—	—	—	—	6,000	—	—	204,600
	8/5/13	(5)	—	—	—	—	—	—	—	18,000	34.11	151,380
Michael Relich	4/3/13		—	—	—	—	—	—	8,700	—	—	218,892
	4/3/13		—	—	—	—	—	—	—	13,700	25.17	81,079
	4/19/13		116,250	232,500	348,750	—	—	—	—	—	—	—
	8/21/2013	(6)	—	—	—	—	—	—	20,000	—	—	600,200
	8/21/2013	(6)	—	—	—	—	—	—	—	30,000	30.02	222,048
Nigel Kershaw	4/3/13		—	—	—	—	—	—	6,000	—	—	150,960
	4/3/13		—	—	—	—	—	—	—	10,000	25.17	59,182
	4/19/13		78,000	156,000	234,000	—	—	—	—	—	—	—
Chet Kuchinad	4/3/13		—	—	—	—	—	—	8,700	—	—	218,892
	4/3/13		—	—	—	—	—	—	—	13,700	25.17	81,079
	4/19/13		112,500	225,000	337,500	—	—	—	—	—	—	—
____________________________________

(1)
Amounts reported in these columns reflect cash incentive award opportunities for the fiscal 2014 performance period. Except for Sharleen Ernster and Sandeep Reddy, the maximum amounts represent the highest cash payout available to participants based on a specific formula tied to the Company’s fiscal 2014 earnings from operations (or, in the case of Paul Marciano, the Company’s earnings from operations for the last three quarters of fiscal 2014). After the fiscal year was complete, the results were certified and maximum potential award levels were calculated. The Compensation Committee then determined the actual award amounts at a level below the maximum potential award based on a discretionary quantitative and qualitative assessment of individual and Company performance. The threshold and target amounts set forth in the table are guidelines only and not determined based on the achievement of any specific criteria. For more details (including a description of the cash award opportunities for Ms. Ernster and Mr. Reddy), see “—Current Executive Compensation Program Elements—Annual Cash Incentive Awards” above. The actual cash amounts paid during fiscal 2015 with respect to fiscal 2014 are reported in Columns (d) and (g) of the “Summary Compensation Table.”

(2)
The Compensation Committee’s practice has been to grant annual equity awards based on performance for the preceding fiscal year. In the first quarter of fiscal 2014, the Compensation Committee reviewed the Company’s performance with respect to pre-established performance goals for fiscal 2013, certified the results and calculated the maximum eligible award levels. The Compensation Committee then determined the actual award amounts based on a discretionary quantitative and qualitative assessment of individual and Company performance. The resulting awards, granted on April 3, 2013, are reported in Columns (i) and (j) above. Since each of these equity awards related to performance in fiscal 2013, the basis for these awards was included in the “Compensation Discussion and Analysis” section of our proxy statement filed with the SEC on May 29, 2013 with respect to our 2013 annual meeting of shareholders.
For fiscal 2014, the Compensation Committee established maximum individual equity award opportunities in the form of stock options and restricted stock for Named Executive Officers (except for Paul Marciano, whose fiscal 2014 equity incentive plan awards are described in the narrative that follows this table) pursuant to a specific formula tied to the Company’s fiscal 2014 earnings from operations (except for Sharleen Ernster and Sandeep Reddy, who participated under a different program for fiscal 2014). After the fiscal year was complete, the Compensation Committee determined the Company’s earnings from operations for the applicable period, which resulted in a maximum payout opportunity for each Named Executive Officer as described in “—Current Executive Compensation Program Elements—Long-Term Equity Incentive Awards” above. The Compensation Committee then determined the actual equity award amounts at a level at or below the maximum potential equity awards based on a discretionary quantitative and qualitative assessment of individual and Company performance.
The total number of stock options and restricted shares, and corresponding value on the date of grant, approved by the Compensation Committee and granted on April 2, 2014 with respect to fiscal 2014 performance were as follows: (i) Sharleen Ernster, 2,500 restricted shares and options to purchase 11,200 shares, with an aggregate grant-date value of $142,727, (ii) Sandeep Reddy, 6,600 restricted shares and options to purchase 10,100 shares, with an aggregate grant-date value of $254,600, and (ii) Michael Relich, 12,100 restricted shares and options to purchase 18,300 shares, with an aggregate grant-date value of $465,406. See also, “—Current Executive Compensation Program Elements—Long-Term Equity Incentive Awards” above.

(3)
These entries reflect awards of restricted stock units granted to Mr. Paul Marciano under his new employment agreement that were subject to time- and performance-based vesting requirements. The grant date fair value of these awards reported in Column (l) of the table above was determined in accordance with applicable accounting rules based on the probable outcome of the performance-based conditions applicable to the awards. See also, “—Current Executive Compensation Program Elements—Other Equity Awards—Mr. Paul Marciano” above and the narrative that follows this table.

(4)
On June 3, 2013, in connection with her appointment as Chief Design Officer of the Company, Sharleen Ernster received an initial equity award of 20,000 shares of restricted stock of the Company and options to purchase 30,000 shares of Common Stock of the Company. Both the restricted stock and options are scheduled to vest in four equal installments on each of the first four anniversaries of the date of grant. Ms. Ernster’s offer letter also provides that Ms. Ernster would be entitled to a guaranteed cash bonus equal to $337,500 (or 50% of her base salary), with such bonus amount payable in two equal installments on each of April 14, 2014 and August 14, 2014, subject to Ms. Ernster’s continued employment through each date. This bonus is not an “incentive plan” award under applicable SEC rules and, if earned, will be reported as fiscal 2015 compensation for Ms. Ernster.

(5)
On August 5, 2013, in connection with his promotion to Chief Financial Officer of the Company, Sandeep Reddy received a special equity award of 6,000 shares of restricted stock of the Company and options to purchase 18,000 shares of Common Stock of the Company. Both the restricted stock and options are scheduled to vest in four equal installments on each of the first four anniversaries of the date of grant.

(6)
On August 21, 2013, in connection with his promotion to Chief Operating Officer of the Company, Michael Relich received a special equity award of 20,000 shares of restricted stock of the Company and options to purchase 30,000 shares of Common Stock of the Company. Both the restricted stock and options are scheduled to vest in four equal installments on each of the first four anniversaries of the date of grant.

Description of Plan-Based Awards
The Grants of Plan-Based Awards Table above reflects awards to each of the eligible Named Executive Officers during fiscal 2014 of time-based stock option and restricted stock awards (under a performance-based program based on fiscal 2013 results) and a cash incentive award opportunity (under a performance-based program based on fiscal 2014 results). The table also reflects equity awards granted during fiscal 2014 to each of Mr. Paul Marciano, Mr. Relich, Mr. Reddy and Ms. Ernster in connection with their entering into employment agreements or offer letters with the Company. The performance-based vesting terms of the two awards granted to Mr. Paul Marciano in July 2013 are described in more detail below. Each of these awards was granted under, and is subject to the terms of, the 2004 Equity Incentive Plan or the Bonus Plan. The plans are administered by the Compensation Committee.
Stock Options
Each stock option reported in Column (j) of the table above was granted with a per-share exercise price equal to the closing price of a share of the Company’s Common Stock on the NYSE on the grant date and is scheduled to vest in four annual installments. Each of the stock option awards listed in the table above has a term of ten years. Outstanding options, however, may terminate earlier in connection with a termination of the Named Executive Officer’s employment. Subject to any accelerated vesting that may apply in the circumstances (or other modification as approved by the Compensation Committee), the unvested portion of the stock option will immediately terminate upon a termination of the Named Executive Officer’s employment. The Named Executive Officer will generally have 60 days to exercise the vested portion of the stock option following a termination of employment. This period is extended to 12 months if the termination is on account of the Named Executive Officer’s death, permanent disability or retirement. Each stock option award is evidenced by an award agreement that sets forth the specific terms and conditions of the award, not inconsistent with the terms of the 2004 Equity Incentive Plan.
Restricted Stock
Each restricted stock (or restricted stock unit) award reported in Column (i) of the table above is scheduled to vest in four annual installments. Generally, Named Executive Officers are entitled to voting and dividend rights with respect to restricted stock awards. Any stock dividends issued with respect to restricted shares are generally subject to the same vesting and other terms and conditions as the original restricted shares to which they relate. The general terms of restricted stock unit awards are discussed below. Subject to any accelerated vesting that may apply in the circumstances (or other modification as approved by the Compensation Committee), the unvested portion of any restricted stock (or restricted stock unit) award will generally be forfeited upon a termination of the Named Executive Officer’s employment. Each restricted stock (or restricted stock unit) award is evidenced by an award agreement that sets forth the specific terms and conditions of the award, not inconsistent with the terms of the 2004 Equity Incentive Plan.
Performance-Based Restricted Stock Units
Paul Marciano Restricted Stock Unit Award. Column (g) of the table above includes the award of 100,000 restricted stock units subject to the Paul Marciano Restricted Stock Unit Award granted to Mr. Paul Marciano in July 2013. Each restricted stock unit subject to the Paul Marciano Restricted Stock Unit Award represents a contractual right to receive one share of the Company’s Common Stock if the applicable performance-based and time-based vesting requirements are satisfied. The restricted stock units will become eligible to vest based on the Company’s earnings from operations from its licensing segment (“Licensing Earnings”) for the performance period consisting of the last three quarters of fiscal 2014; provided, however, that if either a change in control (as defined in the Paul Marciano Employment Agreement) or Mr. Paul Marciano’s death or disability (as defined in the Paul Marciano Employment Agreement) occurs before the last day of the performance period, this performance requirement will be deemed to have been satisfied as of the date of such event. If the Licensing Earnings goal established by the Compensation Committee for the performance period is met, all of the restricted stock units subject to the award will be eligible to vest. If the Licensing Earnings goal established by the Compensation Committee for the performance period is not met, all of the restricted stock units subject to the award will be cancelled and terminated as of the last day of the performance period. As described in, “—Current Executive Compensation Program Elements—Other Equity Awards—Mr. Paul Marciano” above, the Compensation Committee determined that the Licensing Earnings goal was met for the performance period.

Restricted stock units subject to the award that become eligible to vest based on the Licensing Earnings performance during the performance period will generally vest in three equal installments, with one-third of the stock units vesting on January 30 of 2014, 2015 and 2016. In general, if Mr. Paul Marciano’s employment terminates for any reason, any restricted stock units subject to the award that have not previously vested will terminate. If Mr. Paul Marciano’s employment terminates due to a termination by the Company without cause (as defined in the Paul Marciano Employment Agreement), by Mr. Paul Marciano for good reason (as defined in the Paul Marciano Employment Agreement) or due to his death or disability, any restricted stock units subject to the award that became eligible to vest based on Licensing Earnings performance will become fully vested as of the termination date. If there is a change in control of the Company after the performance period and the then-outstanding and unvested portion of the award is not continued following such event or assumed or converted by the successor entity, such portion of the restricted stock units subject to the award will become fully vested as of the date of the change in control.
Paul Marciano Performance Share Award. Columns (f) through (h) of the table above include the award of restricted stock units subject to the Paul Marciano Performance Share Award granted to Mr. Paul Marciano in July 2013. Each restricted stock unit subject to the Paul Marciano Performance Share Award represents a contractual right to receive one share of the Company’s Common Stock if the applicable performance-based and time-based vesting requirements are satisfied. The restricted stock units subject to the award cover a target number of shares of the Company’s Common Stock equal to 143,700, with the number of units subject to the award that are ultimately eligible to vest being equal to 0% to 150% of the target number based upon the Company’s satisfaction of a performance goal. The restricted stock units subject to the award will become eligible to vest based on the Company’s earnings from operations (“Earnings from Operations”) for the performance period consisting of the last three quarters of fiscal 2014. For purposes of this award, Earnings from Operations means the Company’s earnings from operations for the performance period as calculated in accordance with GAAP, subject to certain adjustments as described above in “—Current Executive Compensation Program Elements—Other Equity Awards—Mr. Paul Marciano” above. If the target level of the Earnings from Operations goal established by the Compensation Committee for the performance period is met, the target number of the restricted stock units subject to the award will be eligible to vest. If the threshold level of the Earnings from Operations goal is met, 50% of the target number of the restricted stock units subject to the award will be eligible to vest. If the stretch level (or greater than stretch level) of the Earnings from Operations goal is met, 150% of the target number of the restricted stock units subject to the award will be eligible to vest. If the level of achievement of the Earnings from Operations goal for the performance period is between the threshold, target and stretch performance levels, the vesting percentage will be determined by linear interpolation between the vesting percentages for those levels. Any restricted stock units subject to the award that are not deemed eligible to vest based on the level of achievement of the Earnings from Operations goal for the performance period will be cancelled and terminated as of the last day of the performance period. In the event that either a change in control (as defined in the Paul Marciano Employment Agreement) or Mr. Paul Marciano’s death or disability (as defined in the Paul Marciano Employment Agreement) occurs before the last day of the performance period, performance will be deemed satisfied at the target level. As noted in “—Current Executive Compensation Program Elements—Other Equity Awards—Mr. Paul Marciano” above, the Compensation Committee determined that, based on the Company’s Earnings from Operations for the last three quarters of fiscal 2014, 120,800 of the restricted stock units subject to the award (or 84.1% of the target number) would be eligible to vest.
Restricted stock units subject to the award that become eligible to vest based on the Earnings from Operations performance during the performance period will generally vest in one installment on the second anniversary of the last day of the performance period (the “Vesting Date”). In general, if Mr. Paul Marciano’s employment terminates for any reason prior to the Vesting Date, any restricted stock units subject to the award that have not previously vested will terminate. If Mr. Paul Marciano’s employment terminates due to a termination by the Company without cause (as defined in the Paul Marciano

Employment Agreement) or by Mr. Paul Marciano for good reason (as defined in the Paul Marciano Employment Agreement) and a change in control has not previously occurred, the award will become vested with respect to a number of units equal to the number of units that became eligible to vest based on Earnings from Operations performance, multiplied by a fraction, the numerator of which is the number of days Mr. Paul Marciano was employed following the first day of the performance period, and the denominator of which is total number of days between the first day of the performance period and the Vesting Date. If Mr. Paul Marciano’s employment terminates due to his death or disability, the award will become vested with respect to the number of units that became eligible to vest based on Earnings from Operations performance. If there is a change in control of the Company after the performance period and the then-outstanding and unvested portion of the award that is eligible to vest is not continued following such event or assumed or converted by the successor entity, such portion of the restricted stock units subject to the award will become fully vested as of the date of the change in control (or, if the change in control occurs before the end of the performance period, the target number of the restricted stock units subject to the award will become fully vested as of the date of the change in control).
Restricted Stock Units
Vested stock units are payable in an equal number of shares of the Company’s Common Stock. Payment will generally be made as the units become vested. The award holder does not have the right to vote or dispose of the restricted stock units, but if any dividends are paid by the Company during the term of the award (or, with respect to the Paul Marciano Performance Share Award, after the end of the performance period (or, if earlier, following the occurrence of a change in control)) and while the units subject to the award are outstanding, the award holder would be credited with additional restricted stock units as dividend equivalents based on the amount of dividends paid by the Company during the term of the award on a number of shares equal to the number of outstanding and unpaid units then subject to the award. Any dividend equivalents that are credited with respect to the award are subject to the same vesting and payment terms as the underlying stock units.
Non-Equity Incentive Plan Awards
With respect to fiscal 2014 performance, the Company granted non-equity incentive plan award opportunities to its eligible Named Executive Officers. In the first quarter of fiscal 2015, the Compensation Committee reviewed the Company’s performance with respect to the pre-established performance goals, certified the level of performance and the resulting maximum award opportunities and determined the actual final cash amounts as described above under “—Current Executive Compensation Program Elements—Annual Cash Incentive Awards” and as set forth in Columns (d) and (g) of the “Summary Compensation Table.”

Outstanding Equity Awards at Fiscal 2014 Year-End
The following table presents information regarding the outstanding equity awards held by each Named Executive Officer as of February 1, 2014, including the vesting dates for the awards that had not fully vested as of that date.

			Option Awards(1)				Stock Awards(2)
Name	Grant Date		Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)
Paul Marciano	3/19/2007	(4)	24,000	—	41.12	3/19/2017	—	—
	4/3/2008	(5)	34,300	—	41.71	4/3/2018	—	—
	4/14/2009	(6)	160,000	—	22.03	4/14/2019	—	—
	4/29/2010	(7)	33,900	—	47.94	4/29/2020	—	—
	4/15/2011	(8)	33,225	11,075	38.90	4/15/2021	9,500	266,475
	3/28/2012	(9)	28,000	28,000	31.36	3/28/2022	22,000	617,100
	4/3/2013	(10)	18,350	55,050	25.17	4/3/2023	36,225	1,016,111
	7/11/2013	(11)	—	—	—	—	100,000	2,805,000
	7/11/2013	(12)	—	—	—	—	120,800	3,388,440
Sharleen Ernster	6/3/2013	(13)	—	30,000	$31.27	6/3/2023	20,000	561,000
Sandeep Reddy	9/13/2010	(14)	4,500	1,500	37.33	9/13/2020	2,125	59,606
	4/15/2011	(8)	—	—	—	—	500	14,025
	3/28/2012	(9)	—	—	—	—	2,000	56,100
	6/21/2012	(15)	—	—	—	—	10,000	280,500
	4/3/2013	(10)	—	—	—	—	3,750	105,188
	8/5/2013	(16)	—	18,000	34.11	8/5/2023	6,000	168,300
Michael Relich	3/19/2007	(4)	775	—	41.12	3/19/2017	—	—
	4/3/2008	(5)	2,300	—	41.71	4/3/2018	—	—
	10/30/2008	(17)	33,450	—	21.62	10/30/2018	—	—
	4/14/2009	(6)	15,000	—	22.03	4/14/2019	—	—
	4/29/2010	(7)	4,800	—	47.94	4/29/2020	—	—
	4/15/2011	(8)	5,400	1,800	38.90	4/15/2021	1,075	30,154
	3/28/2012	(9)	5,000	5,000	31.36	3/28/2022	4,000	112,200
	6/21/2012	(15)	—	—	—	—	20,000	561,000
	4/3/2013	(10)	3,425	10,275	25.17	4/3/2023	6,525	183,026
	8/21/2013	(18)	—	30,000	30.02	8/21/2023	20,000	561,000
Nigel Kershaw		—	—	—	—	—	—	—
Chet Kuchinad		—	—	—	—	—	—	—
______________________________

(1)
All awards reported in the table above were granted under, and are subject to, the Company’s 2004 Equity Incentive Plan. The option expiration date shown in Column (f) above is the normal expiration date, and the latest date that the options may be exercised. The options may terminate earlier in certain circumstances described above. For each Named Executive Officer, the unexercisable options shown in Column (d) above were unvested as of February 1, 2014 and will generally terminate if the Named Executive Officer’s employment terminates prior to scheduled vesting.

The exercisable options shown in Column (c) above, and any unexercisable options shown in Column (d) above that subsequently become exercisable, will generally expire earlier than the normal expiration date if the Named Executive Officer’s employment terminates. Unless exercised, exercisable stock options will generally terminate within 60 days after the date of termination of employment. However, if a Named Executive Officer retires (upon reaching age 55), dies or becomes totally disabled while employed with the Company, exercisable stock options will generally remain exercisable for one year following such event. Unexercisable options may become fully vested if there is a change in control of the Company, as described in more detail above under “—Current Executive Compensation Program Elements—Severance and Other Benefits Upon Termination of Employment.”

(2)
Except as otherwise indicated therein or as described in this footnote, unvested stock awards will generally be forfeited if a Named Executive Officer’s employment terminates. The stock awards may be subject to accelerated vesting in connection with a change in control of the Company, as described in more detail above under “—Current Executive Compensation Program Elements—Severance and Other Benefits Upon Termination of Employment.” See also “—Description of Plan-Based Awards—Performance-Based Restricted Stock Units” above for additional vesting details concerning the July 11, 2013 awards to Mr. Paul Marciano.

(3)
The market value of stock awards reported in Column (h) is computed by multiplying the applicable number of shares of stock reported in Column (g) by $28.05, the closing market price of the Company’s Common Stock on January 31, 2014, the last trading day of fiscal 2014.

(4)	Awards vested in four equal installments on January 31, 2008, 2009, 2010 and 2011.

(5)	Awards vested in four equal installments on December 31, 2008, 2009, 2010 and 2011.

(6)	Awards vested in four equal installments on December 31, 2009, 2010, 2011 and 2012.

(7)	Awards vested in four equal installments on December 31, 2010, 2011, 2012 and 2013.

(8)	Awards vest in four equal installments on December 31, 2011, 2012, 2013 and 2014.

(9)	Awards vest in four equal installments on January 5, 2013, 2014, 2015 and 2016.

(10)	Awards vest in four equal installments on January 5, 2014, 2015, 2016 and 2017.

(11)
Under the terms of the award, since the Company’s earnings from operations derived from the Company’s licensing segment for the last three quarters of fiscal 2014 exceeded the pre-established performance goal, the awards vest in three annual installments on April 2, 2014, January 30, 2015 and January 30, 2016.

(12)	Under the terms of the award, based on the Company’s earnings from operations performance for the last three quarters of fiscal 2014, 120,800 of such units will vest on February 1, 2016.

(13)
The awards granted on June 3, 2013 to Sharleen Ernster were made in connection with her appointment as Chief Design Officer of the Company, and vest in four equal installments on June 3, 2014, 2015, 2016 and 2017.

(14)	Awards vest in four equal installments on September 13, 2011, 2012, 2013 and 2014.

(15)	Awards vest 50% on June 21, 2014 and 50% on June 21, 2016.

(16)
The awards granted on August 5, 2013 to Sandeep Reddy were made in connection with his promotion to Chief Financial Officer of the Company, and vest in four equal installments on August 5, 2014, 2015, 2016 and 2017.

(17)	Under the terms of the awards, since the Company’s North American operating margin (excluding advertising expenses and asset impairments) for fiscal 2010 exceeded the pre-established performance goal, 25% of the awards vested upon certification in the first quarter of fiscal 2011, and the remaining options vested in annual 25% increments on October 30, 2010, 2011 and 2012.

(18)
The awards granted on August 21, 2013 to Michael Relich were made in connection with his promotion to Chief Operating Officer of the Company, and will vest in four equal installments on August 21, 2014, 2015, 2016 and 2017.

Option Exercises and Stock Vested in Fiscal 2014
The following table presents information regarding (i) the exercise of stock options by Named Executive Officers during fiscal 2014 and (ii) the vesting during fiscal 2014 of stock awards previously granted to the Named Executive Officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
(a)	(b)	(c)	(d)	(e)
Paul Marciano	—	—	40,200	1,257,783
Sharleen Ernster	—	—	—	—
Sandeep Reddy	—	—	4,875	149,920
Michael Relich	—	—	6,437	201,584
Nigel Kershaw	11,250	71,001	1,000	30,090
Chet Kuchinad	5,000	4,700	—	—
____________________________________

(1)
The dollar amounts shown in Column (c) above for option awards are determined by multiplying (i) the number of shares of the Company’s Common Stock to which the exercise of the option related, by (ii) the difference between the fair market value of the shares at the time of exercise and the exercise price of the options. The dollar amounts shown in Column (e) above for stock awards are determined by multiplying the number of shares that vested by the per-share closing price of the Company’s Common Stock on the vesting date.

Non-Qualified Deferred Compensation Plan Table—Fiscal 2014
The following table sets forth summary information regarding contributions to, earnings on, withdrawals from and account balances under the Company’s Non-Qualified Deferred Compensation Plan, or DCP, for and as of the fiscal year ended February 1, 2014.

Name	Executive Contributions In Last Fiscal Year ($)(1)	Company Contributions In Last Fiscal Year ($)(2)	Aggregate Earnings (Losses) In Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)		Aggregate Balance at Last Fiscal Year End ($)
Paul Marciano	481,488	—	39,439	(8,620)	(3)	546,227
Sharleen Ernster	—	—	—	—		—
Sandeep Reddy	64,219	—	22,728	—		181,944
Michael Relich	78,864	—	77,808	—		803,316
Nigel Kershaw	—	—	—	—		—
Chet Kuchinad	—	—	—	—		—
____________________________________

(1)
Reflects base salary and/or cash bonus amounts contributed to the DCP by the Named Executive Officers during fiscal 2014. Accordingly, these amounts are also included in Column (c), (d) or (g), as applicable, of the “Summary Compensation Table” above. The amount for Mr. Paul Marciano includes $481,488 of his base salary for fiscal 2014 that he agreed to defer under the DCP until the termination of his employment with the Company to help preserve the Company’s tax deduction for this amount.

(2)	There were no discretionary Company contributions with respect to any of the Named Executive Officers during fiscal 2014.

(3)
Under the DCP, a participant may elect, at the time he or she elects to defer compensation under the plan, to have the benefits resulting from that deferral paid out on a specified date in the future. This amount reflects such a scheduled distribution. That is, this amount represents a distribution of benefits that the participant elected, at the time of his or her original deferral for a year prior to fiscal 2014, be paid out on a date that occurred during fiscal 2014.

Under the DCP, select employees who satisfy certain eligibility requirements, including each of the Named Executive Officers, and members of the Board may make annual irrevocable elections to defer up to 75% of their base salary, 100% of their bonus, 100% of their cash compensation earned under any Company long-term incentive plan or 100% of their director fees to be earned during the following calendar year. In addition, the Company makes contributions to “make up” for Company match amounts under the Company’s 401(k) plan that cannot be made to Named Executive Officers because of applicable Internal Revenue Code limits.
Account balances are credited with income, gains and losses based on the performance of investment funds selected by the participant from a list of funds designated by the Company. Participants are at all times 100% vested in the amounts credited to their deferral accounts with respect to their deferrals. Amounts credited with respect to lost 401(k) match amounts are subject to the same vesting requirements provided in the Company’s 401(k) plan and amounts credited with respect to discretionary Company contributions are subject to vesting requirements, if any, imposed on such amounts by the Company. Participants will be eligible to receive distributions of the amounts credited to their accounts at or after their termination of employment, retirement, disability, death, change in control of the Company or upon another previously determined scheduled distribution date, in a lump sum or installments pursuant to elections made under the rules of the DCP. For the Named Executive Officers, Section 409A of the Internal Revenue Code requires that distributions may not occur earlier than six months following the Named Executive Officer’s termination of employment (excluding termination due to disability or death). The DCP is not required to be funded by the Company, and participants have an unsecured contractual commitment by the Company to pay the amounts due under the DCP. The Company has purchased corporate-owned life insurance to help offset this liability. The Company did not make any discretionary contributions under the DCP during fiscal 2014.

Pension Benefits Table—Fiscal 2014
The following table presents information regarding the present value, computed as of February 1, 2014, of accumulated benefits that may become payable to the Named Executive Officers under the Company’s Supplemental Executive Retirement Plan, or SERP, the Company’s only defined benefit pension plan.

Name(1)	Plan Name	Number of Years Credited Services (#)	Present Value of Accumulated Benefit ($)(2)	Payments During Last Fiscal Year ($)
Paul Marciano	SERP	24	22,029,457	—
____________________________________

(1)	No other Named Executive Officers were eligible to participate in the SERP during the covered period.

(2)
The amount in this Column represents the actuarial present value, computed as of February 1, 2014, of the Named Executive Officer’s accrued aggregate pension benefit with respect to the SERP. The actuarial present value of accrued benefits is based on a discount rate of 4.25%, the RP 2000 Mortality Table and an assumed retirement age of 70 for Mr. Paul Marciano. The assumptions used are the same as those used for financial reporting purposes and contained in Note 12 (Supplemental Executive Retirement Plan) to the Company’s Consolidated Financial Statements, included as part of the Company’s Fiscal 2014 Annual Report on Form 10-K. As described in footnote (4) to the “Summary Compensation Table” above, the actuarial present value of Mr. Paul Marciano’s benefit decreased during fiscal 2013.

The Company maintains the SERP to provide certain executives with benefits upon retirement, termination of employment, death, disability or a change in control of the Company, in certain prescribed circumstances. The only active participant in the SERP as of February 1, 2014 was Mr. Paul Marciano.
Annual benefits available under the SERP, or SERP Benefits, are calculated by multiplying the participant’s highest average compensation (including base salary and certain bonuses) during any two of the final three full calendar years of employment by a percentage equal to 2.5% for each year of service, subject to a maximum benefit of 60% of such average compensation for Mr. Paul Marciano. Bonus amounts earned by Mr. Paul Marciano under his prior multi-year licensing opportunity (the final payment with respect to which was received by Mr. Paul Marciano during the fourth quarter of fiscal 2013) will not count toward Mr. Paul Marciano’s average compensation amount for purposes of calculating SERP Benefits. SERP Benefits are also subject to a vesting schedule. Prior to fiscal 2014, Mr. Paul Marciano was fully vested in his SERP Benefits and had already attained the maximum permitted twenty-four years of service for purposes of calculating SERP Benefits. As contemplated by the terms of the Paul Marciano Employment Agreement described above, the SERP was amended in July 2013 to provide that the highest amount of “compensation” (as defined in the SERP) for Mr. Paul Marciano for any year following 2013 that will be taken into account for purposes of calculating his benefits under the plan will be $6,250,000.
SERP Benefits are generally payable over the lifetime of the participant, subject to the advance election by each participant to receive an actuarial equivalent in the form of a ten or fifteen year term-certain life annuity or a joint and 50% survivor annuity. The SERP Benefit amounts will be reduced by the amount of a participant’s estimated Social Security benefits. If a participant retires on or after reaching the age of 65, his SERP Benefit will begin to be paid in the form selected by the participant. If a participant’s employment is terminated prior to reaching the age of 65, his SERP Benefit will cease to accrue and he will begin to be paid in the form selected by the participant, commencing following the attainment of age 65. Upon a participant’s death or disability, the participant or his beneficiaries will generally be entitled to receive a lump sum actuarial equivalent of the applicable SERP Benefit. The SERP provides that if a participant experiences a termination of employment within twelve months following a change in control of the Company, the participant will be entitled to receive a lump sum actuarial equivalent of the applicable SERP Benefit as if such benefit had been completely vested following such termination. Additional information concerning potential payments under the SERP upon certain terminations or a change in control is presented in “—Potential Payments Upon Termination or Change in Control” below.

Potential Payments Upon Termination or Change in Control
The following section describes the benefits that may become payable to each of our Named Executive Officers in connection with a termination of their employment and/or a change in control of the Company. As prescribed by SEC rules, in calculating the amounts of any potential payments to the Named Executive Officers described below, we have assumed that the termination and/or change in control occurred on the last business day of fiscal 2014 and that the price per share of our Common Stock was equal to the closing price on the NYSE on that date. The benefits described below do not include any amounts with respect to fully vested SERP, DCP or 401(k) benefits or fully vested unexercised stock options where no additional benefit is provided thereunder to the Named Executive Officer as a result of a termination or change in control. In addition to the change in control and termination benefits described below, outstanding equity-based awards held by our Named Executive Officers may also be subject to accelerated vesting in connection with certain changes in control of the Company under the terms of our equity incentive plans, as reflected in the tables below.
Paul Marciano
The Paul Marciano Employment Agreement provides that if Mr. Paul Marciano’s employment with the Company is terminated by the Company without cause (as defined in the Paul Marciano Employment Agreement) or by Mr. Paul Marciano for good reason (as defined in the Paul Marciano Employment Agreement), Mr. Paul Marciano will be entitled to receive, subject to Mr. Paul Marciano delivering a valid release of claims in favor of the Company, the following separation benefits: (i) a lump sum payment equal to three times the sum of his base salary and then target annual bonus (“Cash Severance”); and (ii) a pro-rata portion of his bonus for the performance year in which the termination occurs (pro-rata based on the number of days of employment during the year) based upon actual performance had employment continued through the end of the year.
If Mr. Paul Marciano retires without good reason, he will be entitled to receive a pro-rata portion of his bonus for the performance year in which the termination occurs (pro-rata based on the number of days of employment during the year) based upon actual performance had employment continued through the end of the year. If Mr. Paul Marciano’s employment with the Company terminates on account of his death or disability (as defined in the Paul Marciano Employment Agreement), Mr. Paul Marciano (or his estate) will be entitled to receive a pro-rata portion of his bonus for the performance year in which the termination occurs (pro-rata based on the number of days of employment during the year) based upon target performance had employment continued through the end of the year. In connection with any termination of Mr. Paul Marciano’s employment with the Company, he would be entitled to any unpaid base salary and bonus earned with respect to any fiscal year ending on or preceding the date of termination, accrued vacation, reimbursement for any unreimbursed business expenses, and all other payments or benefits to which he may be entitled.
Should the executive’s payments, rights or benefits (whether under an employment agreement or any other plan or arrangement) be subject to the excise tax imposed under Sections 280G and 4999 of the Internal Revenue Code, the Paul Marciano Employment Agreement provides that such payments, rights or benefits will be reduced to the extent necessary so that no portion of such payments, rights or benefits will be subject to such excise tax, but only if, by reason of such reduction, the net after-tax benefit received by Mr. Paul Marciano will exceed the net after-tax benefit that he would receive if no such reduction was made.
Mr. Paul Marciano may also be entitled to certain accelerated vesting of his restricted stock units subject to the terms of the Paul Marciano Restricted Stock Unit Award and the Paul Marciano Performance Share Award in connection with certain terminations of his employment and in connection with certain change in control events impacting the Company. See “—Description of Plan-Based Awards—Performance-Based Restricted Stock Units” above for a description of the material terms of these benefits.
The following table sets forth the estimated amount Mr. Paul Marciano would have become entitled to under the terms of the Paul Marciano Employment Agreement and the award agreements evidencing the Paul Marciano Restricted Stock Unit Award and the Paul Marciano Performance Share Award had his employment with the Company terminated and/or a change in control of the Company occurred on the last business day of fiscal 2014, February 1, 2014.

Name	Triggering Event	Cash Severance ($)(1)	Cash Bonus ($)(2)	Value of Accelerated Restricted Stock, Restricted Stock Units and Unvested Options ($)(3)		Total ($)
Paul Marciano	Death / Disability	—	6,000,000	5,258,449		11,258,449
	Retirement	—	2,800,000	—		2,800,000
	Term. Without Cause or Resign for Good Reason	22,500,000	2,800,000	2,797,174		28,097,174
	Change of Control	—	—	7,316,679	(4)	7,316,679
	Change of Control and Termination	22,500,000	2,800,000	7,316,679	(4)	32,616,679
____________________________________

(1)	Represents an amount equal to equal to three times the sum of Mr. Paul Marciano’s base salary and target annual bonus.

(2)	Represents the actual cash incentive award paid with respect to fiscal 2014 performance, except in the case of termination due to death or disability, which is calculated at a target level.

(3)
Represents the aggregate value of the acceleration of vesting of the executive’s unvested stock options and stock awards based on the closing price of the Company’s Common Stock on the NYSE on the last business day of fiscal 2014.

(4)	This amount assumes that all of the awards would accelerate and be terminated in connection with the change of control transaction. If a successor entity in a change of control scenario agreed to assume and continue the qualified awards following the change of control, not all of Mr. Paul Marciano’s awards would vest and this amount would be reduced to $2,058,230.
Other Named Executive Officers
As discussed above under “—Description of Employment Agreements,” the employment offer letters with each of Sharleen Ernster, Sandeep Reddy and Michael Relich provided for specified benefits and payments in connection with certain terminations of employment from the Company, as described below.
Sharleen Ernster
Pursuant to the terms of the Ernster Letter, if the Company terminates Ms. Ernster’s employment for reasons other than for cause during the first two years of her employment with the Company, Ms. Ernster is entitled to receive a severance benefit of twelve monthly installments equal to her then monthly rate of base salary, subject to her execution of a release of claims. The severance payments that would be due to Ms. Ernster are subject to an offset equal to any amounts that she earns from other employment during the period ending twelve months after her termination of employment with the Company.
Sandeep Reddy
Pursuant to the terms of the Reddy Letter, if the Company terminates Mr. Reddy’s employment for reasons other than for cause, Mr. Reddy is entitled to receive a severance benefit of six monthly installments equal to his then monthly rate of base salary, subject to his execution of a release of claims. The severance payments that would be due to Mr. Reddy are subject to an offset equal to any amounts that he earns from other employment during the period ending six months after his termination of employment with the Company.
Michael Relich
Pursuant to the terms of the Relich Letter, if the Company terminates Mr. Relich’s employment for reasons other than for cause, Mr. Relich is entitled to receive a severance benefit of four monthly installments equal to his then monthly rate of base salary, subject to his execution of a release of claims. The severance payments that would be due to Mr. Relich are subject to an offset equal to any amounts that he earns from other employment during the period ending four months after his termination of employment with the Company.
Other Named Executive Officers
The employment offer letters with each of Nigel Kershaw and Chet Kuchinad do not provide for any benefits or payments in connection with a termination of the executive’s employment with the Company.
As previously discussed, Nigel Kershaw resigned from his position as Interim Chief Financial Officer of the Company, effective July 15, 2013, and Chet Kuchinad resigned from his position as Chief People Officer of the Company, effective October 15, 2013. Upon their termination of employment, neither Mr. Kershaw nor Mr. Kuchinad received any severance benefits other than the standard earned and unpaid base salary, accrued vacation and reimbursement for unreimbursed business expenses. Each individual also received his fully vested benefits pursuant to the standard terms of the DCP and the 401(k), as described herein. All equity awards that were unvested as of their respective termination dates were forfeited.

The following table sets forth the estimated amounts that each of the identified Named Executive Officers would have become entitled to under the terms of their applicable employment offer letters and the other plans in which they participate had their employment with the Company terminated and/or a change in control of the Company occurred on the last business day of fiscal 2014.

Name	Triggering Event	Cash Severance ($)		Cash Bonus ($)(1)	Value of Accelerated Restricted Stock and Unvested Options ($)(2)	Total ($)
Sharleen Ernster
	Death / Disability	—		—	—	—
	Term. Without Cause	675,000	(3)	—	—	675,000
	Change of Control	—		—	561,000	561,000
	Change of Control and Termination	675,000	(3)	—	561,000	1,236,000
Sandeep Reddy
	Death / Disability	—		—	—	—
	Term. Without Cause	200,000	(4)	—	—	200,000
	Change of Control	—		—	683,719	683,719
	Change of Control and Termination	200,000	(4)	—	683,719	883,719
Michael Relich
	Death / Disability	—		220,000	—	220,000
	Term. Without Cause	183,333	(5)	—	—	183,333
	Change of Control	—		—	1,755,972	1,755,972
	Change of Control and Termination	183,333	(5)	—	1,755,972	1,939,305
______________________________

(1)	Represents the actual cash incentive award paid with respect to fiscal 2014 performance for eligible executives.

(2)
Represents the aggregate value of the acceleration of vesting of the executive’s unvested stock options and restricted stock based on the closing price of the Company’s Common Stock on the NYSE on the last business day of fiscal 2014.

(3)
Represents a severance payment in an amount equal to twelve months of base salary upon termination, subject to a reduction equal to any amounts earned by Sharleen Ernster from other employment during the twelve month period.

(4)
Represents a severance payment in an amount equal to six months of base salary upon termination, subject to a reduction equal to any amounts earned by Sandeep Reddy from other employment during the six month period.

(5)
Represents a severance payment in an amount equal to four months of base salary upon termination, subject to a reduction equal to any amounts earned by Michael Relich from other employment during the four month period.

SECURITY OWNERSHIP OF CERTAIN
BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information available to the Company as of the Record Date, May 7, 2014, with respect to shares of Common Stock held by (i) each director, including the nominees for election at the Annual Meeting, (ii) our Named Executive Officers (as defined under “Executive and Director Compensation—Compensation Discussion and Analysis” above, except for Nigel Kershaw and Chet Kuchinad who each resigned prior to the end of fiscal 2014), (iii) all of our directors, including our nominees for election at the Annual Meeting, and our executive officers as a group and (iv) each person believed by us to beneficially own more than 5% of our outstanding shares of Common Stock.

	Beneficial Ownership of Common Stock
Name of Beneficial Owner(1)	Number of Shares	Percent of Class(2)
Maurice Marciano(3)	11,768,452	13.8%
Paul Marciano(4)	12,063,842	14.1%
Gianluca Bolla(5)	14,712	*
Anthony Chidoni(5)	232,667	*
Sharleen Ernster(5)	30,000	*
Joseph Gromek(5)	0	*
Kay Isaacson-Leibowitz(5)	39,970	*
Sandeep Reddy(5)	24,994	*
Michael Relich(5)	152,766	*
Alex Yemenidjian(5)	106,151	*
All directors and executive officers as a group (10 persons)(6)	24,433,554	28.6%
FMR LLC(7) 245 Summer Street, Boston, Massachusetts 02210	12,061,584	14.1%
____________________________________
*    Less than 1.0%

(1)
Except as described below and subject to applicable community property laws and similar laws, each person listed above has sole voting and investment power with respect to such shares. This table is based upon information supplied by officers, directors and principal shareholders. Except as indicated above, the business address for each person is: c/o Guess?, Inc., 1444 South Alameda Street, Los Angeles, California 90021.

(2)
The number of shares outstanding used in calculating the percentages for each person includes shares that may be acquired by such person upon the exercise of options exercisable within 60 days of May 7, 2014 but excludes shares underlying options held by any other person. The percent of beneficial ownership is based on 85,249,637 shares of Common Stock outstanding on May 7, 2014.

(3)
Includes shares of Common Stock beneficially owned by Maurice Marciano as follows: 21,859 shares held directly; 5,240,322 shares held indirectly as sole trustee of the Maurice Marciano Trust; 103,801 shares held indirectly as a member of Next Step Capital LLC (with respect to which he has sole voting power over 11,400 shares and no voting power over the remainder); 2,000,000 shares held indirectly as a member of Next Step Capital II, LLC (with respect to which he has sole voting power over 1,000,000 shares and no voting power over the remainder); 1,164,971 shares held indirectly as a member of Marciano Financial Holdings II, LLC (with respect to which he has (i) sole voting power over 815,480 shares and no voting power over the remainder and (ii) shared investment power); 70 shares held indirectly as sole trustee of the Maurice Marciano Gift Trust FBO Caroline Marciano; 1,500,000 shares held indirectly as a member of Carolem Capital, LLC (with respect to which he has sole voting power over 375,000 shares and no voting power over the remainder); 1,314,361 shares held indirectly as investment advisor of Next Step GRAT III (with respect to which he has no voting power); 197,504 shares held indirectly as trustee of G2 Trust; 52,264 shares held indirectly as trustee of the Exempt G2 Trust; 50,000 shares held indirectly as President of the Maurice Marciano Family Foundation; and 123,300 shares that may be acquired upon the exercise of options exercisable within 60 days of May 7, 2014. Amounts include 3,000,000 shares pledged as security under revolving lines of credit as of May 7, 2014. To avoid double counting shares for purposes of this table, total holdings do not include the following amounts shown in the holdings of Paul Marciano in footnote (4) below: an additional 1,164,971 shares held by Marciano Financial Holdings II, LLC (with respect to which (i) Maurice Marciano has no voting power and (ii) Maurice Marciano and Paul Marciano share investment power); 170,666 shares held by G Financial Holdings LLC (with respect to which Maurice Marciano has sole voting power and no investment power); and 111,736 shares held by G Financial Holdings II, LLC (with respect to which Maurice Marciano has sole voting power and no investment power).

(4)
Includes shares of Common Stock beneficially owned by Paul Marciano as follows: 67,725 shares held directly; 6,907,723 shares held indirectly as sole trustee of the Paul Marciano Trust; 1,164,971 shares held indirectly as a member of Marciano Financial Holdings II, LLC (with respect to which he has (i) sole voting power over 815,480 shares and no voting power over the remainder and (ii) shared investment power); 359,500 shares held indirectly as president of the Paul Marciano Foundation; 1,481,700 shares held indirectly as a member of NRG Capital Holdings, LLC (with respect to which he has sole voting power over 370,425 shares and no voting power over the remainder); 170,666 shares held indirectly as member of G Financial Holdings, LLC (with respect to which he has no voting power); 1,362,633 shares held indirectly as a member of G Financial Holdings II, LLC (with respect to which he has no voting power); 105,977 shares held indirectly as trustee of Exempt Gift Trust under the Next Step Trust; 77,184 shares held indirectly as trustee of the Nonexempt Gift Trust under the Next Step Trust; 33,988 shares held indirectly as trustee of the G4 GRAT (with respect to which he has no voting power); and 331,775 shares that may be acquired upon the exercise of options exercisable within 60 days of May 7, 2014. Amounts include 3,500,000 shares pledged as security under revolving lines of credit as of May 7, 2014. Amounts do not include an additional 187,467 restricted stock units subject to time-based vesting and 259,700 restricted stock units and performance share awards subject to performance and time-based vesting restrictions. To avoid double counting shares for purposes of this table, total holdings do not include the following amounts shown in the holdings of Maurice Marciano in footnote (3) above: an additional 1,164,971 shares held by Marciano Financial Holdings II, LLC (with respect to which (i) Paul Marciano has sole voting power over 349,491 shares and no voting power over the remainder, and (ii) Paul Marciano and Maurice Marciano share investment power); 13,808 shares held by Next Step Capital LLC (with respect to which he has sole voting power and no investment power); and 1,125,000 shares held by Carolem Capital, LLC (with respect to which he has sole voting power and no investment power).

(5)
Includes shares of Common Stock that may be acquired upon the exercise of options exercisable within 60 days of May 7, 2014, as follows: Gianluca Bolla, no shares (Mr. Bolla holds 6,659 restricted stock units subject to time-based vesting); Anthony Chidoni, 50,268 shares; Sharleen Ernster, 7,500 shares; Joseph Gromek, no shares; Kay Isaacson-Leibowitz, 12,442 shares; Sandeep Reddy, 4,500 shares (Mr. Reddy also holds 18,375 restricted stock units subject to time-based vesting requirements); Michael Relich, 70,150 shares; and Alex Yemenidjian, 44,660 shares.

(6)	Includes: 644,595 shares of Common Stock that may be acquired upon the exercise of options within 60 days of May 7, 2014.

(7)
All information regarding FMR LLC and its affiliates is based on the Schedule 13G filed with the SEC on February 14, 2014 by FMR LLC and Edward C. Johnson 3d. At February 14, 2014, (i) Fidelity Management & Research Company, a wholly-owned subsidiary of FMR LLC, was the beneficial owner of 12,051,920 of such shares as a result of acting as investment advisor to various investment companies registered under the Investment Company Act of 1940, (ii) Strategic Advisors, Inc., a wholly-owned subsidiary of FMR LLC, was the beneficial owner of 11 of such shares in its capacity as an investment advisor and (iii) Pyramis Global Advisors Trust Company, an indirect wholly-owned subsidiary of FMR LLC, was the beneficial owner of 9,653 of such shares in its capacity as an investment manager. FMR LLC and Edward C. Johnson 3d each has sole dispositive power over all of such shares and sole voting power over 9,884 of such shares.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Under our written Related Person Transactions Policy, a related person transaction (as defined below) may be consummated or may continue only if the Audit Committee approves or ratifies the transaction in accordance with the guidelines set forth in the policy. The policy applies to: (i) any person who is, or at any time since the beginning of our last fiscal year was, a director or executive officer, (ii) any person who is known to be the owner of 5% or more of any class of our voting securities, (iii) any immediate family member, as defined in the policy, of any of the foregoing persons, and (iv) any entity in which any of the foregoing persons is an officer, general partner or otherwise controls such entity. “Related person transaction” is defined in the policy as a transaction, arrangement or relationship, or series of similar transactions, arrangements or relationships, in which (a) the Company was or is to be a party or a participant, (b) the amount involved exceeds or reasonably can be expected to exceed $120,000, and (c) any of the foregoing persons had or will have a direct or indirect material interest.
All directors and executive officers are required under the Related Person Transactions Policy to notify the Company’s General Counsel of any potential or actual related person transaction as soon as they become aware of any such transaction. The General Counsel then presents any related person transactions to the Audit Committee for consideration. Among other relevant factors, the Audit Committee may consider the following: (i) the size and materiality of the transaction and the amount of consideration payable to a related person, (ii) the nature of the interest of the applicable related person, (iii) whether the transaction may involve a conflict of interest, (iv) whether the transaction involves the provision of goods or services to the Company that are readily available from unaffiliated third parties upon better terms, and (v) whether there are business reasons to enter into the transaction.
Leases
The Company leases warehouse and administrative facilities, including the Company’s corporate headquarters in Los Angeles, California, from partnerships affiliated with the trusts for the respective benefit of Maurice Marciano, Chairman of the Board, Paul Marciano, Chief Executive Officer and Vice Chairman, Armand Marciano, their brother and former executive of the Company, and certain of their children (the “Marciano Trusts”). There were four of these leases in effect at February 1, 2014 with expiration dates ranging from 2015 to 2020.
Aggregate rent and property tax expense under these related party leases for fiscal 2014, fiscal 2013 and fiscal 2012 was $5.8 million, $5.8 million, and $5.3 million, respectively. The Company believes the related party lease terms have not been significantly affected by the fact that the Company and the lessors are related.
Aircraft Arrangements
The Company periodically charters aircraft owned by MPM Financial, LLC (“MPM Financial”), an entity affiliated with the Marciano Trusts, through independent third party management companies contracted by MPM Financial to manage its aircraft. Under an informal arrangement with MPM Financial and the third party management companies, the Company has chartered and may from time-to-time continue to charter, aircraft owned by MPM Financial at a discount from the third party management companies’ preferred customer hourly charter rates. The total fees paid under these arrangements for fiscal 2014, fiscal 2013 and fiscal 2012 were approximately $0.8 million, $1.3 million, and $0.8 million, respectively.

Consulting Arrangement
After serving for over 30 years as an executive and leader for Guess, co-founder Maurice Marciano elected to retire from his position as executive Chairman of the Board and as an employee of the Company upon the expiration of his employment agreement on January 28, 2012. Mr. Maurice Marciano continues to serve the Company as its non-executive Chairman of the Board. In addition, under the terms of his previously existing employment agreement, the Company and Mr. Maurice Marciano entered into a two-year consulting agreement (the “Marciano Consulting Agreement”) under which Mr. Maurice Marciano provided certain consulting services to the Company, including advice and counsel to the Company’s Chief Executive Officer and other senior executives. The Marciano Consulting Agreement, which had a two-year term that commenced on January 28, 2012, provided for consulting fees of $500,000 per year and continued automobile use in a manner consistent with past practice. In January 2014, the Company extended the Marciano Consulting Agreement for an additional one-year period. Total expenses incurred with respect to the Marciano Consulting Agreement were approximately $0.6 million for each of fiscal 2014 and fiscal 2013. There were no expenses incurred with respect to the Marciano Consulting Agreement in prior periods.
Other Transactions
From time to time, the Company utilizes a third-party agent named Harmony Collection, LLC to produce specific apparel products on behalf of the Company. Armand Marciano, brother of Maurice and Paul Marciano, is part owner and an executive of the parent company of Harmony Collection, LLC. The total payments made by the Company under this arrangement for fiscal 2014, fiscal 2013 and fiscal 2012 were approximately $2.2 million, $0.6 million and $0.1 million, respectively. The Company believes that the price and transaction terms have not been significantly affected by the relationship between the parties.

OTHER MATTERS
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires the Company’s executive officers and directors, and any beneficial owner of more than ten percent of a registered class of the Company’s equity securities, to file reports (Forms 3, 4 and 5) of stock ownership and changes in ownership with the SEC and the NYSE. Officers, directors and beneficial owners of more than ten percent of the Common Stock are required by SEC regulation to furnish the Company with copies of all such forms that they file.
Based solely on the Company’s review of the copies of Forms 3, 4 and 5 and the amendments thereto received by it for the year ended February 1, 2014, or written representations from certain reporting persons that no Forms 5 were required to be filed by those persons, the Company believes that during the year ended February 1, 2014, all filing requirements were complied with by its executive officers, directors and beneficial owners of more than ten percent of the Common Stock, except that Maurice Marciano and Paul Marciano each inadvertently reported a single gift of shares on a Form 4 after the applicable Form 5 filing deadline.
____________________________________________

THE BOARD OF DIRECTORS
May 21, 2014

APPENDIX A

GUESS?, INC.
2004 EQUITY INCENTIVE PLAN
(Amended and Restated as of May 20, 2014)
1.    Purpose. The purposes of the Guess?, Inc. 2004 Equity Incentive Plan (the “Plan”) are to attract, retain and motivate officers and other key employees and consultants of Guess?, Inc., a Delaware corporation (the “Company”), and its Subsidiaries (as hereinafter defined), to compensate them for their contributions to the growth and profits of the Company and to encourage ownership by them of stock of the Company.

2.    Definitions. For purposes of the Plan, the following terms shall be defined as follows:

“Affiliate” and “Associate” have the respective meanings ascribed to such terms in Rule 12b-2 promulgated under the Exchange Act.

“Award” means an award made pursuant to the terms of the Plan to an Eligible Individual (as hereinafter defined) in the form of Stock Options, Restricted Stock Awards, Stock Units, Performance Share Awards, Performance Units, Special Performance-Based Awards, Stock Appreciation Rights, or Dividend Equivalent Rights.

“Award Agreement” means a written agreement granting an Award, which is executed by the Participant and by an officer on behalf of the Company, and containing such terms and conditions as the Committee deems appropriate and that are not inconsistent with the terms of the Plan.

“Beneficial Owner” has the meaning ascribed to such term in Rule 13d-3 promulgated under the Exchange Act.

“Board” means the Board of Directors of the Company.

“Change in Control” of the Company shall be deemed to have occurred:

(1)    with respect to all Awards granted under the Plan on or after September 28, 2007, when (A) any Person (other than (x) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any person or entity organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such plan or (y) Maurice Marciano or Paul Marciano, the members of their families, their respective estates, spouses, heirs and any trust of which any one or more of the foregoing are the trustors, the trustees and/or the beneficiaries, or any other entity controlled by one or more of them (collectively, such persons, estates, trusts, and entities referred to in this clause (y) the “Permitted Holders”)), alone or together with its Affiliates and Associates (collectively, an “Acquiring Person”) shall become the Beneficial Owner of both (i) thirty-five percent (35%) or more of the then outstanding shares of Common Stock or the Combined Voting Power of the Company (except pursuant to an offer for all outstanding shares of Common Stock at a price and upon such terms and conditions as a majority of the Continuing Directors determine to be in the best interests of the Company and its shareholders (other than an Acquiring Person on whose behalf the offer is being made)) and (ii) more shares of Common Stock or more Combined Voting Power of the Company than are at such time Beneficially Owned by the Permitted Holders, (B) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director who is a representative or nominee of an Acquiring Person) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (collectively, the “Continuing

Directors”) cease for any reason to constitute a majority of the Board, (C) there is a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the Surviving Entity (as defined in Section 16 hereof) or any Parent of such Surviving Entity) at least 80% of the Combined Voting Power of the Company, such Surviving Entity or the Parent of such Surviving Entity outstanding immediately after such merger or consolidation, or (D) there is a complete liquidation or dissolution of the Company or all or substantially all of the Company’s assets are sold; provided, however, that a Change in Control shall not be deemed to have occurred in the event of (x) a sale or conveyance in which the Company continues as a holding company of an entity or entities that conduct all or substantially all of the business or businesses formerly conducted by the Company or (y) any transaction undertaken for the purpose of incorporating the Company under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of the Company’s capital stock; and

(2)    with respect to all Awards granted under the Plan prior to September 28, 2007, when (A) any Person (other than (x) the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company, or any person or entity organized, appointed or established by the Company or any Subsidiary of the Company for or pursuant to the terms of any such plan or (y) Maurice Marciano, Paul Marciano or Armand Marciano, or any trust established in whole or in part for the benefit of one or more of them or their family members, or any other entity controlled by one or more of them), alone or together with its Affiliates and Associates (collectively, an “Acquiring Person”) shall become the Beneficial Owner of twenty percent (20%) or more of the then outstanding shares of Common Stock or the Combined Voting Power of the Company (except pursuant to an offer for all outstanding shares of Common Stock at a price and upon such terms and conditions as a majority of the Continuing Directors determine to be in the best interests of the Company and its shareholders (other than an Acquiring Person on whose behalf the offer is being made)), (B) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director who is a representative or nominee of an Acquiring Person) whose election by the Board or nomination for election by the Company’s shareholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved (collectively, the “Continuing Directors”) cease for any reason to constitute a majority of the Board, (C) the shareholders of the Company approve a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the Surviving Entity (as defined in Section 16 hereof) or any Parent of such Surviving Entity) at least 80% of the Combined Voting Power of the Company, such Surviving Entity or the Parent of such Surviving Entity outstanding immediately after such merger or consolidation, or (D) the shareholders of the Company approve a plan of reorganization (other than a reorganization under the United States Bankruptcy Code) or complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets; provided, however, that a change in control shall not be deemed to have occurred in the event of (x) a sale or conveyance in which the Company continues as a holding company of an entity or entities that conduct all or substantially all of the business or businesses formerly conducted by the Company or (y) any transaction undertaken for the purpose of incorporating the Company under the laws of another jurisdiction, if such transaction does not materially affect the beneficial ownership of the Company’s capital stock.

“Code” means the Internal Revenue Code of 1986, as amended, and the applicable rulings and regulations thereunder.

“Combined Voting Power” means the combined voting power of the Company’s then outstanding voting securities.

“Committee” means the Compensation Committee of the Board, any successor committee thereto or any other committee appointed by the Board to administer the Plan; provided that, prior to the establishment of the Compensation Committee of the Board, or the appointment by the Board of any other committee to administer the Plan, “Committee” means the Board. The Committee shall consist of at least two directors or such number of directors as may be required under applicable law and shall serve at the pleasure of the Board.

“Common Stock” means the Common Stock, par value $.01 per share, of the Company and such other securities or property as may become the subject of Awards under this Plan, or may become subject to such Awards, pursuant to an adjustment made under Section 16(b) of the Plan.

“Disability” means, with respect to any Participant, (i) a “total and permanent disability” within the meaning of Section 22(e)(3) of the Code with respect to Incentive Stock Options and, (ii) with respect to Awards other than Incentive Stock Options, that as a result of incapacity due to physical or mental illness, such Participant is, or is reasonably likely to become, unable to perform his or her duties for more than six (6) consecutive months or six (6) months in the aggregate during any twelve (12) month period.

“Eligible Individuals” means the individuals described in Section 7 who are eligible for Awards under the Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the applicable rules and regulations thereunder.

“Fair Market Value” means, on any given date, the closing price of the shares of Common Stock, as reported on the New York Stock Exchange for such date or, if Common Stock was not traded on such date, on the next preceding day on which Common Stock was traded; provided that if the Common Stock is not then traded on the New York Stock Exchange, Fair Market Value means the fair market value thereof as of the relevant date of determination as determined in accordance with a valuation methodology approved by the Committee.

“Full-Value Award” means any Award under this Plan that is not a Stock Option or Stock Appreciation Right.

“Incentive Stock Option” means a Stock Option which is an “incentive stock option” within the meaning of Section 422 of the Code and designated by the Committee as an Incentive Stock Option in an Award Agreement.

“Nonqualified Stock Option” means a Stock Option which is not an Incentive Stock Option.

“Parent” means any corporation which is a “parent corporation” within the meaning of Section 424(e) of the Code with respect to the relevant entity.

“Participant” means an Eligible Individual to whom an Award has been granted under the Plan.

“Performance Share Award” means a conditional Award of shares of Common Stock granted to an Eligible Individual pursuant to Section 11 hereof.

“Performance Unit” means a conditional Award to receive all or some portion of the appreciation on shares of Common Stock granted to an Eligible Individual pursuant to Section 12 hereof.

“Person” means any person, entity or “group” within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act.

“Restricted Stock Award” means an Award of shares of Common Stock granted to an Eligible Individual pursuant to Section 9 hereof.

“Restricted Stock Unit” means a Stock Unit subject to such conditions on vesting and payout as the Committee may determine.

“Retirement” means retirement from active employment with the Company and its Subsidiaries on or after the attainment of age 55, or such other retirement date as may be approved by the Committee for purposes of the Plan and specified in the applicable Award Agreement.

“Securities Act” means the Securities Act of 1933, as amended, and the applicable rules and regulations thereunder.

“Special Performance-Based Award” means an Award granted under Section 13, the issuance or payment of which is contingent upon, among other conditions, the attainment of performance objectives specified by the Committee.

“Stock Appreciation Right” means an Award to receive all or some portion of the appreciation on shares of Common Stock granted to an Eligible Individual pursuant to Section 10 hereof.

“Stock Option” means an Award to purchase shares of Common Stock granted to an Eligible Individual pursuant to Section 8 hereof.

“Stock Unit” means a bookkeeping entry that serves as a unit of measurement relative to a share of Common Stock for purposes of determining the payment of the Stock Unit grant.

“Subsidiary” means (i) with respect to an Incentive Stock Option, any corporation which is a “subsidiary corporation” within the meaning of Section 424(f) of the Code with respect to the Company or (ii) any other corporation or other entity in which the Company, directly or indirectly, has an equity or similar interest and which the Committee designates as a Subsidiary for the purposes of the Plan.

“Ten Percent Shareholder” means an Eligible Individual who, at the time an Incentive Stock Option is to be granted to him or her, owns (within the meaning of Section 422(b)(6) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company, or of a Parent or a Subsidiary.

3.    Administration of the Plan.

(a) The Plan shall be administered by the Committee, and the Committee shall make the determinations set forth in this subsection 3(a), based on the recommendations of the Company’s management. With respect to Awards intended to satisfy the requirements for performance-based compensation under Section 162(m) of the Code, this Plan shall be administered by a committee consisting solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code); provided, however, that the failure to satisfy such requirement shall not affect the validity of the action of any committee otherwise duly authorized and acting in the matter. Award grants, and transactions in or involving Awards, intended to be exempt under Rule 16b-3 under the Exchange Act, must be duly and timely authorized by the Board or a committee consisting solely of two or more non-employee directors (as this requirement is applied under Rule 16b-3 promulgated under the Exchange Act). To the extent required by any applicable listing agency, this Plan shall be administered by a committee composed entirely of independent directors (within the meaning of the applicable listing agency).

(b) The Committee shall have full power and authority, subject to the express provisions hereof (including the no repricing provision below), (i) to select Participants from the Eligible Individuals, (ii) to make Awards in accordance with the Plan, (iii) to determine the number of Shares subject to each Award or the cash amount payable in connection with an Award, (iv) to determine the terms and conditions of each Award, including, without limitation, those related to vesting, forfeiture, payment and exercisability, and including the authority to amend the terms and conditions of an Award after the granting thereof to a Participant in a manner that is not prejudicial to the rights of such Participant in such Award, (v) to specify and approve the provisions of the Award Agreements delivered to Participants in connection with their Awards, (vi) to construe and interpret any Award Agreement delivered under the Plan, (vii) to prescribe, amend and rescind rules and procedures relating to the Plan, (viii) to vary the terms of Awards to take account of tax, securities law and other regulatory requirements of foreign jurisdictions and (ix) to make all other determinations and to formulate such procedures as may be necessary or advisable for the administration of the Plan.

(c) The Committee shall have full power and authority, subject to the express provisions hereof, to construe and interpret the Plan.

(d) Any action taken by, or inaction of, the Company, any Subsidiary, or the Committee relating or pursuant to this Plan and within its authority hereunder or under applicable law shall be within the absolute discretion of that entity or body and shall be conclusive and binding upon all persons. Neither the Board nor any Board committee, nor any member thereof or person acting at the direction thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with this Plan (or any Award made under this Plan), and all such persons shall be entitled to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under any directors and officers liability insurance coverage that may be in effect from time to time. In making any determination or in taking or not taking any action under this Plan, the Board or a Committee, as the case may be, may obtain and may rely upon the advice of experts, including employees and professional advisors to the Company. No director, officer or agent of the Company shall be liable for any such action or determination taken or made or omitted in good faith. The Committee may delegate ministerial, non-discretionary functions to individuals who are officers or employees of the Company or to third parties.

(e) Notwithstanding the foregoing and except for an adjustment pursuant to Section 16 or a repricing approved by shareholders, in no case may the Committee (1) amend an outstanding Stock Option or Stock Appreciation Right to reduce the exercise price or base price of the Award, (2) cancel, exchange, or surrender an outstanding Stock Option or Stock Appreciation Right in exchange for cash or other awards for the purpose of repricing the Award, or (3) cancel, exchange, or surrender an outstanding Stock Option or Stock Appreciation Right in exchange for a Stock Option or Stock Appreciation Right with an exercise or base price that is less than the exercise or base price of the original Award.

4.    Duration of Plan. The Plan shall remain in effect until terminated by the Board and thereafter until all Awards granted under the Plan are satisfied by the issuance of shares of Common Stock or the payment of cash or are terminated or expire under the terms of the Plan or under the Award Agreement entered into in connection with the grant thereof. Notwithstanding the foregoing, no Awards may be granted under the Plan after the tenth anniversary of the Effective Date (as defined in Section 19(m)).

After the termination of this Plan either upon such stated expiration date or its earlier termination by the Board, no additional Awards may be granted under this Plan, but previously granted Awards (and the authority of the Committee with respect thereto, including the authority to amend such Awards) shall remain outstanding in accordance with their applicable terms and conditions and the terms and conditions of this Plan.

5.    Shares of Stock Subject to the Plan.

(a) Subject to adjustment as provided in Section 16(b) hereof, the number of shares of Common Stock that may be issued under the Plan pursuant to Awards shall not exceed, in the aggregate, 15,000,000(1) shares. Such shares may be either authorized but unissued shares, treasury shares or any combination thereof.

(b) To the extent that an Award is settled in cash or a form other than shares of Common Stock, the shares that would have been delivered had there been no such cash or other settlement shall not be counted against the shares available for issuance under this Plan. Except as provided in the next sentence, shares that are subject to or underlie Awards granted under this Plan which expire or for any reason are cancelled or terminated, are forfeited, fail to vest, or for any other reason are not paid or delivered under this Plan shall again be available for subsequent Awards under this Plan. Shares that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Stock Option or Stock Appreciation Right granted under this Plan, as well as any shares exchanged by a Participant or withheld by the Company or one of its Subsidiaries to satisfy the tax withholding obligations related to any Stock Option or Stock Appreciation Right granted under this Plan, shall not be available for subsequent Awards under this Plan. Shares of Common Stock that are exchanged by a Participant or withheld by the Company as full or partial payment in connection with any Full-Value Award granted under this Plan, as well as any shares exchanged by a Participant or withheld by the Company or one of its Subsidiaries to satisfy the tax withholding obligations related to any Full-Value Award granted under this Plan, shall be available for subsequent Awards under this Plan. In the event that shares of Common Stock are delivered in respect of a Dividend Equivalent Right granted under this Plan, the number of shares delivered with respect to the Award shall be counted against the share limits of this Plan (including, for purposes of clarity, the limits of Sections 5.5(a) and 6 of this Plan). (For purposes of clarity, if 1,000 Dividend Equivalent Rights are granted and outstanding when the Company pays a dividend, and 50 shares are delivered in payment of those rights with respect to that dividend, 50 shares shall be counted against the share limits of this Plan). To the extent that shares of Common Stock are delivered pursuant to the exercise of a Stock Appreciation Right or Stock Option granted under this Plan, the number of underlying shares as to which the exercise related shall be counted against the applicable share limits under Sections 5.5(a) and 6, as opposed to only counting the shares issued. (For purposes of clarity, if a Stock Appreciation Right relates to 100,000 shares and is exercised at a time when the payment due to the Participant is 15,000 shares, 100,000 shares shall be charged against the applicable share limits under Sections 5.5(a) and 6 with respect to such exercise.) The foregoing adjustments to the

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(1) The aggregate share limit of the Plan was originally 20,000,000 shares of Common Stock, which consisted of (a) the 10,000,000 shares that were initially approved for issuance under the Plan upon its original adoption and approval by the shareholders of the Company on May 10, 2004 plus (b) an additional 10,000,000 shares as a result of an adjustment pursuant to Section 16(b) herein to reflect the Company’s two-for-one stock split effected in the form of a 100% stock dividend as approved by the Board on February 12, 2007 and distributed March 12, 2007. All other share limits herein have also been adjusted as necessary to reflect the impact of such stock split. Shareholders are being asked to approve this amended and restated version of this Plan which would decrease this aggregate share limit by 5,000,000 shares (so that the new aggregate share limit for this Plan would be 15,000,000 shares).

share limits of this Plan are subject to any applicable limitations under Section 162(m) of the Code with respect to Awards intended as performance-based compensation thereunder.

6.    Additional Share Limits. The following limits also apply with respect to Awards granted under this Plan:

(a) In accordance with the requirements under Section 162(m) of the Code, no Eligible Individual shall receive grants of Stock Options and Stock Appreciation Rights with respect to an aggregate of more than 1,000,000 shares of Common Stock in any calendar year.

(b) The maximum number of shares of Common Stock that may be delivered pursuant to options qualified as Incentive Stock Options granted under this Plan is 10,000,000 shares.

(c) Additional limits with respect to Special Performance-Based Awards are set forth in Section 13.

Each of the foregoing numerical limits is subject to adjustment as contemplated by Section 5(b) and Section 16(b).

7.    Eligible Individuals. Awards may be granted by the Committee only to those persons who the Committee determines to be Eligible Individuals with the potential to contribute to the future success of the Company or its Subsidiaries. An “Eligible Individual” is any person who is (a) an officer of the Company or its Subsidiaries, (b) an employee of the Company or its Subsidiaries or (c) an individual consultant or advisor who renders or has rendered bona fide services (other than services in connection with the offering or sale of securities of the Company or its Subsidiaries in a capital-raising transaction or as a market maker or promoter of the Company’s or its Subsidiaries’ securities) to the Company or its Subsidiaries and who is selected to participate in this Plan by the Committee; provided, however, that a person who is otherwise an Eligible Individual under clause (c) above may participate in this Plan only if such participation would not adversely affect either the Company’s eligibility to use Form S-8 to register under the Securities Act the offering and sale of shares issuable under this Plan by the Company or its Subsidiaries or the Company’s compliance with any other applicable laws. A Participant may, if otherwise eligible, be granted additional Awards if the Committee shall so determine. Awards may be granted singly, in combination or in tandem. Awards also may be made in combination or in tandem with, in replacement of, as alternatives to, or as the payment form for grants or rights under any other employee or compensation plan of the Company or its Subsidiaries.

8.    Stock Options. Stock Options granted under the Plan may be in the form of Incentive Stock Options or Nonqualified Stock Options; provided that only employees may be granted Incentive Stock Options. Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem appropriate:

(a) Award Agreement. Stock Options shall be evidenced by an Award Agreement in such form and containing such terms and conditions as the Committee deems appropriate and which are not inconsistent with the terms of the Plan, and shall indicate if the option is intended as an Incentive Stock Option.

(b) Terms of Stock Options Generally. Subject to the terms of the Plan and the applicable Award Agreement, each Stock Option shall entitle the Participant to whom such Stock Option was granted to purchase, upon payment of the relevant exercise price, the number of shares of Common Stock specified in the Award Agreement.

(c) Exercise Price. The exercise price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant and set forth in the Award Agreement; provided, however, that with respect to Incentive Stock Options, the exercise price shall not be less than one hundred percent (100%) of the Fair Market Value of a share of Common Stock on the date of grant (110% in the case of an Incentive Stock Option granted to a Ten Percent Shareholder.

(d) Option Term. The term of each Stock Option shall be fixed by the Committee and set forth in the Award Agreement; provided, however, that a Stock Option shall not be exercisable after the expiration of ten (10) years after the date the Stock Option is granted (five (5) years in the case of an Incentive Stock Option granted to a Ten Percent Shareholder).

(e) Exercisability. A Stock Option shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee; provided that a Stock Option shall be freely exercisable within 5 years after the date on which such Stock Option is granted. In no case may a Stock Option be exercised as to less than 100 shares at any one time (or the remaining shares covered by the Stock Option if less than 100) during the term of the Stock Option. Only whole shares shall be issued pursuant to the exercise of any Stock Option. Fractional shares shall be rounded to the nearest whole share. The Committee may provide that Stock Options shall be exercisable in whole or in part based upon length of service or attainment of specified performance criteria. Subject to the first sentence of this paragraph, the Committee, in its sole discretion, may provide for the acceleration of vesting of a Stock Option, in whole or in part, based on such factors or criteria (including specified performance criteria) as the Committee may determine.

(f) Method of Exercise. A Stock Option may be exercised, in whole or in part, by giving written notice of exercise to the Secretary of the Company specifying the number of shares to be purchased, and containing any representations required by the Committee. Such notice shall be accompanied by payment in full of the exercise price either by cash, certified or bank check, or other instrument acceptable to the Committee. As determined by the Committee in its sole discretion, payment of the exercise price may also be made in full or in part by tendering to the Company shares of Common Stock (having a Fair Market Value as of the date of exercise of such Stock Option equal to the exercise price (or such portion thereof)). Common Stock used to pay the exercise price may be shares that are already owned by the Participant, or the Company may withhold shares of Common Stock that would otherwise have been received by the Participant upon exercise of the Stock Option. Unless and until otherwise provided by the Committee and in accordance with procedures established by the Company for this purpose from time to time, a Participant may exercise an Option through a “cashless exercise” procedure involving a third-party broker who provides financing for the purpose of (or otherwise facilitates) the purchase or exercise of Awards. The manner in which the exercise price may be paid may be subject to certain conditions specified by the Committee, including, without limitation, conditions intended to avoid the imposition of liability against the individual under Section 16 of the Exchange Act and compliance with applicable law. If requested by the Committee, the Participant shall deliver the Award Agreement evidencing an exercised Stock Option to the Secretary of the Company, who shall endorse thereon a notation of such exercise and return such Award Agreement to the Participant exercising the Option.

(g) Rights as Shareholder. A Participant shall have no rights as a shareholder with respect to any shares of Common Stock issuable upon exercise of a Stock Option until shares of Common Stock (either in certificate or book entry form) shall have been issued to the Participant and, subject to Section 16(b), no adjustment shall be made for dividends or distributions or other rights in respect of any share for which the record date is prior to the date on which the Participant shall become the holder of record thereof.

(h) Special Rule for Incentive Stock Options. With respect to Incentive Stock Options granted under the Plan, if the aggregate Fair Market Value (determined as of the date the Incentive Stock Option is granted) of the number of shares with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year under all plans of the Company or a Parent or Subsidiary exceeds One Hundred Thousand Dollars ($100,000) or such other limit as may be required by the Code, such Incentive Stock Options shall be treated, to the extent of such excess, as Nonqualified Stock Options.

9.    Restricted Stock Awards. Restricted Stock Awards granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the Plan, as the Committee shall deem appropriate:

(a) Award Agreement. Restricted Stock Awards shall be evidenced by an Award Agreement in such form and containing such restrictions, terms and conditions as the Committee deems appropriate and which are not inconsistent with the terms of the Plan, including, without limitation, restrictions on the sale, assignment, transfer or other disposition of such shares and provisions requiring that a Participant forfeit such shares upon a termination of employment for specified reasons within a specified period of time.

(b) Terms of Restricted Stock Awards Generally. Restricted Stock Awards may be granted under the Plan in such form as the Committee may from time to time approve. Restricted Stock Awards may be granted for any lawful consideration approved and deemed appropriate by the Committee, including without limitation, services rendered by the Participant. Restricted Stock Awards may be granted alone or in addition to other Awards under the Plan. Subject to the terms of the Plan, the Committee shall determine the number of shares of Common Stock subject to each Restricted Stock Award granted to a Participant, and the Committee may impose different terms and conditions on any particular Restricted Stock Award granted to any Participant. Subject to the following sentence, the Committee, in its sole discretion, may provide for the lapse of restrictions in installments and may waive or accelerate such restrictions in whole or in part, based on such factors or criteria, including specified performance criteria, as the Committee may determine. Upon expiration of any applicable restriction period or lapse of any restrictions, the Participant shall be vested in the Restricted Stock Award, or applicable portion thereof.

(c) Evidence of Ownership. At the time of grant, the Company shall, in its discretion, issue to each Participant receiving a Restricted Stock Award either: (i) a certificate or certificates in respect of such shares of Common Stock or (ii) uncertificated shares in book entry form. In either case, such shares shall be registered in the name of such Participant, and shall bear an appropriate legend or notation, as applicable, referring to the terms, conditions and restrictions applicable to such Award. The Committee may require that, as a condition of any Restricted Stock Award: (x) the Participant shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award and (y) shares evidencing such Restricted Stock Award (if in certificate form) be held in custody by the Company until the restrictions thereon have lapsed.

(d) Rights as Shareholder. Except as otherwise provided by the Committee in its sole discretion, a Participant shall have, with respect to the shares of Common Stock received under a Restricted Stock Award, all of the rights of a shareholder of the Company, including the right to vote the shares and the right to receive any cash dividends. Stock dividends issued with respect to shares covered by a Restricted Stock Award shall be treated as additional shares under the

Restricted Stock Award and shall be subject to the same restrictions and other terms and conditions that apply to the shares with respect to which such dividends are issued.

9A. Stock Units. Awards of Stock Units granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the Plan, as the Committee shall deem appropriate:

(a) Terms and Conditions of Stock Units Generally; Award Agreement. The Committee may, in its discretion, (1) authorize and grant to any Eligible Individual an Award of Stock Units, (2) credit to any Eligible Employee Stock Units, (3) permit an Eligible Employee to irrevocably elect to defer by means of Stock Units or receive in Stock Units all or a portion of any Award hereunder, or (4) grant Stock Units in lieu of, in exchange for, in respect of, or in addition to any other compensation or Award under this Plan. The specific terms, conditions, and provisions relating to each Stock Unit grant or election, including the applicable vesting and payout provisions of the Stock Units and the form of payment to be made at or following the vesting thereof, shall be set forth in or pursuant to the applicable Award Agreement and any relevant Company bonus, performance or other service or deferred compensation plan, in form substantially as approved by the Committee, in each case subject to compliance with Section 409A of the Code.

(b) Payment of Awards. Subject to compliance with Section 409A of the Code, the Committee, in the applicable Award Agreement or other award agreement or the relevant Company deferred compensation plan, may permit the Eligible Individual to elect the form and time of payout of vested Stock Units on such conditions or subject to such procedures as the Committee may impose, and may permit Stock Unit offsets or other provisions for payment of any applicable taxes that may be due on the crediting, vesting or payment in respect of the Stock Units.

(c) Dividend Equivalent Rights. In its discretion, the Committee may grant to any Eligible Individual “Dividend Equivalent Rights” concurrently with the grant of any Award of Stock Units, on such terms as set forth by the Committee in the applicable Award Agreement. Dividend Equivalent Rights shall be based on all or part of the amount of dividends declared on shares of Common Stock and shall be credited as of dividend payment dates during the period between the date of grant (or such later date as the Committee may set) and the date the Award of Stock Units expires (or such earlier date as the Committee may set), as determined by the Committee. Dividend Equivalent Rights shall be payable in cash or shares of Common Stock, and may be subject to such conditions, as may be determined by the Committee.

(d) Cancellation of Restricted Stock Units. Unless the Committee otherwise expressly provides, and subject to Section 14 hereof, Restricted Stock Units that remain subject to conditions to vesting at the time of termination of employment or service or are subject to other conditions to vesting that have not been satisfied by the time specified in the applicable Award Agreement shall not vest and shall be cancelled, unless the Committee otherwise provides in or by amendment to the applicable terms of the Award.

(e) Rights as Shareholder. A Participant shall have no rights as a shareholder with respect to an Award of Stock Units. Stock Units may, however, by express provision in the applicable Award Agreement, entitle a Participant to Dividend Equivalent Rights as provided under Section 9A(c) hereof.

9B.     Dividend Equivalent Rights. In addition to the limits set forth in Section 9A(b), Dividend Equivalent Rights may be granted as a separate Award or in connection with another Award under this

Plan; provided, however, that Dividend Equivalent Rights may not be granted in connection with a Stock Option or Stock Appreciation Right granted under this Plan. In addition, any dividends and/or Dividend Equivalent Rights as to the unvested portion of a Restricted Stock Award that is subject to performance-based vesting requirements or the unvested portion of a Stock Unit Award that is subject to performance-based vesting requirements will be subject to termination and forfeiture to the same extent as the corresponding portion of the Award to which they relate.

10.    Stock Appreciation Rights. Stock Appreciation Rights granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem appropriate.

(a) Award Agreement. Stock Appreciation Rights shall be evidenced by an Award Agreement in such form and containing such terms and conditions as the Committee deems appropriate and which are not inconsistent with the terms of the Plan.

(b) Terms of Stock Appreciation Rights Generally. Subject to the terms of the Plan and the applicable Award Agreement, each Stock Appreciation Right shall entitle the Participant to whom such Stock Appreciation Right was granted to receive, upon exercise thereof, the amount specified in Section 10(e). A Stock Appreciation Right may be granted alone or in addition to other Awards, or in tandem with a Stock Option. If granted in tandem with a Stock Option, a Stock Appreciation Right shall cover the same number of shares of Common Stock as covered by the Stock Option (or such lesser number of shares as the Committee may determine).

(c) Exercise Price. The exercise price per share of Common Stock subject to a Stock Appreciation Right shall be determined by the Committee at the time of grant and set forth in the Award Agreement.

(d) Exercise. A Stock Appreciation Right may be exercised by a Participant in accordance with procedures established by the Committee. A Stock Appreciation Right granted in tandem with a Stock Option shall be exercisable only at such time or times and to the extent the related Stock Option shall be exercisable, and shall have the same term and exercise price as the related Stock Option. A Stock Appreciation Right unrelated to a Stock Option shall contain such terms and conditions as to exercisability and duration as the Committee shall determine, but in no event shall any such Stock Appreciation Right have a term of greater than ten (10) years. The Committee, in its sole discretion, may provide for the acceleration of vesting of a Stock Appreciation Right, in whole or in part, based on such factors or criteria (including specified performance criteria) as the Committee may determine. Upon exercise of a Stock Appreciation Right granted in tandem with a Stock Option, the related Stock Option shall be cancelled automatically to the extent of the number of shares covered by such exercise, and such shares shall no longer be available for grant under the Plan. If the related Stock Option is exercised as to some or all of the shares covered by the tandem grant, the related Stock Appreciation Right shall be cancelled automatically to the extent of the number of shares covered by the Stock Option exercise. A Stock Appreciation Right granted in tandem with an Incentive Stock Option may be exercised only when the Fair Market Value of the Common Stock subject to the Incentive Stock Option exceeds the exercise price of such Stock Option.

(e) Amount of Payment. In the event a Participant exercises a Stock Appreciation Right, such Participant shall be entitled to receive an amount determined by multiplying (a) the difference between the Fair Market Value of one share of Common Stock on the date of exercise and the exercise price per share specified for the Stock Appreciation Right by (b) the number of shares in respect of which the Stock Appreciation Right shall have been exercised. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Stock Appreciation Right by including such a limit in the Award Agreement at the time the Stock Appreciation Right is granted.

(f) Form of Payment. Payment upon exercise of a Stock Appreciation Right shall be made in cash, in shares of Common Stock, or some combination thereof, as the Committee shall determine in its sole discretion.

(g) Rights as Shareholder. A Participant shall have no rights as a shareholder with respect to any Stock Appreciation Right unless and until shares of Common Stock (either in certificate or book entry form) are issued to the Participant as payment upon exercise of such Stock Appreciation Right, and, subject to Section 16(b), no adjustment shall be made for dividends or distributions or other rights in respect of any share for which the record date is prior to the date on which the Participant shall become the holder of record thereof.

(h) Limited Stock Appreciation Rights. The Committee may grant to an Eligible Individual a Stock Appreciation Right (a “Limited Stock Appreciation Right”) pursuant to which the Participant shall have the right to surrender such Limited Stock Appreciation Right or any portion thereof to the Company within thirty (30) days following a Change in Control and to receive from the Company in exchange therefor a cash payment in an amount equal to (a) the number of shares of Common Stock under the Limited Stock Appreciation Right or portion thereof which is being exercised, multiplied by (b) the excess of (i) the greater of (A) the highest price per share of Common Stock paid in connection with the Change in Control or (B) the highest Fair Market Value per share of Common Stock in the 90 day period preceding such Change in Control, over (ii) the Fair Market Value of a share of Common Stock on the date the Limited Stock Appreciation Right was granted as set forth in the Award Agreement. Limited Stock Appreciation Rights granted under the Plan shall contain such additional terms and conditions, not inconsistent with the Plan, as the Committee deems appropriate.

11.    Performance Share Awards. Performance Share Awards granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the Plan, as the Committee shall deem appropriate:

(a) Award Agreement. Performance Share Awards shall be evidenced by an Award Agreement in such form and containing such terms and conditions as the Committee deems appropriate and which are not inconsistent with the terms of the Plan. Each Award Agreement shall set forth the number of shares of Common Stock to be received by a Participant upon satisfaction of certain specified performance criteria and subject to such other terms and conditions as the Committee deems appropriate.

(b) Terms of Performance Share Awards Generally. Performance Share Awards may be granted under the Plan in such form as the Committee may from time to time approve. Performance Share Awards may be granted for such consideration as the Committee deems appropriate. Performance Share Awards may be granted alone or in addition to other Awards under the Plan. Subject to the terms of the Plan, the Committee shall determine the number of shares of Common Stock subject to each Performance Share Award granted to a Participant.

(c) Performance Goals. Performance Share Awards shall provide that, in order for a Participant to be entitled to receive shares of Common Stock under such Award, the Company, a Subsidiary and/or the Participant must achieve certain specified performance goals (“Performance Goals”) over a designated performance period (“Performance Period”). The Performance Goals and Performance Period shall be established by the Committee in its sole discretion. The Committee shall establish the Performance Goals for each Performance Period before, or as soon as practicable after, the commencement of the Performance Period. In setting Performance Goals, the Committee may use such measures as (without limitation) net earnings, operating earnings or income, absolute and/or relative return on equity or assets, earnings per share, cash flow, pretax profits, earnings growth, revenue growth, comparison to peer companies, any combination of the foregoing, or such other measure or measures of performance, including individual measures of performance, in such manner as it deems appropriate. Prior to the end of a Performance Period, the Committee may, in its discretion, adjust the performance objectives to reflect a Change in Capitalization (as hereinafter defined) or any other event which may materially affect the performance of the Company, a Subsidiary or a division, including, but not limited to, market conditions or a significant acquisition or disposition of assets or other property by the Company, a Subsidiary or a division. The extent to which a Participant is entitled to payment of a Performance Share Award at the end of the Performance Period shall be determined by the Committee, in its sole discretion, based on the Committee’s determination of whether the Performance Goals established by the Committee in the granting of such Performance Share Award have been met.

(d) Payment of Awards. Payment in settlement of a Performance Share Award shall be made as soon as practicable following the conclusion of the respective Performance Period, or at such other time as the Committee shall determine, in shares of Common Stock.

(e) Rights as Shareholder. Except as otherwise provided by the Committee in the applicable Award Agreement, a Participant shall have no rights as a shareholder with respect to a Performance Share Award until shares of Common Stock (either in certificate or book entry form) shall have been issued to the Participant following the conclusion of the Performance Period, and, subject to Section 16(b), no adjustment shall be made for dividends or distributions or other rights in respect of any share for which the record date is prior to the date on which the Participant shall become the holder of record thereof.

12.    Performance Units. Awards of Performance Units shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem appropriate:

(a) Award Agreement. Awards of Performance Units shall be evidenced by an Award Agreement in such form and containing such terms and conditions as the Committee deems appropriate and which are not inconsistent with the terms of the Plan.

(b) Terms of Performance Units Generally. Each Performance Unit shall entitle the Participant to whom such Performance Unit was granted to receive, upon satisfaction of certain specified performance criteria and subject to such other terms and conditions as the Committee deems appropriate, the amount specified in Section 12(d). Performance Units may be granted alone or in addition to other Awards under the Plan.

(c) Performance Goals. Awards of Performance Units shall provide that, in order for a Participant to be entitled to payment under such Award, the Company, a Subsidiary and/or the Participant must achieve certain specified Performance Goals over a designated Performance Period. The Performance Goals and Performance Period shall be established by the Committee in its sole discretion. The Committee shall establish the Performance Goals for each Performance Period before, or as soon as practicable after, the commencement of the Performance Period. In setting Performance Goals, the Committee may use such measures as (without limitation) net earnings, operating earnings or income, absolute and/or relative return on equity or assets, earnings per share, cash flow, pretax profits, earnings growth, revenue growth, comparison to peer companies, any combination of the foregoing, or such other measure or measures of performance, including individual measures of performance, in such manner as it deems appropriate. Prior to the end of a Performance Period, the Committee may, in its discretion, adjust the performance objectives to reflect a Change in Capitalization (as hereinafter defined) or any other event which may materially affect the performance of the Company, a Subsidiary or a division, including, but not limited to, market conditions or a significant acquisition or disposition of assets or other property by the Company, a Subsidiary or a division. The extent to which a Participant is entitled to payment of a Performance Unit Award at the end of the Performance Period shall be determined by the Committee, in its sole discretion, based on the Committee’s determination of whether the Performance Goals established by the Committee in the granting of such Performance Unit Award have been met.

(d) Payment of Awards. Payment in settlement of a Performance Unit Award shall be made as soon as practicable following the conclusion of the respective Performance Period, or at such other time as the Committee shall determine, in cash. The amount of any such payment shall be determined by multiplying (i) the difference between the Fair Market Value of one share of Common Stock on the relevant date and the price per share specified for the Performance Unit by (ii) the number of Performance Units. Notwithstanding the foregoing, the Committee may limit in any manner the amount payable with respect to any Performance Unit by including such a limit in the Award Agreement at the time the Performance Unit is granted.

(e) Rights as Shareholder. A Participant shall have no rights as a shareholder with respect to an Award of Performance Units.

13.    Special Performance-Based Awards.

(a) General Provisions. Without limiting the generality of the foregoing, and in addition to qualifying awards granted under other provisions of this Plan (i.e., Stock Options or Stock Appreciation Rights granted with an exercise price not less than Fair Market Value at the applicable date of grant for Section 162(m) purposes to Eligible Individuals who are key employees or officers of the Company or any of its Subsidiaries (“Presumptively Qualifying Awards”)), the Committee may authorize and grant to any Eligible Individual who is a key employee or an officer of the Company or any of its Subsidiaries, other cash or stock-related performance-based awards, including “performance-based” awards within the meaning of Section 162(m) of the Code (“Special Performance-Based Awards”), whether in the form of restricted stock, stock appreciation rights, performance stock, performance units, or other rights, whether or not related to stock values or appreciation, and whether payable in cash, Common Stock or a combination thereof. If the Award (other than a Presumptively Qualifying Award) is intended as performance-based compensation under Section 162(m) of the Code, the vesting or payment thereof will depend on the performance of the Company on a consolidated, Subsidiary, segment, division or business unit basis (or any combination of the foregoing) with reference to performance goals relative to one or more of the following business criteria (on an absolute or relative (including, without limitation, relative to the performance of other companies or upon comparisons of any of the indicators of performance relative to other companies) basis) (the “Business Criterion”): net earnings (before or after interest, taxes, depreciation and/or amortization), operating earnings or income (before or after taxes), absolute and/or relative return on equity or assets or on net investment income, cost containment or reduction, earnings per share, cash flow (which means cash and cash equivalents derived from either net cash flow from operations or net cash flow from operations, financing and investing activities), pretax profits, earnings growth, stock price, stock price growth, total stockholder return, gross or net profit margin, operating margin, gross revenue or revenue growth, sales (including same store or comparable sales) or sales growth, or any combination thereof. These terms are used as applied under generally accepted accounting principles or in the Company’s financial reporting. To qualify Awards as performance-based under Section 162(m), the applicable Business Criteria and specific performance goal or goals (“targets”) must be established and approved by the Committee during the first 90 days of the performance period (and, in the case of a performance periods of less than one year, in no event after 25% or more of the performance period has elapsed) and while the performance relating to such targets remains substantially uncertain within the meaning of 162(m) of the Code. To the extent provided by the Committee in the applicable Award Agreement, performance targets and/or performance measurements shall be adjusted to mitigate the unbudgeted impact of material, unusual or nonrecurring gains and losses, accounting changes or other items specified by the Committee at the time of establishing the targets. The applicable performance measurement period may be not less than three months nor more than 10 years.

(b) Maximum Award. Grants or awards under this Section 13 may be paid in cash or stock or any combination thereof. Grants of Stock Options and Stock Appreciation Rights to any one Participant in any one calendar year shall be subject to the limit set forth in Section 6(a) of the Plan. The maximum number of shares of Common Stock which may be subject to Special Performance-Based Awards (including Special Performance-Based Awards payable in shares of Common Stock and Special Performance-Based Awards payable in cash where the amount of cash payable upon or following vesting of the award is determined with reference to the Fair Market Value of a share of Common Stock at such time) that are granted to any one Participant in any one calendar year shall not exceed 1,000,000 shares, either individually or in the aggregate, subject to adjustment as provided in Section 16(b); provided that this limit shall not apply to Stock Options and Stock Appreciation Rights (which are covered by the limit of Section 6(a)). The aggregate amount of compensation to be paid to any one Participant in respect of all Special Performance-Based Awards payable only in cash (excluding cash awards covered by the preceding sentence where the cash payment is determined with reference to the Fair Market Value of a share of Common Stock upon or following the vesting of the award) and paid to that Participant in any one fiscal year of the Company shall not exceed $5,000,000. Awards that are cancelled during the year shall be counted against these limits to the extent permitted by Section 162(m) of the Code.

(c) Committee Certification. Except as otherwise permitted to qualify as performance-based compensation under Section 162(m), before any Special Performance-Based Award under this Section 13 is paid, the Committee must certify that the performance standard, target(s), and the other material terms of the Special Performance-Based Award were in fact satisfied.

(d) Terms and Conditions of Awards. The Committee will have discretion to determine the restrictions or other limitations of the individual Awards under this Section 13, including the authority to reduce Awards, to determine payout schedules and the extent of vesting or to pay no Awards, in its sole discretion, if the Committee preserves such authority at the time of grant by language to this effect in its authorizing resolutions or otherwise. The Committee may provide that in the event a Participant terminates employment or service for any one or more reason, the Participant shall forfeit all rights to any outstanding Award.

(e) Expiration of Grant Authority. As required pursuant to Section 162(m) of the Code and the regulations promulgated thereunder, the Committee’s authority to grant new awards that are intended to qualify as performance-based compensation within the meaning of Section 162(m) of the Code (other than Stock Options and Stock Appreciation Rights) shall terminate upon the first meeting of the Company’s shareholders that occurs in the fifth year following the year in which the Company’s shareholders first approve this Plan.

14.    Termination of Employment.

(a) Death, Disability or Retirement. Except as may otherwise be provided by the Committee in its sole discretion at the time of grant or subsequent thereto, if a Participant’s employment with the Company and its Subsidiaries terminates by reason of death, Disability or Retirement, (i) any Stock Option or Stock Appreciation Right held by the Participant may thereafter be exercised, to the extent it was exercisable on the date of termination, for a period (the “Exercise Period”) of one year from the date of such death, Disability or Retirement or until the expiration of the stated term of the Stock Option or Stock Appreciation Right, whichever period is shorter, and to the extent not exercisable on the date of termination of employment, such Stock Option or Stock Appreciation Right shall be forfeited; provided, however, that if a Participant terminates employment by reason of Retirement and such Participant holds an Incentive Stock Option, the Exercise Period shall not exceed the shorter of three months from the date of Retirement and the remainder of the stated term of such Incentive Stock Option; provided further, however, that if the Participant dies during the Exercise Period, any unexercised Stock Option or Stock Appreciation Right held by such Participant may thereafter be exercised to the extent it was exercisable on the date of Disability or Retirement, by the legal representative of the estate or legatee of the Participant under the will of the Participant, for a period of one year from the date of such death or until the expiration of the stated term of such Stock Option or Stock Appreciation Right, whichever period is shorter (or, in the case of an Incentive Stock Option, for a period equal to the remainder of the Exercise Period), (ii) with respect to a Restricted Stock Award, if such termination is prior to the end of any applicable restriction period, the number of shares of Common Stock subject to such Award which have not become vested as of the date of death, Disability or Retirement shall be forfeited, (iii) with respect to a Restricted Stock Unit Award, if such termination is prior to the end of any applicable conditions to vesting, the number of Restricted Stock Units subject to such Award that have not become vested as of the date of death, Disability or Retirement shall be forfeited and (iv) with respect to a Performance Share Award or a Performance Unit Award, if such termination is prior to the end of any applicable Performance Period, the number of shares of Common Stock subject to such Award which have not been earned or the corresponding Award payment, as the case may be, as of the date of death, Disability or Retirement shall be forfeited. In determining whether to exercise its discretion under the first sentence of this Section 14(a) with respect to an Incentive Stock Option the Committee may consider the provisions of Section 422 of the Code.

(b) Other Terminations. Unless the Committee determines otherwise in its sole discretion at the time of grant or subsequent thereto, if a Participant’s employment with the Company and its Subsidiaries terminates for any reason other than death, Disability or Retirement, (i) any Stock Option or Stock Appreciation Right held by the Participant may thereafter be exercised, to the extent it was exercisable on the date of termination, for a period of sixty (60) days from the date of such termination of employment or until the expiration of the stated term of such Stock Option or Stock Appreciation Right, whichever period is shorter, and to the extent not exercisable on the date of termination of employment, such Stock Option or Stock Appreciation Right shall be forfeited, and (ii) with respect to a Restricted Stock Award, if such termination is prior to the end of any applicable restriction period, the number of shares of Common Stock subject to such Award which have not become vested as of the date of termination shall be forfeited, (iii) with respect to a Restricted Stock Unit Award, if such termination is prior to the end of any applicable conditions to vesting, the number of Restricted Stock Units subject to such Award that have not become vested as of the date of termination shall be forfeited and (iv) with respect to a Performance Share Award or a Performance Unit Award, if such termination is prior to the end of any applicable Performance Period, the number of shares of Common Stock subject to such Award which have not been earned or the corresponding Award payment, as the case may be, as of the date of termination shall be forfeited. In determining whether to exercise its discretion under the first sentence of this Section 14(b) with respect to an Incentive Stock Option, the Committee may consider the provisions of Section 422 of the Code.

(c) Events Not Deemed Terminations of Service; Effect of Change of Subsidiary Status. Unless Company policy or the Committee otherwise provides, the employment relationship shall not be considered terminated in the case of (a) sick leave, (b) military leave, or (c) any other leave of absence authorized by the Company or one of its Subsidiaries or the Committee; provided that unless reemployment upon the expiration of such leave is guaranteed by contract or law, such leave is for a period of not more than 90 days. In the case of any employee of the Company or one of its Subsidiaries on an approved leave of absence, continued vesting of the award while on leave from the employ of the Company or one of its Subsidiaries may be suspended until the employee returns to service, unless the Committee otherwise provides or applicable law otherwise requires. In no event shall an award be exercised after the expiration of the term set forth in the award agreement. For purposes of this Plan and any award, if an entity ceases to be a Subsidiary of the Company a termination of employment or service shall be deemed to have occurred with respect to each Eligible Individual in respect of such Subsidiary who does not continue as an Eligible Individual in respect of another entity within the Company after giving effect to the Subsidiary’s change in status unless that Subsidiary is sold, spun-off or otherwise divested (or its successor or a direct or indirect parent of such Subsidiary or successor) and assumes the Eligible Individual’s award(s) in connection with such transaction.

(d) If the Participant is not an employee of the Company or one of its Subsidiaries and provides other services to the Company or one of its Subsidiaries, the Committee shall be the sole judge for purposes of this Plan (unless a contract or the award otherwise provides) of whether the Participant continues to render services to the Company or one of its Subsidiaries and the date, if any, upon which such services shall be deemed to have terminated. The Committee may also specify additional rules for determining if and when a termination of employment or services has occurred for purposes of this Plan.

15.    Non-transferability. No Award granted under the Plan or any rights or interests therein shall be sold, transferred, assigned, pledged or otherwise encumbered or disposed of except by will or by the laws of descent and distribution or, except (a) in the case of an Incentive Stock Option, pursuant to a “qualified domestic relations order” (“QDRO”) as defined in the Code or Title I of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder, (b) if the Participant has suffered a disability, permitted transfers or exercises on behalf of the participant by his or her legal representative, or (c) by the authorization by the Committee of “cashless exercise” procedures with third parties who provide financing for the purpose of (or who otherwise facilitate) the exercise of awards consistent with applicable laws and the express authorization of the Committee; provided, however, that the Committee may, subject to such terms and conditions as the Committee shall specify, permit the transfer of an Award that is not an Incentive Stock Option to a Participant’s family members or to one or more trusts established in whole or in part for the benefit of one or more of such family members; provided further that the restrictions in this sentence shall not apply to the shares received in connection with an Award after the date that the restrictions on transferability of such shares set forth in the applicable Award Agreement have lapsed. During the lifetime of a Participant, a Stock Option or Stock Appreciation Right shall be exercisable only by, and payments in settlement of Awards shall be payable only to, the Participant or, if applicable, the “alternate payee” under a QDRO or the family member or trust to whom such Stock Option, Stock Appreciation Award or other Award has been transferred in accordance with the previous sentence.

16.    Recapitalization or Reorganization.

(a) The existence of the Plan, the Award Agreements and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Company or the shareholders of the Company to make or authorize any adjustment, recapitalization, reorganization or other change in the Company’s capital structure or its business, any merger or consolidation of the Company, any issue of stock or of options, warrants or rights to purchase stock or of bonds, debentures, preferred or prior preference stocks whose rights are superior to or affect the Common Stock or the rights thereof or which are convertible into or exchangeable for Common Stock, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.

(b) Notwithstanding any provision of the Plan or any Award Agreement, in the event of any change in the outstanding Common Stock by reason of a stock dividend, recapitalization, reorganization, merger, consolidation, conversion, stock split, combination or exchange of shares (a “Change in Capitalization”) (i) such proportionate adjustments as may be necessary (in the form determined by the Committee in its sole discretion) to reflect such change shall be made to prevent dilution or enlargement of the rights of Participants under the Plan with respect to the aggregate number of shares of Common Stock for which Awards in respect thereof may be granted under the Plan (including the specific share limits, maximums and numbers of shares set forth elsewhere in the Plan), the number of shares of Common Stock covered by each outstanding Award, and the exercise or Award prices in respect thereof, the securities, cash or other property deliverable upon exercise or payment of any outstanding Awards, or subject to Section 13, the performance standards applicable to any outstanding Awards and (ii) the Committee may make such other adjustments, consistent with the foregoing, as it deems appropriate in its sole discretion. Notwithstanding the foregoing, in each case, no adjustment shall be made to any Award that would subject the holder of such Award to additional tax under Section 409A of the Code with respect to such Award.

(c) To the extent limited by Section 162(m) of the Code in the case of an Award intended as performance-based compensation thereunder and necessary to assure the deductibility of the compensation payable under the award, the Committee shall have no discretion under this Plan (i) to increase the amount of compensation or the number of shares that would otherwise be due upon the attainment of the applicable performance target or the exercise of the option or SAR, or (ii) to waive the achievement of any applicable performance goal as a condition to receiving a benefit or right under the Award.

17.    Change in Control. Subject to Section 16(c), in the event of a Change in Control and except as the Committee (as constituted immediately prior to such Change in Control) may otherwise determine in its sole discretion, (i) all Stock Options or Stock Appreciation Rights then outstanding shall become fully exercisable as of the date of the Change in Control, whether or not then exercisable, (ii) all restrictions and conditions of all Restricted Stock Awards then outstanding shall lapse as of the date of the Change in Control, (iii) all restrictions and conditions of all Restricted Stock Units then outstanding shall lapse and such Restricted Stock Units shall become payable as of the date of the Change in Control, (iv) each other Award that is granted under this Plan shall become payable to the holder of such Award as of the date of the Change in Control, and (v) in the case of a Change in Control involving a merger of, or consolidation involving, the Company in which the Company is (A) not the surviving corporation (the “Surviving Entity”) or (B) becomes a wholly owned subsidiary of the Surviving Entity or any Parent thereof, each outstanding Stock Option granted under the Plan and not exercised (a “Predecessor Option”) will be converted into an option (a “Substitute Option”) to acquire common stock of the Surviving Entity or its Parent, which Substitute Option will have substantially the same terms and conditions as the Predecessor Option, with appropriate adjustments as to the number and kind of shares and exercise prices.

Notwithstanding the foregoing, an Award shall not be accelerated and/or become payable pursuant to this Section 17 to the extent that such acceleration and/or payment shall cause the holder of such Award to be subjected to additional tax under Section 409A of the Code with respect to such Award. If the vesting of an Award has been accelerated expressly in anticipation of an event or upon shareholder approval of an event and the Committee later determines that the event will not occur, the Committee may rescind the effect of the acceleration as to any then outstanding and unexercised or otherwise unvested Awards.

18.    Amendment of the Plan. The Board or Committee may at any time and from time to time terminate, modify, suspend or amend the Plan in whole or in part, except that no termination, modification, suspension or amendment shall be effective without shareholder approval if such approval is required to comply with Rule 16b-3 under the Exchange Act, Section 162(m), 422 or 424 of the Code, or to comply with any other law, regulation or stock exchange rule or deemed necessary or advisable by the Board. No termination, modification, suspension or amendment of the Plan shall, without the consent of a Participant to whom any Awards shall previously have been granted, adversely affect his or her rights under such Awards. Notwithstanding any provision herein to the contrary, the Board or Committee shall have broad authority to amend the Plan or any Stock Option to take into account changes in applicable tax laws, securities laws, accounting rules and other applicable state and federal laws. In addition, changes contemplated by Section 16(b) of this Plan shall not be deemed to constitute changes or amendments for purposes of this Section 18.

19.    Miscellaneous.

(a) Tax Withholding. No later than the date as of which an amount first becomes includable in the gross income of the Participant for applicable income tax purposes with respect to any award under the Plan, the Participant shall pay to the Company or make arrangements satisfactory to the Committee regarding the payment of any federal, state or local taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, in accordance with rules and procedures established by the Committee, the minimum required withholding obligations may be settled with Common Stock, including Common Stock that is part of the award that gives rise to the withholding requirement, valued in a consistent manner at their fair market value. In no event shall the shares withheld exceed the minimum whole number of shares required for tax withholding under applicable law. The obligation of the Company under the Plan shall be conditioned upon such payment or arrangements and the Company shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Participant.

(b) ISO Notice of Sale. The applicable Award Agreement for an Incentive Stock Option shall provide that if a Participant makes a disposition, within the meaning of Section 424(c) of the Code and the regulations promulgated thereunder, of any share of Common Stock issued to such Participant pursuant to the exercise of an Incentive Stock Option within the two-year period commencing on the day after the date of the grant or within the one-year period commencing on the day after the date of transfer of such share of Common Stock to the Participant pursuant to such exercise, the Participant shall, within ten (10) days of such disposition, notify the Company thereof, by delivery of written notice to the Company at its principal executive office.

(c) Loans. On such terms and conditions as shall be approved by the Committee and subject to compliance with applicable law, the Company may directly or indirectly lend money to a Participant to accomplish the purposes of the Plan, including to assist such Participant to acquire or carry shares of Common Stock acquired upon the exercise of Stock Options granted hereunder, and the Committee may also separately lend money to any Participant to pay taxes with respect to any of the transactions contemplated by the Plan.

(d) No Right to Grants or Employment. No Eligible Individual or Participant shall have any claim or right to receive grants of Awards under the Plan. Nothing in the Plan or in any Award or Award Agreement shall confer upon any employee of the Company or any Subsidiary any right to continued employment with the Company or any Subsidiary, as the case may be, or interfere in any way with the right of the Company or a Subsidiary to terminate the employment of any of its employees at any time, with or without cause.

(e) Unfunded Plan. Awards payable under this Plan shall be payable in shares or from the general assets of the Company, and no special or separate reserve, fund or deposit shall be made to assure payment of such Awards. No Participant, beneficiary or other person shall have any right, title or interest in any fund or in any specific asset (including shares of Common Stock, except as expressly otherwise provided) of the Company by reason of any Award hereunder. Neither the provisions of this Plan (or of any related documents), nor the creation or adoption of this Plan, nor any action taken pursuant to the provisions of this Plan shall create, or be construed to create, a trust of any kind or a fiduciary relationship between the Company and any of its Subsidiaries and any Participant, beneficiary or other person. To the extent that a Participant, beneficiary or other person acquires a right to receive payment pursuant to any Award hereunder, such right shall be no greater than the right of any unsecured general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or payments in lieu thereof with respect to Awards hereunder.

(f) Other Employee Benefit Plans. Payments received by a Participant under any Award made pursuant to the provisions of the Plan shall not be included in, nor have any effect on, the determination of benefits under any other employee benefit plan or similar arrangement provided by the Company.

(g) Securities Law Restrictions. The Committee may require each Eligible Individual purchasing or acquiring shares of Common Stock pursuant to a Stock Option or other Award under the Plan to represent to and agree with the Company in writing that such Eligible Individual is acquiring the shares for investment and not with a view to the distribution thereof. All shares of Common Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, the New York Stock Exchange or any other exchange upon which the Common Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such shares issued in certificate form, or a notation to be made on any such shares issued in book entry form, as applicable, to make appropriate reference to such restrictions. No Award shall be granted or shares of Common Stock shall be issued hereunder unless the Company shall have determined that such grant or issuance is in compliance with, or pursuant to an exemption from, all applicable federal and state securities laws.

(h) Plan Construction.

(1) Compliance with Rule 16b-3. The Plan is intended to comply with Rule 16b-3 under the Exchange Act or its successors under the Exchange Act and the Committee shall interpret and administer the provisions of the Plan or any Award Agreement in a manner consistent therewith. To the extent any provision of the Plan or Award Agreement or any action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee. Moreover, in the event the Plan or an Award Agreement does not include a provision required by Rule 16(b)(3) to be stated therein, such provision (other than one relating to eligibility requirements, or the price and amount of Awards)

shall be deemed automatically to be incorporated by reference into the Plan or such Award Agreement insofar as Participants subject to Section 16 of the Exchange Act are concerned. Notwithstanding anything contained in the Plan or any Award Agreement to the contrary, if the consummation of any transaction under the Plan would result in the possible imposition of liability on a Participant pursuant to Section 16(b) of the Exchange Act, the Committee shall have the right, in its sole discretion, but shall not be obligated, to defer such transaction to the extent necessary to avoid such liability, but in no event for a period in excess of 180 days.

(2) Section 162(m). Awards under Section 13 that are either granted or become vested, exercisable or payable based on attainment of one or more performance goals related to the Business Criteria, as well as Stock Options and Stock Appreciation Rights, that are approved by a committee composed solely of two or more outside directors (as this requirement is applied under Section 162(m) of the Code) shall be deemed to be intended as performance-based compensation within the meaning of Section 162(m) of the Code unless such Committee provides otherwise at the time of grant of the Award. It is the further intent of the Company that (to the extent the Company or awards under this Plan may be or become subject to limitations on deductibility under Section 162(m) of the Code) any such Awards and any other Special Performance-Based Awards under Section 13 that are granted to or held by a person subject to Section 162(m) will qualify as performance-based compensation or otherwise be exempt from deductibility limitations under Section 162(m).

(i) Deductibility Under Code Section 162(m). Awards granted under the Plan to Eligible Individuals which the Committee reasonably believes may be subject to the deduction limitation of Section 162(m) of the Code shall not be exercisable, and payment under the Plan in connection with such an Award shall not be made, unless and until the Committee has determined in its sole discretion that such exercise or payment would no longer be subject to the deduction limitation of Section 162(m) of the Code.

(j) Award Agreement. Each Eligible Individual receiving an Award under the Plan shall enter into an Award Agreement in a form specified by the Committee agreeing to the terms and conditions of the Award and such other matters as the Committee shall, in its sole discretion, determine. In the event of any conflict or inconsistency between the Plan and any such Award Agreement, the Plan shall govern, and the Award Agreement shall be interpreted to minimize or eliminate any such conflict or inconsistency.

(k) Expenses. The costs and expenses of administering the Plan shall be borne by the Company.

(l) Applicable Law. Except as to matters of federal law, the Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to conflicts of law principles.

(m) Effective Date. This amended and restated version of the Plan shall be effective May 20, 2014 (the “Effective Date”), provided that the Plan is approved by the Company’s shareholders within 12 months after that date. Awards granted under the Plan prior to such shareholder approval shall be and are made subject to defeasance by the failure of the shareholders to approve the Plan.

(n) Privileges of Stock Ownership. Except as otherwise expressly authorized by the Committee or this Plan, a Participant shall not be entitled to any privilege of stock ownership as to any shares of Common Stock not actually delivered to and held of record by the Participant. No adjustment will be made for dividends or other rights as a shareholder for which a record date is prior to such date of delivery.

(o) Severability. If a court of competent jurisdiction holds any provision invalid and unenforceable, the remaining provisions of this Plan shall continue in effect.

(p) Captions. Captions and headings are given to the sections and subsections of this Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of this Plan or any provision thereof.

(q) Non-Exclusivity of Plan. Nothing in this Plan shall limit or be deemed to limit the authority of the Board or the Committee to grant awards or authorize any other compensation, with or without reference to the Common Stock, under any other plan or authority.

(r) Clawback Policy. The Awards granted under this Plan are subject to the terms of the Company’s recoupment, clawback or similar policy as it may be in effect from time to time, as well as any similar provisions of applicable law, any of which could in certain circumstances require repayment or forfeiture of awards or any shares of Common Stock or other cash or property received with respect to the Awards (including any value received from a disposition of the shares acquired upon payment of the Awards).

*****

GUESS?, INC.

IMPORTANT ANNUAL MEETING INFORMATION

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Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Eastern Time, on June 26, 2014.

Vote by Internet

- Go to **www.envisionreports.com/ges**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone. There is **NO CHARGE** to you for the call.
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. X

Annual Meeting Proxy Card

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR each of the nominees listed in Proposal 1 and FOR Proposals 2, 3 and 4.

1. Election of Directors:

Nominee	For	Withhold
01 - Kay Isaacson-Leibowitz (term expiring in 2017)	☐	☐
02 - Maurice Marciano (term expiring in 2015)	☐	☐
03 - Alex Yemenidjian (term expiring in 2017)	☐	☐

Proposal	For	Against	Abstain
2. Approval of an amendment and restatement of the Company's 2004 Equity Incentive Plan.	☐	☐	☐
3. Advisory vote to approve executive compensation.	☐	☐	☐
4. Ratification of the appointment of Ernst & Young LLP as the Company's independent auditor for the fiscal year ending January 31, 2015.	☐	☐	☐

In their discretion, the proxy holders are authorized to vote on such other matters that may properly come before this Annual Meeting or any adjournment or postponement thereof. If no direction is made, this proxy will be voted for each of the nominees for director and for Proposals 2, 3 and 4.

B Non-Voting Items

Change of Address — Please print new address below.

Meeting Attendance
Mark box to the right if you plan to attend the Annual Meeting. ☐

C Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below. / /

Signature 1 — Please keep signature within the box.

Signature 2 — Please keep signature within the box.

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▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

GUESS?, INC.

Proxy — Guess?, Inc.

COMMON STOCK

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoint(s) Michael Relich and Jason T. Miller, or each of them acting alone, as proxies with full power of substitution, and hereby authorizes each of them to represent and to vote, as designated on the reverse side hereof, all shares of Common Stock of Guess?, Inc. (the "Company") held of record by the undersigned on May 7, 2014 at the Annual Meeting of Shareholders to be held on June 26, 2014 at 9:00 a.m., local time, or any adjournments or postponements thereof, at the Sofitel Los Angeles at Beverly Hills, 8555 Beverly Boulevard, Los Angeles, CA 90048, and hereby revoke(s) any proxies heretofore given.

UNLESS OTHERWISE SPECIFIED, THIS PROXY WILL BE VOTED FOR THE NOMINEES FOR DIRECTOR, FOR THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY'S 2004 EQUITY INCENTIVE PLAN, FOR THE ADVISORY RESOLUTION APPROVING THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS, FOR THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITOR AND, IN THE DISCRETION OF THE PROXY HOLDERS, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING.

This proxy is revocable and the undersigned may revoke it at any time prior to its exercise. Attendance of the undersigned at the above meeting or any adjourned or postponed session thereof will not be deemed to revoke this proxy unless the undersigned votes said shares in person.

(Continued and to be voted on reverse side.)

QuickLinks

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND ANNUAL MEETING
PROPOSAL NO. 1: ELECTION OF THREE DIRECTORS
PROPOSAL NO. 2: APPROVAL OF AMENDED AND RESTATED GUESS?, INC. 2004 EQUITY INCENTIVE PLAN
PROPOSAL NO. 3: ADVISORY VOTE ON THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS
PROPOSAL NO. 4: RATIFICATION OF APPOINTMENT OF THE INDEPENDENT AUDITOR
RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTANT
REPORT OF THE AUDIT COMMITTEE
DIRECTORS AND EXECUTIVE OFFICERS
CORPORATE GOVERNANCE AND BOARD MATTERS
EXECUTIVE AND DIRECTOR COMPENSATION
    Non-Employee Director Compensation
    Compensation Discussion and Analysis
    Compensation Committee Report on Executive Compensation
    Compensation Committee Interlocks and Insider Participation
    Summary Compensation Table
    Compensation of Named Executive Officers
    Description of Employment Agreements
    Grants of Plan-Based Awards in Fiscal 2014
    Description of Plan-Based Awards
    Outstanding Equity Awards at Fiscal 2014 Year-End
    Option Exercises and Stock Vested in Fiscal 2014
    Non-Qualified Deferred Compensation Plan Table—Fiscal 2014
    Pension Benefits Table—Fiscal 2014
    Potential Payments Upon Termination or Change in Control
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
OTHER MATTERS
Appendix A